     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2000


                                                      REGISTRATION NO. 333-33516
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  DYNACS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8731                            59-2521756
      (STATE OR JURISDICTION          (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
        OF INCORPORATION)             CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                     35111 U.S. HIGHWAY 19 NORTH, SUITE 300
                             PALM HARBOR, FL 34684
                                 (727) 787-1245
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                        DR. RAMENDRA P. SINGH, PRESIDENT
                                  DYNACS INC.
                     35111 U.S. HIGHWAY 19 NORTH, SUITE 300
                             PALM HARBOR, FL 34684
                                 (727) 787-1245
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              GARY A. SCHONWALD, ESQ.                             RUBI FINKELSTEIN, ESQ.
   FRANKFURT, GARBUS, KURNIT, KLEIN & SELZ, P.C.            ORRICK, HERRINGTON & SUTCLIFFE, LLP
                488 MADISON AVENUE                                   666 FIFTH AVENUE
                NEW YORK, NY 10022                                  NEW YORK, NY 10103
                  (212) 980-0120                                      (212) 506-5000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------


                          CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO       OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED               BE REGISTERED      PER UNIT(1)            PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)...........    3,450,000           $11.00            $37,950,000          $10,018.80
----------------------------------------------------------------------------------------------------------------------
Representatives' Warrants(3)..............      300,000           $13.20            $ 3,960,000          $ 1,045.44
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(4)(5)........      300,000              (6)                    (6)                 (6)
----------------------------------------------------------------------------------------------------------------------
Total.....................................           --               --            $41,910,000          $11,064.24(7)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.



(2) Includes a maximum of 450,000 shares that may be purchased by the underwriters to cover over-allotments, if any.



(3) Issued to the Representatives of the underwriters.



(4) Issuable upon the exercise of the Representatives' Warrants.



(5) Pursuant to Rule 416, this Registration Statement also covers an indeterminable number of additional shares of Common Stock issuable as a result of any future anti-dilution adjustments in accordance with the terms of the Representatives' Warrants.



(6) Pursuant to Rule 457(g), no additional registration fee is required for these shares of Common Stock.



(7) $9,200.20 of this Registration Fee was paid by the Registrant upon the Registrant's initial filing of this Registration Statement with the Securities and Exchange Commission on March 29, 2000.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to completion, dated July 17, 2000.



                                3,000,000 SHARES


                                  DYNACS INC.

                                  COMMON STOCK


     Dynacs Inc. is offering 3,000,000 shares of its common stock in an initial public offering. Prior to this offering, there has been no public market for Dynacs' common stock.



     At the request of Dynacs, the underwriters have reserved at the initial public offering price up to 300,000 shares of common stock for sale to employees, customers and other business associates of Dynacs.



     It is anticipated that the public offering price will be between $9.00 and $11.00 per share. The common stock has been approved for listing on the Nasdaq National Market under the symbol DNAC.



     We and eight selling stockholders have granted the underwriters a 45-day option to purchase an additional 450,000 shares of common stock to cover over-allotments, if any. If this option is exercised in full, the total public offering price, underwriting discounts and commissions, and proceeds to us and
the eight selling stockholders from this offering will be $          ,
$          , $          and $          , respectively.


     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF DYNACS.
                           -------------------------


                                                PER SHARE              TOTAL
                                                ---------              -----
Public offering price.....................
Underwriting discounts and commissions....
Proceeds, before expenses, to Dynacs......


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters expect delivery and payment for the shares will be on
             , 2000.
                           -------------------------

H. C. WAINWRIGHT & CO., INC.                         ROTH CAPITAL PARTNERS, INC.

                           -------------------------

                    Prospectus dated                , 2000.

DESCRIPTION OF INSIDE FRONT COVER GRAPHIC:

    The graphic at the top center of the page depicts Dynacs Inc.'s logo, "Dynacs," with the tag line "Digital Studios". Underneath the tag line, appears the following text: "(2.5% of revenues and 84.3% of capital asset investment for the nine-month period ended September 30, 1999)." Below this are 3 black and white and 3 color, single frame images of video material: 2 images (1 black and white, 1 color) from the television series "Bewitched", 2 images (1 black and white, 1 color) from the television series "I Dream of Jeannie" and 2 images (1 black and white, 1 color) from historical film footage depicting Roosevelt, Churchill and Stalin. These images depict examples of the work the company performs in converting black & white video material to color video material. To the upper-left of these images are the words "From Black & White..." and to the lower-right of these images are the words "...to Color" and "Digital Color Re-mastering."

    The graphic at the center-right of the page is an image from the animated short "Monkey Love" which depicts an example of Dynacs' work in providing digital services related to the production and restoration of animated cartoons. To the left of this image are the words "Digital Ink & Paint" and directly below the image are the words "Digital Cartoon Restoration."

    The graphics at the lower-left of the page are two images: the first is a single frame image from a "Gatorade" commercial and the second a single frame image from an episode of the television series "The X-Files." These images depict examples of Dynacs' work providing digital color special effects for television series, commercials and music videos. Next to these images are the words "Digital Color Special Effects for Television Series, Commercials and Music Videos."


    At the lower-right portion of the page is an image of Dynacs Inc.'s logo for its web site www.MarketYourMedia.com. The logo consists of an image of a television directly to the left of the words "marketyourmedia.com." Directly below this logo are the tag line words "Enabling the Digital Film & Video Future." Below this are four black and white images arranged and bordered to appear to be a part of a physical piece of film footage. The four images are the Hindenburg airship burning; a newsreel cameraman with a motion picture camera; two locomotive trains colliding; and a historical image of Roosevelt, Churchill and Stalin. Each image is a still image from film footage contained in the Sherman Grinberg Film Libraries and is representative of the historical, newsworthy and archival footage contained in the library. Below these images are the words "Web-based Digital Media Archive;" "E-cataloguing & On-line Distribution"; and "Owned, Licensed & Third-Party Representation."


DESCRIPTION OF INSIDE BACK COVER GRAPHIC:

    The graphic at the top center of the back inside cover of the prospectus depicts the Dynacs Inc.'s logo, "Dynacs," with the tag line "Information & Applied Technology." Underneath the tag line, appears the following text:
"(97.5% of revenues and 15.7% of capital asset investment for the nine-month period ended September 30, 1999)." Below the logo and tag line are three images: on the left, an artist rendering of the International Space Station; in the center, a photograph of a Space Shuttle launch; and to the right, a photograph of the launch operations center at the NASA Kennedy Space Center. Below the image of the International Space Station are the words "From Design &
Launch....."; "Systems Integration"; "Simulation & Modeling"; "Satellite Systems
& Operations"; and "Spaceflight Hardware and Software." Above the image of the launch operations center are the words "Internet Enablement"; "Information Systems Development"; "Website Database Design & Implementation"; "Information
Systems Sustaining Engineering"; and "..... To Operations."

    In the center-lower left of the page are three images representing Dynacs' on-going efforts in the commercialization of technologies utilized by us in the performance of contracts with NASA and the Department of Defense. To the right of these three images are the words "Application of Aerospace Technologies in the Private Sector." The first image graphically depicts the multi-colored computational fluid dynamic (CFD) solution of the aerodynamic flow field of a wing of an aircraft and a tractor trailer cab. Within this image are the words:
"High Speed Research Program CFD Solution for HSR Ref H Configuration"; and "CFD Analysis of Truck Vehicle Performance." To the left of this image are the words "Aerodynamic Modeling Technologies." Below this is the image of a computer screen entitled "Database Structure Module Hierarchy." This image is representative of the information technology products and services Dynacs provides to its clients. Below this image are the words "Business Systems Re-engineering & Internet Enablement." To the right of this is an image of a computer screen of the Dycolor software application, which is a software application developed and utilized by us to colorize digital film and video material. Below this are the words "Image Processing & Application Development."

    In the lower-right area of the page are the words "Innovation and Technology Growth" and three rectangles ordered left to right from smallest to largest with an upwardly sweeping arrow behind the three rectangles. The three rectangles and arrow depict the growth of technologies and technical competencies within Dynacs. The smallest rectangle is entitled "1985" and contains the following words: "Dynamics"; "Modeling & Simulation"; "3D/2D Visualization"; "Computer Graphics"; "Control Systems"; and "Guidance & Navigation" and has the word "Technology" going down the left side of the rectangle. The center rectangle contains the following words: "Smart Structures"; "Vibration Control"; "Laser Imaging"; "Structural Dynamics"; "Pointing & Shape Control"; "Computa-tional Mechanics"; and "Combined Structure & Control Design" and has the word "Technology" going down the left side of the rectangle. The largest rectangle is entitled "2000" and contains the following words: Information Technologies"; "Computer Science Technologies"; "Internet Infrastructure -- Design & Dev."; "Technical/Business Re-engineering"; "Programming & SW Development"; "Graphic & Information Design"; "Real-time Video & Audio Servers"; "Client-Data Server Technologies"; "Digital Special Effects Technologies"; "Automatic Source Code Generation"; "Autonomous & Intelligent Systems"; "Applied Technologies"; "Project Management Technologies"; "System and Subsystem Engineering"; "Space Propulsion Technologies"; "Combustion Analysis & Flow Fields"; "Operations Software & Systems"; "Hardware Fabrication and Test"; "Computational Fluid Dynamics"; "Commercial Aircraft Technologies"; "Experimental Aerodynamics"; "Digital Media Storage Systems"; and "Medical Diagnostics & Imaging" and has the word "Technology" going down the left side of the rectangle.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................    12
Use of Proceeds.............................................    19
Dividend Policy.............................................    21
Capitalization..............................................    21
Dilution....................................................    23
Selected Consolidated Financial Data........................    24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    25
Business....................................................    39
Management..................................................    59
Principal and Selling Stockholders..........................    66
Certain Transactions........................................    68
Description of Securities...................................    72
Shares Eligible for Future Sale.............................    75
Underwriting................................................    79
Legal Matters...............................................    82
Experts.....................................................    82
Available Information.......................................    82
Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and Dynacs' financial statements and the notes to those statements appearing elsewhere in this prospectus.

     In this prospectus,"Dynacs," the "Company," "we," "us" and "our" refer to Dynacs Inc. and its subsidiaries, and the Securities Act of 1933, as amended, is referred to as the "Securities Act."

     References in this prospectus to backlog include funded and unfunded backlog. Funded backlog consists of the dollar amount of contracts in our information systems and aerospace/satellite systems and operations business that is currently appropriated by the customer and allocated to the contract or otherwise authorized for payment upon completion of a particular portion of the work. Unfunded backlog consists of the full contract award value of these contracts and includes renewals or extensions that have been priced but as to which the customer retains funding discretion. References in this prospectus to the term of any contract include the basic term and the term of any option periods, whether or not the relevant options have been exercised.

                                  OUR BUSINESS

     We develop, apply and provide services utilizing advanced technologies in the areas of information systems and aerospace/satellite systems and operations for U.S. Government agencies and private sector clients. More recently, we have begun providing information technology and digital content development and production services to the media and entertainment industry through our Digital Media and Entertainment Division. Our business strategy is to develop commercial applications for the technologies and know-how developed by us in our information and aerospace businesses to create and grow new businesses with strong profit potential. To date, the most significant commercial application of our proprietary technologies has been our use of these technologies to convert and reformat black-and-white film footage, including full length feature films and television series, and shorter length media, including cartoons, television commercials, music videos and short films and videos, into digital color material. We utilize these technologies to provide digital conversion and reformatting services to others as well as to enhance or modify other content, which was originally created for other purposes, for which we can then obtain a copyright. We believe that the digital distribution of visual media content utilizing internet technologies presents another significant commercial application of our know-how. To further our business strategy, we have:


     - spent over $4.0 million in the twelve-month period ended December 31, 1999 to build the infrastructure to grow our digital media and entertainment business, including the development of specialized software and computer hardware systems used for digital conversion, cataloguing and archiving of digital media content, and to convert full and short length media into digital color material, as well as for upgrading existing facilities, and


     - pursued an acquisition strategy aimed at acquiring media assets to which we can apply our technologies to enhance their earnings potential and create new, copyrighted visual media.


     We believe that we are the only provider of cost-effective processes to convert black-and-white full length films into digital color material. We believe that we are also the leading provider of converting the combined group of full length films and shorter length media, including cartoons, television commercials, music videos and short films and videos, into digital color material. Our past and current clients for these services include, among others, The Walt Disney Company (which generated 0.1% of our revenues for the nine-month period ended September 30, 1998 and 0.0% of our revenues for the six-month period ended March 31, 2000) and Columbia Pictures Television Group, a division of Sony Corporation (which generated 0.6% of our revenues for the nine-month period ended September 30, 1998 and 1.9% of our revenues for the six-month period ended March 31, 2000). We intend to use our information and digital technologies to develop Internet-based distribution and business-to-business and business-to-consumer delivery of both our own and third-party owned digital media products and services through our MarketYourMedia.com web site.


     In 1998, as part of our media and entertainment business expansion, we began to acquire for our own account, directly and through joint projects, media products for colorization, while continuing to provide work-for-hire colorization services. We have entered into a non-binding letter of intent to acquire the Sherman Grinberg Film Libraries, Inc., one of the earliest and largest commercial newsreel film collections in the world. The libraries contain approximately 15.0 million feet of film footage and include, among other footage, the Pathe and Paramount Newsreels, as well as series such as "The Greatest Headlines of the Century." As a result of the acquisition of the Sherman Grinberg Film Libraries, Inc., if completed, Dynacs will acquire a 50.0% interest in, and the perpetual exclusive license to operate, the Pathe film collection consisting of 7.0 million feet of 35mm film dating from 1896 to 1957. We intend to pursue a digital production and distribution strategy utilizing our proprietary technologies, including colorization technologies, and our MarketYourMedia.com website to enhance the earnings potential and value of this asset.


     For the twelve-month period ended December 31, 1999, our gross revenues exceeded $72.9 million, of which $71.3 million, or 97.8%, were attributable to information systems and aerospace/satellite systems and operations contracts and $1.6 million, or 2.2%, were attributable to digital media and entertainment contracts. For the nine months ended September 30, 1999, total revenues were $55.3 million, of which $53.9 million, or 97.5%, were attributable to information systems and aerospace/satellite systems and operations contracts, and $1.4 million, or 2.5%, were attributable to digital media and entertainment contracts. For the six-month period ended March 31, 2000, total revenues were $36.6 million, of which $35.7 million, or 97.5% were attributable to information systems and aerospace/satellite systems and operations contracts, and $0.9 million, or 2.5%, were attributable to digital/media and entertainment contracts.

                             OUR CORE TECHNOLOGIES

     Our Information and Applied Technology Division and Digital Media and Entertainment Division each utilizes one or more of our core technologies. Our core technologies include:

     - 3-D VISUALIZATION AND ANIMATION TECHNOLOGIES, USED TO REPRESENT STILL AND MOVING OBJECTS FOR THE AEROSPACE AND MEDIA INDUSTRIES. For example, under our $173.6 million, five-year contract with NASA's Kennedy Space Center ending September 30, 2002, our services include multimedia development and training, computer graphics and animation, and web site development and implementation services.

     - DIGITAL IMAGE PROCESSING AND IMAGE MANIPULATION TECHNOLOGIES USED TO CREATE AND ENHANCE IMAGES. For example, under our $2.9 million, 63-month contract with the U.S. Air Force Phillips Laboratory ending December 31, 2001, we have developed techniques to improve laser imaging of objects in space.

     - DESIGN, SIMULATION AND MODELING OF THREE-DIMENSIONAL OBJECTS IN MOTION, INCLUDING SATELLITES AND OTHER SPACECRAFT, MOTOR VEHICLES AND SAILBOATS. For example, under our five-year, $3.5 million contract with NASA ending September 30, 2000, we are developing spacecraft computer models for the Johnson Space Center.

     - INTERNET ENABLING AND COMPUTER TECHNOLOGIES USED IN THE MANAGEMENT OF INFORMATION SYSTEMS AND PROCESSES. For example, under our seven-year, $64.6 million subcontract with The Boeing Company ending September 30, 2001, we are integrating information systems for NASA's International Space Station.

     - SATELLITE OPERATING SOFTWARE. For example, under our 54-month, $5.3 million contract with TRW Inc. ending March 31, 2001, we develop software to operate satellite systems.

                            DIGITAL MEDIA AND ENTERTAINMENT


     We developed our digital media and entertainment business based on the same information management, visualization technologies and know-how initially developed by us for the aerospace industry. Through the use of our advanced proprietary technologies and our low cost overseas production facilities, we believe that we are able to provide clients with a realistic and aesthetically pleasing product on a faster production schedule and a more cost-effective basis than other currently available methods. We have also developed technologies for converting visual media into material for high definition television and theatrical projection. To date, we have completed film and television projects for The Walt Disney Company (0.1% of our revenues for the nine-month period ended September 30, 1998 and 0.0% of our revenues for the six-month period ended March 31, 2000) and Columbia Picture Television Group, a division of Sony Corporation (0.6% of our revenues for the nine-month period ended September 30, 1998 and 1.9% of our revenues for the six-month period ended March 31, 2000), and others, and have also created special color effects for commercials, music videos and documentaries.


     We seek to leverage our information management, visualization technologies and know-how initially developed by us for the aerospace industry to complete the development of our web site, "MarketYourMedia.com," and to enable us to establish ourselves as a leader in the visual content industry. Through MarketYourMedia.com, we intend to position Dynacs as a seller and distributor of visual media assets over the Internet. Once our web site is in operation, we plan to use this web site as an on-line media library and marketplace where we and other owners of digitized visual media can sell material to prospective licensees and consumers. We anticipate receiving fees from media owners for scanning, digitizing, colorizing, cataloging and archiving their materials. Prospective licensees will be able to search an on-line catalog of available materials and down-load selected materials for viewing. For third party owners of visual media, we will act as an intermediary and receive fees for properties licensed through the MarketYourMedia.com web-site.

                                    MARKETS

     According to International Data Corporation (IDC), a leading provider of information technology industry analysis and market data, the commercial market for the type of services that we provide in the area of information systems management and development is projected to sustain annual double-digit growth through 2004, with the U.S. remaining the largest regional market for information technology services. We believe that this substantial growth will result from the increasing dependency of businesses and governmental agencies on information technologies and the trend toward outsourcing of these services, which is particularly acute for companies whose information technology personnel lack the requisite skills and abilities to implement new technologies.

     The commercial markets for the type of services that we can provide in the area of aerospace/satellite systems and operations are expected to grow to $81.1 billion worldwide between 2000 and 2009, according to the Teal Group Corporation. The anticipated market demand reflects the dramatic growth projected in the global communications and information industry and the availability of new supporting technologies.

     Currently, the primary focus of our media and entertainment business is the world-wide market for digitally reformatted black-and-white television programming with an initial emphasis on family, children's and documentary programming. This market constitutes only a portion of the commercial markets for all television programming.

                                GROWTH STRATEGY

     We intend to grow our business by:

     - expanding our work in the field of digital media and entertainment by acquiring, colorizing, developing and distributing libraries of black-and-white television series, feature films and stock footage to network and cable television and for broad-band Internet presentation;

     - developing an on-line digital library and marketplace, under the name "MarketYourMedia.com," for the distribution of visual digital and other media content;


     - expanding our work in digital conversion and cataloguing, archiving of visual media content and digital film restoration, animation, and colorization;


     - identifying and pursuing further commercial applications of technologies and know-how which we have developed in our work, which may include joint ventures with or acquisitions of companies in related businesses; and

     - continuing to provide services to U.S. Government agencies on projects with high visibility as a means of developing new technologies and enhancing our reputation.

                                  THE OFFERING


Shares offered by Dynacs...............  3,000,000 shares
Shares to be outstanding after this
  offering.............................  13,347,765 shares
Use of proceeds........................  - Acquisition and development of rights in media assets
                                         - Expand and upgrade U.S. and overseas
                                           facilities and equipment and build new
                                           U.S. and overseas facilities
                                         - Repayment of line of credit
                                         - Hire additional marketing, technical and
                                           production personnel
                                         - Research and development
                                         - Repayment of related party debt
                                         - Marketing
                                         - Loan to related party
                                         - Working capital and general corporate
                                           purposes
                                           See "Use of Proceeds."
NASDAQ National Market symbol..........  DNAC



     The information throughout this prospectus gives effect to a 1,750-to-one stock split of our common stock on August 11, 1999, a 1.12299-to-one stock split on March 28, 2000 and a 1.3-to-one stock split on July 14, 2000.


     Unless otherwise specifically stated, information throughout this prospectus assumes:

     - an initial public offering price of $10.00 per share;


     - no exercise of the underwriters' over-allotment option, the representatives' warrants or other outstanding options and warrants other than the Mezzanine Warrants (as defined below);



     - the automatic conversion, at the effective date of this offering, of the equity interest of certain parties in our subsidiary, Cerulean FXs, Inc., into 912,064 shares of our common stock;


     - the acquisition of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc. in exchange for 1,085,000 shares of our common stock;


     - the issuance of 5,000 shares of our common stock to Film Archive Finance Company, Inc., the parent company of Sherman Grinberg Film Libraries, Inc., in consideration for a covenant not to compete;



     - the issuance of 10,000 shares of our common stock to an executive officer of Film Archive Finance Company, Inc. in consideration for entering into a non-competition agreement with us;



     - that the holders of unsecured promissory notes ("Mezzanine Notes") issued in connection with our November 1999 and January 2000 and February and March 2000 mezzanine financings (collectively, the "Mezzanine Financings") have elected to convert their Mezzanine Notes into an aggregate of 483,334 shares of our common stock;



     - that the warrants ("Mezzanine Warrants") issued in connection with the Mezzanine Financings to the holders of the Mezzanine Notes have been exercised for an aggregate of 635,050 shares of our common stock;

     - that the warrants granted to H.C. Wainwright & Co., Inc., a representative of the underwriters in this offering, in consideration for services rendered as placement agent of the Mezzanine Financings for 62,834 shares of our common stock have been canceled;



     - 255,480 shares of common stock issuable upon the exercise of options at $.02 per share; and


     - no additional issuance of securities under our 1999 Long-Term Incentive Plan.

     We have excluded the following shares in calculating the number of shares of common stock that will be outstanding after the completion of this offering,


     - 470,088 shares of common stock that will be issuable upon the exercise of options we intend to issue upon the consummation of this offering to our employees under our 1999 Long-Term Incentive Plan at an exercise price equal to the initial public offering price of the common stock per share;



     - 255,480 shares of common stock that will be issuable upon the exercise of options we intend to issue upon the consummation of this offering to particular parties under our 1999 Long-Term Incentive Plan at an exercise price equal to the initial public offering price of the common stock per share in connection with our acquisition in August 1999 of Cerulean Colorization L.L.C.;



     - 51,097 shares of common stock that will be issuable upon the exercise of options we intend to issue upon the consummation of this offering to a director-nominee under our 1999 Long-Term Incentive Plan at an exercise price equal to the initial public offering price of the common stock per share in connection with our acquisition of Cerulean Colorization L.L.C., subject to Dynacs meeting specific performance targets;



     - 82,727 shares of common stock issuable to director-nominees and consultants upon the exercise of options we intend to issue pursuant to our 1999 Long-Term Incentive Plan at an exercise price equal to the initial public offering price of the common stock per share;



     - 300,000 shares of common stock that will be issuable upon the exercise of warrants we intend to grant to a representative of the underwriters of this offering in consideration for services rendered; and



     - 450,000 shares of common stock issuable upon the exercise of an option we and the selling stockholders intend to grant to the underwriters upon the consummation of this offering to cover over-allotments, if any, in this offering.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following table presents summary condensed consolidated financial information with respect to Dynacs and has been derived from (1) the audited financial statements of Dynacs for the nine-month period ended September 30, 1999, and for the fiscal years ended December 31, 1998 and 1997, included elsewhere in this prospectus, and (2) the unaudited financial statements of Dynacs for the nine-month period ended September 30, 1998 and the six-month periods ended March 31, 2000 and 1999. You should note that in 1999, we changed our fiscal year from a calendar year to a year ending September 30, with the result that our 1999 fiscal year consists of nine months. The information set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Dynacs consolidated financial statements and the notes thereto, included elsewhere in this prospectus.


                              YEAR ENDED                      NINE MONTHS ENDED
                             DECEMBER 31,                       SEPTEMBER 30,
                       -------------------------   ---------------------------------------
                                                                                PRO FORMA
                          1997          1998          1998          1999         1999(1)
                       -----------   -----------   -----------   -----------   -----------
                                                   (UNAUDITED)                 (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Total Revenues.......  $26,960,839   $60,946,686   $42,791,452   $55,295,085   $57,157,827
Operating Income
  (Loss).............      491,822       277,505       745,801    (2,447,265)  (1,741,859)
Net Income (Loss)....      263,533        41,016       342,107    (1,606,411)  (2,917,177)
Diluted Net Income
  (Loss) per share...         0.03          0.00          0.03         (0.23)       (0.29)
Diluted Weighted
  Average Common and
  Common Equivalent
  Shares.............   10,219,209    10,219,209    10,219,209     6,859,644(2) 10,238,231

                                  SIX MONTHS ENDED
                                      MARCH 31,
                       ---------------------------------------
                                                    PRO FORMA
                          1999          2000         2000(1)
                       -----------   -----------   -----------
                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Total Revenues.......  $35,928,887   $36,611,442   $36,815,654
Operating Income
  (Loss).............     (502,610)       37,274      (372,507)
Net Income (Loss)....     (377,664)     (343,310)     (669,732)
Diluted Net Income
  (Loss) per share...        (0.06)        (0.05)        (0.06)
Diluted Weighted
  Average Common and
  Common Equivalent
  Shares.............    6,804,290     6,961,837    10,497,765



                                                                             MARCH 31, 2000
                                                              ---------------------------------------------
                                                                                               PRO FORMA
                                                                ACTUAL       PRO FORMA(1)    AS ADJUSTED(3)
                                                              -----------    ------------    --------------
                                                              (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Working Capital.............................................  $(3,869,234)   $(2,734,397)     $24,115,603
Total Assets................................................  14,450,153      24,803,660       51,653,660
Long-Term Debt (including current portion)..................   3,866,114         365,114          365,114
Total Stockholders' Equity..................................   1,862,450      15,262,012       42,112,012


-------------------------

(1) Pro forma gives effect to certain pro forma adjustments including (i) the proposed acquisition of Sherman Grinberg Film Libraries, Inc., (ii) the use of certain net proceeds of this offering, (iii) the issuance of common stock to the sellers of Cerulean Colorization, L.L.C., (iv) the exercise of options by the Company's President, and (v) the revaluation of the Mezzanine Notes issued prior to March 31, 2000 upon the consummation of this offering. See the Pro Forma Consolidated Financial Statements and the notes thereto for a description of the pro forma adjustments.



(2) Reflects the voluntary surrendering of 3,576,724 options by Ramendra P. Singh, the President and Chief Executive Officer of Dynacs.


(3) Adjusted to reflect the consummation of the offering and the application of the estimated net proceeds by Dynacs therefrom. See "Use of Proceeds" for a further description of the application of the net proceeds from this offering.

                                  THE COMPANY


     We were organized in the State of Florida in April 1985 and reincorporated in the State of Delaware in February 2000. Our principal executive offices are located at 35111 U.S. Highway 19 North, Suite 300, Palm Harbor, FL 34684, and our telephone number is (727) 787-1245. We maintain World Wide Web sites at www.dynacs.com and at www.MarketYourMedia.com.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below, in addition to the other information included in this prospectus, including the financial statements and notes thereto, before you decide whether to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would be likely to materially suffer and would raise doubt whether we could proceed with our current business plan. In that event, you could lose all or a part of your investment.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Dynacs and our industry. These forward-looking statements involve risks and uncertainties. Dynacs' actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, as more fully described throughout this prospectus.

     It is especially important to keep these risk factors in mind when you read forward-looking statements.

     Generally, the words "anticipates," "believes," "expects," "plans," "estimates," "intends," "may," "will," "should" and "contemplates," and similar expressions identify forward-looking statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other unforeseeable factors. Some, but not all, of the factors that may cause results to materially differ include those discussed in this Risk Factors section.

     You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

        RISKS RELATED TO OUR INFORMATION AND APPLIED TECHNOLOGY DIVISION

SUBSTANTIALLY ALL OUR REVENUES WOULD BE THREATENED IF OUR RELATIONSHIPS WITH U.S. GOVERNMENT AGENCIES WERE HARMED.

     During our 1999, 1998, and 1997 fiscal years, we derived approximately 96.0%, 97.5% and 90.0%, respectively, of our total revenues from contracts with NASA and the U.S. Air Force, either as a prime contractor or subcontractor. We anticipate that contracts with these U.S. Government agencies are likely to continue to account for a significant portion of our revenues in the foreseeable future. Most of our contracts with U.S. Government agencies can be terminated at any time "for convenience of the Government." The unexpected termination or nonrenewal of one or more of our significant contracts could significantly reduce our revenues.

OUR FINANCIAL PERFORMANCE WILL BE ADVERSELY AFFECTED IF WE DO NOT REALIZE MOST OF THE REVENUES INCLUDED IN OUR BACKLOG.


     Although our total contract backlog was approximately $173.2 million as of June 30, 2000, we may not realize all or even a substantial portion of this backlog as revenue. Our funded backlog of $27.1 million (or 15.6% of the total backlog) consists of the dollar amount of contracts in our information systems and aerospace/satellite systems and operations that is currently appropriated by the customer and allocated to the contract or otherwise authorized for payment by the customer upon completion of a particular portion of the work. Our unfunded backlog of $146.1 million (or 84.4% of the backlog) consists of the stated award value of these contracts and includes renewals or extensions that have been priced but as to which the contracting agency retains funding discretion. If any of the following events occur, we may fail to realize a significant portion of the revenues included in our backlog:

     - The U.S. Government's failure to fund all of the years of a multi-year contract;

     - The U.S. Government's failure to exercise its option to extend the term of a contract;

     - The U.S. Government's failure to request any services under contracts pursuant to which we provide services on a per-request basis; and

     - The U.S. Government's decision to decrease the size or scope of a contract or to terminate a contract.

OUR FAILURE TO COMPLY WITH, OR SUCCESSFULLY ADAPT TO CHANGES IN, LAWS AND REGULATIONS AFFECTING U.S. GOVERNMENT CONTRACTING COULD SLOW OUR GROWTH OR REDUCE OUR CHANCES OF BECOMING PROFITABLE.

     As a contractor and subcontractor with U.S. Government agencies, we are subject to various U.S. Government laws and regulations. These regulations affect how our customers and we do business and, in some instances, impose added costs on our businesses. Our failure to comply with, or successfully adapt to changes in, applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. Government, which could slow our growth or reduce our chances of becoming profitable.

AUDITS OF OUR U.S. GOVERNMENT CONTRACTS COULD CAUSE A MATERIAL NEGATIVE ADJUSTMENT TO OUR REVENUES.

     U.S. Government agencies routinely audit government contracts. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed will be recouped by the U.S. Government agency. Any finding of improper billing or other financial irregularity pursuant to an audit of our U.S. Government contracts could result in a negative material adjustment to our revenues and adversely impact our business.

THE LOSS OF OUR STATUS AS A SMALL BUSINESS OR SMALL DISADVANTAGED BUSINESS COULD IMPAIR OUR ABILITY TO OBTAIN U.S. GOVERNMENT CONTRACTS.


     We have derived significant benefits from our status as a small business and a small disadvantaged business, and from our participation in the Section 8(a) Program of the U.S. Small Business Administration when bidding on contracts with the U.S. Government, the primary customer of our Information and Applied Technology Division's services. The U.S. Government allocates a specified percentage of contracts to small businesses and small disadvantaged businesses, and has the right to increase bid prices of bidders which are not small disadvantaged businesses by up to 10.0%. Our participation in the Section 8(a) Program was automatically terminated in October 1998. However, we have retained our status as a small disadvantaged business since October 1998, and may retain it until October 2000. Although we have applied to the U.S. Small Business Administration for continuing certification for an additional three year period, upon the consummation of this offering, we will lose our status as a small disadvantaged business if a majority of our stock is not held by a "disadvantaged" group. If we lose our status as a small disadvantaged business, we will be unable to avail ourselves of the benefits derived from being a small disadvantaged business when bidding on U.S. Government contracts in the future. Our loss of our small disadvantaged business status could impair our ability to obtain U.S. Government contracts which could have a material adverse affect on our Information and Applied Technology Division and overall business. See "Business; Our Divisions -- Competition for U.S. Government Projects;
and -- Section 8(a) Program; Effect of Graduation from Section 8(a) Program on Our Business and Ability to Compete."

WE MAY EXPERIENCE LOSSES FROM OUR TIME-AND-MATERIALS CONTRACTS.

     Under some of our contracts, we are compensated on a cost-reimbursable basis. We deem these to be low-risk contracts. However, a growing percentage of our contracts are time-and-materials contracts which provide for the customer to pay a pre-set specified rate per hour of labor dedicated to the project. These contracts are deemed to be higher-risk contracts since market or other conditions may require us to increase our employees' salaries or other costs without any proportional increases passed through to our customers which could significantly reduce our net profit or cause a loss on these contracts.

                   RISKS RELATED TO OUR OPERATIONS GENERALLY

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED TECHNICAL PERSONNEL.

     Our future success in our growth strategy will depend to a significant extent on our ability to attract, train, motivate and retain highly skilled information and applied technology, software, and other professionals in the United States as well as in India and Indonesia, where our media production and software development facilities are located. The market for these professionals in the United States is highly competitive, and the market in India is becoming more competitive as an increasing number of multi-national corporations are establishing information technology operations there. We meet a substantial portion of our personnel requirements overseas by contracting with agencies which provide us with technical personnel on a contract basis. As a result of these factors, we cannot assure you that we will be able to attract, assimilate and retain new employees or personnel on a contract basis as our business continues to grow. Our failure to attract or retain qualified technical personnel in sufficient numbers could impair our ability to complete existing contracts on a timely basis and/or accept new projects.

LOSS OF ANY OF OUR SENIOR MANAGEMENT OR KEY PERSONNEL COULD HURT OUR BUSINESS BECAUSE OF THEIR TECHNOLOGICAL EXPERTISE.

     Our success is substantially dependent on the ability and technical expertise of our senior management and other key personnel, many of whom would be difficult to replace. Upon the consummation of this offering, we will enter into an employment agreement with each senior management employee, including Ramendra P. Singh, Ravi Venugopal, Harry W. Schubele III, Jayant Ramakrishnan, Javier E. Benavente and Robert Rodriguez, pursuant to which these individuals will be employed as executive officers of Dynacs. We maintain $1.0 million in insurance on the life of Ramendra P. Singh, our President and Chief Executive Officer, and $250,000 in insurance on each of the lives of our Senior Vice Presidents, Javier E. Benavente, Jayant Ramakrishnan, Harry W. Schubele III and Ravi Venugopal and our Chief Financial Officer, Robert Rodriguez. The loss of any member of our management team or other key employee would disrupt our business and may alter our current business strategy. See "Certain Transactions."

BECAUSE OUR DIGITAL PRODUCTION AND SOFTWARE DEVELOPMENT FACILITIES ARE LOCATED IN INDIA AND INDONESIA, WE FACE ADDITIONAL RISKS RELATED TO FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

     A significant element of our business strategy is to continue to leverage our overseas digital production facilities in India and Indonesia. Our business strategy of utilizing the more cost-effective overseas production facilities could be materially adversely affected by changes in wage costs, laws or regulations affecting foreign investments, including reduction in scope or elimination of tax incentives, increased tax rates and currency exchange rates. We are also subject to social instability and all other negative political, economic or diplomatic developments in or affecting India or Indonesia. The loss of our work force in India or Indonesia or the shift of a substantial portion of our workforce from India and Indonesia to the United States or other countries where wages are significantly higher would decrease our chances of becoming profitable and cause us to be less competitive. See "Government Regulation -- India and Indonesia."

OUR LOSS OF OUR U.S. GOVERNMENT CONTRACTS COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP NEW INTELLECTUAL PROPERTY.

     We have developed some of our proprietary technology pursuant to development contracts, including contracts with U.S. Government agencies. Our strategy is to continue to develop a significant portion of our proprietary technology pursuant to customer-funded research and development contracts with the U.S. Government. There can be no assurance that we will be able to continue to obtain this type of contract, or that, if we do, that we will obtain rights to technology sufficient to permit us to develop and market new technologies or prevent third parties from developing or using these technologies.

OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY.

     Our success and ability to compete are substantially dependent on our internally developed technologies, which we seek to protect through a combination of copyrights, trade secret, trademark, and, to some extent, patent laws. However, our efforts to establish and protect our intellectual property rights may be inadequate, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Furthermore, we rely substantially on some technologies that are not proprietary and are therefore available to our competitors. We also rely on proprietary trade secrets and know-how that are not patentable or that we do not patent in order to maintain confidentiality. Although we have taken steps to protect our unpatented trade secrets and know-how, in part through the use of confidentiality agreements with our employees, consultants and other parties and controlled access to proprietary information, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed or discovered by competitors.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE AND INTEGRATE NEWLY ACQUIRED COMPANIES, WHICH COULD INTERRUPT OUR BUSINESS OR HARM OUR OPERATING RESULTS.

     We intend to continue acquiring or entering into relationships with complementary businesses, services or technologies, including black-and-white film libraries. If we acquire other businesses, we could have difficulty in assimilating the acquired services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

OUR GROWTH MAY SLOW OR STOP IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING IF NEEDED.

     Although we believe that the net proceeds from this offering, together with cash flows from operations and available lines of credit, will be sufficient to meet our capital requirements for at least the next 12 months, we may seek additional equity or debt financing to grow our Digital Media and

Entertainment Division and our Information and Applied Technology Division. Our ability to secure additional financing will be subject to a number of factors, including:

     - market conditions;

     - our operating performance; and

     - investor sentiment, particularly for companies with Internet-related business segments.

     If we are unable to secure additional financing, if needed, we may not to be able to grow our business.

         RISKS RELATED TO OUR DIGITAL MEDIA AND ENTERTAINMENT DIVISION

THE DIGITAL MEDIA MARKET IS HIGHLY COMPETITIVE AND OUR COMPETITORS MAY HAVE GREATER RESOURCES THAN US.

     The digital media industry is highly competitive and competition is increasing. Although we believe we currently have no competition in converting full length black-and-white media, including feature films and television series, into digital color material, we believe we have substantial competition in providing these services for short length media, including cartoons, commercials, videos and shorter length films, by companies which are better established and have substantially better research and development staffs than us. If we are unable to compete effectively in obtaining digital colorization work for short length films or if competition grows for full length media, our Digital Media and Entertainment Division may not grow.

IF SUITABLE PRODUCT IS NOT AVAILABLE ON ECONOMICALLY FEASIBLE TERMS, OUR COLORIZATION BUSINESS MAY NOT SUCCEED.

     Our success in digital reformatting is contingent upon finding and acquiring, on economically feasible terms, enough product suitable for colorization. If suitable product for colorization is not available in the future on economically feasible terms, our colorization business will not succeed.

OUR FAILURE TO COMPLETE OUR PROPOSED ACQUISITION OF SHERMAN GRINBERG FILM LIBRARIES, INC. COULD IMPAIR OUR ABILITY TO COMPETE IF RIGHTS TO ITS FILM LIBRARY ARE LATER ACQUIRED AND COMMERCIALIZED BY ONE OR MORE OF OUR COMPETITORS.


     The future success of our Digital Media and Entertainment Division will depend, in part, upon our ability to obtain access to film footage which can be converted into digital content and resold to potential purchasers of content. To date, we have entered into a non-binding letter of intent to acquire all of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc. upon the consummation of this offering. When and if completed, this acquisition will give us access to the Sherman Grinberg Film Libraries, one of the largest commercial newreel film collections in the world, consisting of approximately
15.0 million feet of 35mm film dating from 1896 to 1957. Our ability to complete this acquisition will depend upon specific closing conditions being met by both parties. If we fail to complete this acquisition, we will not have access to the libraries' potentially commercially valuable newsreel film collections which could be purchased by one or more of our competitors.

OUR FAILURE TO COMMERCIALIZE THE FILM FOOTAGE CONTAINED IN THE SHERMAN GRINBERG FILM LIBRARIES MAY IMPAIR OUR ABILITY TO MAXIMIZE OUR FINANCIAL AND STRATEGIC POSITION.


     We have entered into a non-binding letter of intent to acquire the Sherman Grinberg Film Libraries. If we complete this acquisition, our inability to successfully commercialize the film footage contained in the Sherman Grinberg Film Libraries may impair our ability to establish and develop our Digital Media and Entertainment Division by making it more difficult to market our services or to acquire or license additional libraries in the future. Our inability may also cause significant operating inefficiencies and adversely affect our profitability by diverting management's attention away from other projects relating to our Digital Media and Entertainment Division.


WE MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY FUTURE ACQUISITION CANDIDATES, WHICH MAY HARM OUR GROWTH STRATEGY AND OPERATING RESULTS.

     We intend to continue acquiring or entering into relationships with complementary businesses, services or technologies, including black-and-white film libraries. We cannot assure you that we will be able to identify additional acquisition candidates. If we are unable to identify potential acquisition candidates, we may not be able to grow our Digital Media and Entertainment Division.

OUR INABILITY TO SECURE PROPER DISTRIBUTION CHANNELS MAY LIMIT THE GROWTH OF OUR DIGITAL MEDIA AND ENTERTAINMENT DIVISION.

     We have limited experience in the highly competitive industry of film and television product distribution. Our success will depend in great part on our ability to hire qualified personnel to perform distribution services, or in the alternative, to negotiate agreements with established distribution companies. We cannot assure you that we will be successful in developing these distribution channels. If we cannot secure satisfactory distribution channels or hire or retain skilled personnel to assist us with distribution, the growth of our Digital Media and Entertainment Division may be limited.

            RISKS RELATED TO OUR PLANNED INTERNET MEDIA LIBRARY AND
                       MARKETPLACE, "MARKETYOURMEDIA.COM"

THE BUSINESS MODEL FOR OUR MARKETYOURMEDIA.COM BUSINESS IS UNPROVEN AND MAY NOT BE VIABLE.

     The on-line market we hope to create through MarketYourMedia.com is new and unproven. We intend to acquire or obtain the rights to license visual media from third parties and to act as an intermediary for the sale and distribution of rights to visual media held by third parties. We believe that the successful development of our MarketYourMedia.com Internet business also depends on finding enough product for our library and marketplace. If we are unable to obtain quality visual media in sufficient quantity and on acceptable terms, MarketYourMedia.com may not become a financially viable business or otherwise succeed.

THE VIABILITY OF MARKETYOURMEDIA.COM DEPENDS ON THE CONTINUED DEVELOPMENT OF INTERNET BROADBAND CAPACITY.

     The success of MarketYourMedia.com will depend upon continued developments in broadband capacity on the Internet. If we cannot deliver sufficient quantities of media over the Internet to meet demand, or if a large proportion of our customers cannot receive our material online, MarketYourMedia.com may never develop into a viable business.

OUR INABILITY TO CONTINUALLY IMPLEMENT NEW INTERNET TECHNOLOGIES OR RESPOND TO SHIFTING CUSTOMER DEMANDS MAY IMPAIR OUR ABILITY TO GROW MARKETYOURMEDIA.COM.

     The success of our MarketYourMedia.com business will require that we continually develop, enhance and improve the features of our web site. Our success in this business will require us to respond, on a cost-effective and timely basis, to rapid technological advances and emerging industry standards and practices, including advances in technology used to distribute visual media and entertainment over the Internet. To the extent that we are unable to keep up with advances made by competitors or meet shifting customer tastes and demands, MarketYourMedia.com's growth will be limited or substantially impaired.

               RISKS RELATED TO THE OFFERING AND OUR COMMON STOCK


OUR OFFICERS AND DIRECTORS WILL BENEFICIALLY OWN 56.6% OF OUR STOCK UPON COMPLETION OF THIS OFFERING AND MAY CONTROL MATTERS SUBMITTED TO STOCKHOLDERS FOR THEIR APPROVAL.



     Upon the completion of this offering, our officers and directors will beneficially own 56.6% of our outstanding common stock, or 53.8% if the underwriter's over-allotment option is exercised in full. Our management will collectively be able to control decisions on corporate matters, including election of directors, increases in our authorized capital stock, dissolution and merger or sale of assets, and may be able generally to direct our affairs. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of Dynacs and making transactions more difficult or impossible, absent the support of these stockholders, including proxy contests, mergers involving Dynacs, tender offers, open-market purchase programs or other purchases of our common stock that could have a depressive effect on the trading price of our common stock. See "Principal and Selling Stockholders."

                                USE OF PROCEEDS


     We estimate that the net proceeds to Dynacs from the sale of the shares of common stock in this offering will be approximately $26,850,000 (after deducting estimated offering expenses and underwriting discounts and commissions of $3,150,000) or $28,690,000 if the underwriters' over-allotment option is exercised in full, after deducting estimated offering expenses and underwriting discounts and commissions of $3,310,000. We will not receive any proceeds from the shares of common stock to be sold by the selling stockholders if the over-allotment option is exercised.


     We intend to use the net proceeds of this offering (assuming the underwriters do not exercise their over-allotment option) as described in the following table:


                                                              AMOUNT OF        PERCENTAGE OF
                                                             NET PROCEEDS      NET PROCEEDS
                                                             ------------      -------------
Acquisition and development of rights in media assets......  $ 7,800,000(1)        29.1%
Expand and upgrade U.S. and overseas facilities and
  equipment and build new U.S. and overseas facilities.....    5,800,000           21.6%
Repayment of line of credit................................    2,000,000(2)         7.4%
Hire additional marketing, technical and production
  personnel................................................    1,800,000            6.7%
Research and development...................................    1,750,000            6.5%
Repayment of related party debt............................    1,500,000(3)         5.6%
Marketing..................................................      600,000            2.2%
Loan to related party......................................       50,000(4)         0.2%
Working capital and general corporate purposes.............    5,550,000(5)        20.7%
                                                             -----------          ------
                                                             $26,850,000          100.0%
                                                             ===========          ======


-------------------------
(1) Includes expenditures to commercialize the Sherman Grinberg Film Libraries.


(2) We currently have a $4.0 million revolving line of credit with First National Bank of Florida which bears interest at the Banks' prime rate plus 2.0% per annum (11.5% at July 7, 2000) and is secured by all of our assets. As of June 30, 2000, an aggregate principal amount and accrued unpaid interest of $3,246,306 was outstanding under this line of credit. We intend to use $2.0 million of the net proceeds of this offering to repay this indebtedness, and at that time, the same amount will become available to us to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cash Flow -- Cash Flow from Financing Activities."


(3) We intend to use $1.5 million of the net proceeds of this offering to repay the following indebtedness:


        - An aggregate amount of $585,000 outstanding as of June 30, 2000 pursuant to a loan agreement, dated May 10, 1999, between Dynacs and Ramesh Venugopal, the brother of Ravi Venugopal, a Senior Vice President and the Secretary of Dynacs, bearing interest at the rate of 10% per annum with no maturity date.



        - A promissory note, dated October 6, 1997, issued by Dynacs to Venugopal Srinivasan and Ranjini Srinivasan, the brother and sister-in-law of Ravi Venugopal, a Senior Vice President and the Secretary of Dynacs, in the principal amount of $200,000, bearing interest at the rate of 10.5% per annum and maturing on October 6, 2000. The outstanding balance at June 30, 2000 was $25,000.

        - A promissory note, dated February 15, 1999, issued by Dynacs to Venugopal Srinivasan in the principal amount of $110,000, bearing interest at the rate of 12.0% per annum with an extended maturity of August 15, 2000.

        - A promissory note, dated March 30, 1999, issued by Dynacs to Dr. Ramendra Singh, Dynacs' President, Chief Executive Officer and a principal stockholder, in the principal amount of $160,000, bearing interest at the rate of 12.0% per annum with an extended maturity of September 30, 2000.

        - A promissory note, dated February 23, 1999, issued by Dynacs to Ravi Venugopal in the principal amount of $248,000, bearing interest at the rate of 12.0% per annum with an extended maturity of August 23, 2000.

        - A promissory note, dated February 23, 1999, issued by Dynacs to Anil Singh, Dr. Singh's nephew, in the principal amount of $89,000, bearing interest at the rate of 12.0% per annum with an extended maturity of August 23, 2000.

        - A promissory note, dated September 30, 1999, issued by Dynacs to George Benham in the principal amount of $250,000, bearing interest at the rate of 14.5% per annum with an extended maturity of September 30, 2000.

     The proceeds of the foregoing indebtedness were used for working capital purposes. See "Certain Transactions -- Related Party Loans to Dynacs."


(4) We intend to loan $50,000 to Michael Burns, a director-nominee of Dynacs, pursuant to the terms of our acquisition of Cerulean Colorization, L.L.C. in August 1999. See "Certain Transactions -- Acquisition of Cerulean Colorization, L.L.C."



(5) In November 1999 and January 2000 and February and March 2000, we issued Mezzanine Notes for an aggregate principal amount of $2.9 million. The Mezzanine Notes bear interest at the initial rate of 8.0% per annum during the first 120 days of issuance and thereafter at the rate of 15.0% until the Mezzanine Notes are either converted into shares of common stock of Dynacs or repaid, at the election of the holder. Throughout this prospectus, we have assumed that all of the holders of the Mezzanine Notes have elected to convert their Mezzanine Notes into shares of our common stock. However, if in the event that any of the holders of the Mezzanine Notes elect to be repaid instead of converting their Mezzanine Notes, we reserve the right to use up to $1.0 million otherwise allocated to working capital to repay the Mezzanine Notes. If necessary, any additional funds needed to repay the Mezzanine Notes will be used from operating cash flows. Interest on the Mezzanine Notes is being paid quarterly out of operating cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cash Flow -- Cash Flow from Financing Activities."


     A portion of the net proceeds may also be used for possible future strategic alliances and acquisitions. This would reduce the use of the net proceeds for one or more of the uses indicated in the preceding table. We currently do not have any understandings, commitments or agreements concerning these types of transactions.

     We have complete discretion over how to use the net proceeds of this offering. Our use of the net proceeds may vary substantially from that indicated in the preceding table due to unforeseen events or changed business conditions.

     Pending these uses, we intend to invest the net proceeds temporarily in short-term, investment grade, interest-bearing securities or guaranteed obligations of the U.S. Government.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock nor do we expect to do so in the foreseeable future. We currently intend to retain all of our earnings, if any, to finance the expansion of our business and do not expect to declare or pay any cash dividends in the foreseeable future. Future cash dividends, if any, will be paid at the discretion of our board of directors.

                                 CAPITALIZATION

     The following table provides, as of March 31, 2000, the

     (i) pro-forma capitalization of Dynacs reflecting:

        - the acquisition of Sherman Grinberg Film Libraries, Inc. in exchange for 1,085,000 shares of Dynacs common stock valued at $10,850,000. The acquisition will be accounted for under the purchase method of accounting and will result in $3,558,809 of goodwill being recorded;


        - the issuance of 5,000 shares of common stock to Film Archive Finance Company, Inc., the parent company of Sherman Grinberg Film Libraries, Inc. in consideration for a covenant not to compete; and



        - the issuance of 10,000 shares of common stock to an executive officer of Film Archive Finance Company, Inc. in consideration for entering into a non-competition agreement.



        - the issuance of 912,064 shares of common stock to sellers of the equity interests in Cerulean Colorization, L.L.C. upon closing of this offering and a reclassification of the $393,452 minority interest into $9,121 of common stock and $384,331 of additional paid-in-capital; and



        - the $348,000 revaluation of warrants and recording of the $1,653,000 beneficial conversion feature upon the consummation of this offering;



        - the conversion of the Mezzanine Notes into 483,334 shares of common stock resulting in an increase in common stock of $4,833 and a decrease in additional paid-in-capital of $4,833;



        - the exercise of warrants issued in connection with the Mezzanine Notes into 635,050 shares of common stock resulting in an increase in common stock of $6,351 and a decrease in additional paid-in-capital of $6,351; and



        - 255,480 shares of common stock issuable upon the exercise of options at $.02 per share.



     (ii) pro-forma as adjusted to reflect receipt of the net proceeds of $26,850,000 from our sale of common stock in this offering, at an initial public offering price of $10.00 per share, after deducting underwriting discounts and fees and our estimated offering expenses.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.


                                                              MARCH 31, 2000
                                                 -----------------------------------------
                                                                                PRO FORMA
                                                   ACTUAL        PRO FORMA     AS ADJUSTED
                                                 -----------    -----------    -----------
                                                 (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Current portion of long-term debt..............  $ 3,754,174    $   365,114    $   365,114
Long-term debt, less current portion...........      111,940             --             --
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000
     shares authorized; no shares issued and
     outstanding, actual, pro forma and pro
     forma as adjusted.........................           --             --             --
  Common stock; $.01 par value, 25,000,000
     shares authorized; 6,961,837 shares issued
     and outstanding, actual; 10,347,765 shares
     issued and outstanding, pro forma; and
     13,347,765 shares issued and outstanding,
     pro forma as adjusted.....................       69,618        103,478        133,478
  Additional paid-in-capital...................    3,858,136     17,223,838     44,043,838
  Note receivable for common stock.............   (1,125,700)    (1,125,700)    (1,125,700)
  Accumulated other comprehensive income.......         (119)          (119)          (119)
  Retained deficit.............................     (939,485)      (939,485)      (939,485)
                                                 -----------    -----------    -----------
Total stockholders' equity.....................    1,862,450     15,262,012     42,112,012
                                                 -----------    -----------    -----------
Total capitalization...........................  $ 5,728,564    $15,627,126    $42,477,126
                                                 ===========    ===========    ===========

                                    DILUTION


     Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of Dynacs' total tangible assets less its total liabilities, divided by the number of shares of common stock issued and outstanding. At March 31, 2000, Dynacs had a net tangible book value of $(9,205,927) or $(1.32) per share of common stock. After giving effect to the sale of shares of common stock offered by Dynacs, at an assumed initial public offering price of $10.00 per share and after deducting underwriting discounts and fees and estimated offering expenses, Dynacs' net tangible book value as of March 31, 2000, would have been $2,145,073 or $.16 per share. This represents an immediate increase in net tangible book value of $1.48 per share to existing stockholders and an immediate and substantial dilution of $9.84 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed offering price per share of common stock............           $10.00
  Consolidated net tangible book value per share before
     offering...............................................  (1.32)
  Increase in pro forma net tangible book value per share
     attributed to the estimated net proceeds of the
     offering...............................................   1.48
                                                              -----
Pro forma as adjusted net tangible book value per share
  after the offering........................................              .16
                                                                       ------
Dilution of net tangible book value per share of common
  stock to investors in the offering........................           $ 9.84
                                                                       ======



     The following table summarizes as of March 31, 2000, the differences in total consideration paid, or attributable to, and the average price per share of Dynacs common stock paid by, or attributable to, existing securityholders (including shares issuable upon the conversion of 20.0% of the common stock of Cerulean FXs, Inc. into 912,064 shares of Dynacs common stock upon consummation of this offering, the issuance of 1,100,000 shares of Dynacs common stock issuable upon Dynacs' acquisition of Sherman Grinberg Film Libraries, Inc. upon the consummation of this offering (including 5,000 shares of common stock issuable to Film Archive Finance Company, Inc., the parent company of Sherman Grinberg Film Libraries, Inc., and 10,000 shares of common stock issuable to an executive officer of Film Archive Finance Company, Inc., in consideration for entering into a non-compete agreement) the exercise of options to purchase 255,480 shares of common stock by Dynacs' President, 483,334 shares issuable upon the conversion of the Mezzanine Notes and 635,050 shares of common stock issuable upon the exercise of the warrants issued to the holders of the Mezzanine Notes) and new investors after giving effect to the sale of 3,000,000 shares of common stock in this offering.



                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                  ------------------------    ------------------------    PRICE PER
                                    NUMBER      PERCENTAGE      AMOUNT      PERCENTAGE      SHARE
                                  ----------    ----------    ----------    ----------    ---------
Existing Securityholders........  10,347,765       77.5%       9,408,364       23.9%       $  .91
New Investors...................   3,000,000       22.5%      30,000,000       76.1%       $10.00
                                  ----------      -----       ----------      -----
          Total.................  13,347,765      100.0%      39,408,364      100.0%
                                  ==========      =====       ==========      =====



     If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to 10,097,765 shares, or 77.1% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by new investors will increase to 3,200,000 shares, or 24.1% of the total number of shares of common stock to be outstanding after this offering. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data contains certain financial and operating data and is qualified by the more detailed Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. The Balance Sheet Data as of December 31, 1998 and September 30, 1999 and the Statement of Operations Data for the year ended December 31, 1998 and nine-months ended September 30, 1999 were derived from the Consolidated Financial Statements and notes thereto that have been audited by Arthur Andersen LLP, independent certified public accountants, and are included elsewhere in this prospectus. The Balance Sheet Data as of December 31, 1997 and the Statement of Operations Data for the year ended December 31, 1997 have been derived from the Consolidated Financial Statements and notes thereto that have been audited by Hoyman, Dobson & Company, P.A., independent certified public accountants, and are included elsewhere in this prospectus. The Balance Sheet Data as of December 31, 1995 and 1996, September 30, 1998 and March 31, 2000 and Statement of Operations Data for the twelve-month periods ended December 31, 1995 and 1996, nine-month period ended September 30, 1998 and the six-month periods ended March 31, 1999 and 2000 have been derived from the unaudited financial statements of Dynacs which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected financial data shown. The financial data shown should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical results presented herein are not necessarily indicative of future results.

                                                                                              NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                  -----------------------------------------------------   -------------------------
                                     1995          1996          1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
REVENUES
  Information and Applied
    Technology..................  $11,663,375   $17,106,886   $26,068,005   $59,615,270   $42,324,852   $53,896,828
  Media and Entertainment.......           --            --       892,834     1,331,416       466,600     1,398,257
                                  -----------   -----------   -----------   -----------   -----------   -----------
TOTAL REVENUES..................   11,663,375    17,106,886    26,960,839    60,946,686    42,791,452    55,295,085
COST OF REVENUES
  Information and Applied
    Technology..................   10,819,915    15,612,556    22,980,525    56,211,548    39,758,667    51,233,756
  Media and Entertainment.......           --            --     1,007,667     1,817,647     1,018,374     3,063,995
                                  -----------   -----------   -----------   -----------   -----------   -----------
TOTAL COST OF REVENUES..........   10,819,915    15,612,556    23,988,192    58,029,195    40,777,041    54,297,751
                                  -----------   -----------   -----------   -----------   -----------   -----------
Gross Profit....................      843,460     1,494,330     2,972,647     2,917,491     2,014,411       997,334
General and Administrative
  Expenses......................      296,871     1,113,124     2,480,825     2,639,986     1,268,610     3,444,599
                                  -----------   -----------   -----------   -----------   -----------   -----------
Operating Income (Loss).........      546,589       381,206       491,822       277,505       745,801    (2,447,265)
Interest Expense, net...........       30,795        12,159        46,522       204,450       109,415       491,279
Loss on Equity Method
  Investment....................           --            --         3,196        67,039        50,279        27,867
                                  -----------   -----------   -----------   -----------   -----------   -----------
Income (Loss) Before Income Tax
  Benefit (Provision)...........      515,794       369,047       442,104         6,016       586,107    (2,966,411)
Income Tax(Provision) Benefit...     (207,205)     (151,500)     (178,571)       35,000      (244,000)    1,360,000
                                  -----------   -----------   -----------   -----------   -----------   -----------
Net Income (Loss)...............  $   308,589   $   217,547   $   263,533   $    41,016   $   342,107   $(1,606,411)
                                  ===========   ===========   ===========   ===========   ===========   ===========
Diluted Net Income (Loss) per
  share:........................  $      0.05   $      0.02   $      0.03   $      0.00   $      0.03   $     (0.23)
                                  ===========   ===========   ===========   ===========   ===========   ===========
Diluted Weighted Average Common
  and Common Equivalent
  Shares:.......................    6,387,005    10,219,209    10,219,209    10,219,209    10,219,209     6,859,644
                                  ===========   ===========   ===========   ===========   ===========   ===========

                                      SIX MONTHS ENDED
                                          MARCH 31,
                                  -------------------------
                                     1999          2000
                                  -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
REVENUES
  Information and Applied
    Technology..................  $34,489,144   $35,708,540
  Media and Entertainment.......    1,439,743       902,902
                                  -----------   -----------
TOTAL REVENUES..................   35,928,887    36,611,442
COST OF REVENUES
  Information and Applied
    Technology..................   32,803,430    31,798,637
  Media and Entertainment.......    1,677,765     1,722,728
                                  -----------   -----------
TOTAL COST OF REVENUES..........   34,481,195    33,521,365
                                  -----------   -----------
Gross Profit....................    1,447,692     3,090,077
General and Administrative
  Expenses......................    1,950,302     3,052,803
                                  -----------   -----------
Operating Income (Loss).........     (502,610)       37,274
Interest Expense, net...........      223,704       543,361
Loss on Equity Method
  Investment....................       26,049        23,223
                                  -----------   -----------
Income (Loss) Before Income Tax
  Benefit (Provision)...........     (752,363)     (529,310)
Income Tax(Provision) Benefit...      374,699       186,000
                                  -----------   -----------
Net Income (Loss)...............  $  (377,664)  $  (343,310)
                                  ===========   ===========
Diluted Net Income (Loss) per
  share:........................  $     (0.06)  $     (0.05)
                                  ===========   ===========
Diluted Weighted Average Common
  and Common Equivalent
  Shares:.......................    6,804,290     6,961,837
                                  ===========   ===========

                                                   DECEMBER 31,                               SEPTEMBER 30,           MARCH 31,
                               -----------------------------------------------------    --------------------------   -----------
                                  1995          1996          1997          1998           1998           1999          1999
                               -----------   -----------   ----------    -----------    -----------    -----------   -----------
                               (UNAUDITED)   (UNAUDITED)                                (UNAUDITED)                  (UNAUDITED)
BALANCE SHEET DATA:
Working Capital..............  $  231,347    $  318,538    $  206,509    $  (722,137)   $   636,255    $(3,879,271)  $(1,126,818)
Total Assets.................   1,784,105     2,705,313     5,311,299     11,301,057     11,878,913     14,271,505    10,681,568
Long-Term Debt (including
  current portion)...........      32,328         4,852       439,675      1,621,836      1,683,387      3,149,745     1,577,303
Total Stockholders' Equity...     462,380       679,927       943,460      1,048,480      1,626,817      1,300,820       937,459

                                MARCH 31,
                               -----------
                                  2000
                               -----------
                               (UNAUDITED)
BALANCE SHEET DATA:
Working Capital..............  $(3,869,234)
Total Assets.................   14,450,153
Long-Term Debt (including
  current portion)...........    3,866,114
Total Stockholders' Equity...    1,862,450

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and notes to those statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Dynacs' actual results could differ materially from those anticipated by the forward-looking information due to various factors, including, but not limited to, those set forth under the heading "Risk Factors" and elsewhere in this prospectus.

     THE DISCUSSION BELOW OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS BEGINS WITH A DESCRIPTION OF CERTAIN FEATURES OF OUR BUSINESS WHICH AFFECT OUR FINANCIAL CONDITION AND RESULTS. YOU SHOULD NOTE THAT IN 1999 WE CHANGED OUR FISCAL YEAR FROM A CALENDAR YEAR TO A YEAR ENDING SEPTEMBER 30, WITH THE RESULT THAT OUR 1999 FISCAL YEAR IS A NINE-MONTH YEAR. YEAR-TO-YEAR COMPARISONS INCLUDING THE FISCAL YEAR ENDED SEPTEMBER 30, 1999, ACCORDINGLY, MAY NOT BE REPRESENTATIVE OF OUR FINANCIAL CONDITION OR RESULTS.

                                    OVERVIEW

     Dynacs, which began its operations in 1985, is a company which develops, applies and provides services utilizing advanced technologies in the areas of information systems and aerospace/satellite systems and operations for U.S. Government agencies and private sector clients. Commencing in October 1996, Dynacs began to broaden the scope of its growth strategy by developing its media and entertainment business, initially by providing colorization services on a "work-for-hire basis," based upon technologies developed by us for the aerospace industry. "Work-for-hire" contracts involve Dynacs receiving a fee for the services provided, typically at a rate per minute of colorization or "colorized" material. The most significant commercial applications that form the basis of our Digital Media and Entertainment Division to date are our proprietary digital color reformatting and digital altering technologies used to convert black-and-white film footage, including full length feature films and television series, and shorter length media, including cartoons, television commercials, music videos and shorter films and videos, into digital color content. In connection with our shift in our growth strategy in the fiscal year ended December 31, 1996, we began developing our colorization facilities, specifically in Patna, India. In August 1999, we acquired Cerulean Colorization, L.L.C., a company in the business of providing digital color effects for film and videos. In addition, during 1999, we opened an additional colorization facility in Batam, Indonesia and further expanded our Patna, India and U.S. based facilities. We believe that the digital distribution of visual media content utilizing internet technologies presents another significant commercial application of our know-how. To further our business strategy, we have:

     - spent over $4.0 million in the twelve-month period ended December 31, 1999 to build the infrastructure to grow our digital media and entertainment business, including the development of specialized software and computer hardware systems used to convert full and short length media into digital color material and upgrading existing facilities, and

     - pursued an acquisition strategy aimed at acquiring media assets to which we can apply our technologies to enhance their earnings potential and create new, copyrighted visual media.

REVENUE RECOGNITION

     INFORMATION AND APPLIED TECHNOLOGY DIVISION. Most of our revenues are generated by our Information and Applied Technology Division and are derived substantially from contracts with customers in our information systems and aerospace/satellite systems and operations business. Approximately 97.5% of our revenues for the six-month period ended March 31, 2000 were derived from our Information and Applied Technology Division. We typically enter into two types of contracts: cost-reimbursable and time-and-materials. Although fixed price contracts are also awarded by the U.S. Government, we are not party to any of these types of agreements at this time. Cost-reimbursable contracts provide for the reimbursement of costs plus the payment of a fixed fee. Revenues for cost-reimbursable contracts are recognized under the percentage of completion method. We bill for our services under these contracts on a monthly basis, with our covered costs separately billed within two weeks from the date on which we incur these costs. Under time-and-materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and reimbursed for travel and other direct expenses at actual cost and for applied indirect, general and administrative expenses. A growing percentage of our contracts are time-and-materials contracts. Under these contracts, revenues are recognized as service hours are incurred.

     DIGITAL MEDIA AND ENTERTAINMENT DIVISION. Revenues from our media and entertainment division are derived from two contract types, work-for-hire and royalties. Approximately 2.5% of our revenues for the six-month period ended March 31, 2000 were derived from our Digital Media and Entertainment Division. Work-for-hire consists of contracts in which the Company receives a fee based on the number of minutes of digital reformatting services provided, including colorization and special effects. Revenues from work-for-hire contracts are recognized under the percentage of completion method. Contract costs include direct labor and overhead costs specifically related to the production activities. Royalties contracts include the sales of exhibition rights for films included in the Company's film library. Revenue is recognized on these contracts when all of the following conditions have been met:

     - the royalty fee for each film is known;

     - the cost of each film is known or reasonably determinable;

     - collectibility of the full royalty fee is reasonably assured;

     - the film has been accepted by the licensee in accordance with the conditions of the contract; and

     - the film is available for its first showing or telecast.

COST OF PROCUREMENT

     INFORMATION AND APPLIED TECHNOLOGY DIVISION. We obtain technical service contracts with U.S. Government agencies as well as technical service contracts with private sector clients in the aerospace industry, primarily through competitive bidding or procurements. Realization of Information and Applied Technology Division revenues from contracts may range from a few days to up to 18 months, after we incur expenses for preparing our bids. Although the cost of preparing bids for particular contracts vary, the costs of preparing bids for complex contracts can exceed $500,000. We have found, however, that proposals of this magnitude, if successful, generate substantial revenues. We also bid on smaller Information and Applied Technology Division projects involving bidding costs between $5,000 and $50,000. Projects awarded to our Information and Applied Technology Division vary in total contract value from $10,000 to over $100.0 million. For example, when our Engineering Development Contract with the NASA Kennedy Space Center ("EDC Contract") was awarded to

Dynacs in September 1997, it had a contract value of over $164.7 million which was subsequently raised to approximately $173.6 million. Aggregate revenues from this contract since commencement in October 1997 through March 31, 2000 were approximately $58.2 million. The magnitude of some proposal costs and the typical six to twelve-month lag in time (which could be as long as 18 to 24 months in some instances) between the preparation of a bid and recognition of related income, if any, can have a material effect on our financial results. This is especially true when substantial proposal costs are incurred in one fiscal year and revenues stemming from the proposal are recognized in one or more subsequent years. During the fiscal years ended December 31, 1997 to September 30, 1999, we provided technical services under an average of 29 contracts.

     DIGITAL MEDIA AND ENTERTAINMENT DIVISION. Our Digital Media and Entertainment Division generates revenue by providing digital colorization services primarily to owners of television programming under work-for-hire contracts. In 1998, as part of our plan to expand our media and entertainment business, we began entering into arrangements with owners of black-and-white serial television programming. Under these arrangements, we provide colorization work at reduced rates rather than at our customary commercial rates, and, in return, we acquire an ownership interest in the new colorized version which is copyrighted and have the right to receive related licensing fees. The costs of these projects include funding a portion of the acquisition and development costs of the programming, and adding significant digital reformatting capacity at our overseas facilities. The impact of these costs has been particularly significant during the twelve months ended December 31, 1999, with cost of revenue of approximately $4.2 million, when the shift from work-for-hire to royalty-based projects reduced the division's revenues and the higher costs associated with supporting these projects exceeded the revenues of the division. We believe that over time we will receive greater revenues from our ownership interest in the colorized media properties than we have received from colorization services provided on a work-for-hire basis. Furthermore, to date, there has also been a delay of six to twelve-months between the time we complete the work for colorized assets and the time when we begin receiving revenue from licensing fees on television series. As a result, historic costs and revenues may not be indicative of future costs and revenues of this division. In contrast to the lengthy procurement cycle of Information and Applied Technology Division contracts, the procurement cycle for the work-for-hire contracts of the Digital Media and Entertainment Division is typically measured in days or weeks to complete an individual television commercial, and months and possibly a year to complete a television series or a feature-length film.

COSTS AND EXPENSES

     COSTS OF REVENUES. Costs of revenues include direct labor, material, travel and fees payable under subcontracts as well as applied overhead, which consists of allocated employee benefits and general operating costs, (including depreciation and facility costs, when applicable). We record expenses associated with the operations of the Digital Media and Entertainment Division differently, depending upon whether we provide colorization services on a work-for-hire or a royalty basis. Expenses of colorization work performed on a work-for-hire basis are recognized as they are incurred. Expenses of colorizing assets in which we acquire an interest are capitalized and amortized based on the individual film forecast method, which measures the ratio of current year revenues to estimated total revenues.

     GENERAL AND ADMINISTRATIVE EXPENSES. The general and administrative expenses of Dynacs consist of marketing, administrative, legal, professional fees, bid and proposal costs. These costs are expensed as incurred.

     RESEARCH AND DEVELOPMENT. Virtually all the revenues of our Information and Applied Technology Division are generated under contracts providing research and development work for our clients. All costs of this research and development are client-funded and are treated as costs of revenue. Our internal development costs borne directly by us during the fiscal years ended September 30, 1999, December 31, 1998 and December 31, 1997 were $4,941, $10,800 and $14,400, respectively.

     NON-RECURRING COSTS AND EXPENSES. During the six-month period ended March 31, 2000, we incurred approximately $700,000 in legal fees and expenses in conjunction with the arbitration proceedings with Juno Pix and New Lines Productions. During the nine-month period ended September 30, 1999, we incurred approximately $500,000 in legal fees and expenses in conjunction with the arbitration proceedings with Juno Pix and New Lines Productions and $200,000 in legal fees and expenses in connection with the settlement of an employee's claims alleged against Dynacs. See "Legal Proceedings."

                             RESULTS OF OPERATIONS

                        SUMMARY SELECTED FINANCIAL DATA
                     (VALUES AS A PERCENT OF TOTAL REVENUE)


                                                           NINE MONTHS        SIX MONTHS
                                          YEAR ENDED          ENDED             ENDED
                                         DECEMBER 31,     SEPTEMBER 30,       MARCH 31,
                                        --------------    --------------    --------------
                                        1997     1998     1998     1999     1999     2000
                                        -----    -----    -----    -----    -----    -----
STATEMENT OF OPERATIONS DATA:
REVENUES
  Information and Applied
     Technology.......................   96.7%    97.8%    98.9%    97.5%    96.0%    97.5%
  Media and Entertainment.............    3.3      2.2      1.1      2.5      4.0      2.5
                                        -----    -----    -----    -----    -----    -----
TOTAL REVENUES........................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
COST OF REVENUES
  Information and Applied
     Technology.......................   85.2     92.2     92.9     92.7     91.3     86.9
  Media and Entertainment.............    3.7      3.0      2.4      5.5      4.7      4.7
                                        -----    -----    -----    -----    -----    -----
TOTAL COST OF REVENUES................   88.9     95.2     95.3     98.2     96.0     91.6
                                        -----    -----    -----    -----    -----    -----
Gross Profit..........................   11.1      4.8      4.7      1.8      4.0      8.4
General and Administrative Expenses...    9.2      4.3      3.0      6.2      5.4      8.3
                                        -----    -----    -----    -----    -----    -----
Operating Income (Loss)...............    1.9      0.5      1.7     (4.4)    (1.4)     0.1
Interest Expense, net.................    0.2      0.4      0.3      0.9      0.6      1.5
Loss on Equity Method Investment......    0.0      0.1      0.1      0.0      0.1      0.1
                                        -----    -----    -----    -----    -----    -----
Income (Loss) Before Income Tax
  Benefit (Provision).................    1.7      0.0      1.3     (5.3)    (2.1)    (1.5)
Income Tax (Provision) Benefit........   (0.7)     0.1     (0.6)     2.5      1.0      0.1
                                        -----    -----    -----    -----    -----    -----
Net Income (Loss).....................    1.0%     0.1%     0.7%    (2.8)%   (1.1)%   (1.4)%
                                        =====    =====    =====    =====    =====    =====


     From 1997 to 1999, most of our revenue was derived from U.S. Government contracts entered into by our Information and Applied Technology Division. Total revenue for the six-months ended March 31, 2000, the nine-months ended September 30, 1999 and for the fiscal years ended

December 31, 1998 and 1997 were $36.6 million, $55.3 million, $60.9 million and $27.0 million, respectively, of which $35.7 million, or 97.5%, $53.9 million, or 97.5%, $59.6 million, 97.8%, and $26.1 million, or 96.7% respectively, were generated by our Information and Applied Technology Division. For the six-months ended March 31, 2000, the nine-months ended September 30, 1999 and for the fiscal years ended December 31, 1999 and 1997 revenue attributable to our Digital Media and Entertainment Division was $0.9 million, $1.4 million, $1.3 million and $0.9 million, respectively. The increases in our total revenue and changes in our revenue by division from 1997 through the six month period ended March 31, 2000 are illustrated by the following table:

                                                           REVENUE (IN MILLIONS)
                                               ---------------------------------------------
                                                                  NINE MONTHS     SIX MONTHS
                                                 YEAR ENDED          ENDED          ENDED
                                                DECEMBER 31,     SEPTEMBER 30,    MARCH 31,
                                               --------------    -------------    ----------
                                               1997     1998         1999            2000
                                               -----    -----    -------------    ----------
Information and Applied Technology...........  $26.1    $59.6        $53.9          $35.7
Digital Media and
  Entertainment..............................    0.9      1.3          1.4            0.9
                                               -----    -----        -----          -----
Total Revenue:...............................  $27.0    $60.9        $55.3          $36.6
                                               =====    =====        =====          =====

     The significant increases in revenue from our Information and Applied Technology Division from the twelve months ended December 31, 1997 to the twelve months ended December 31, 1998 and from the twelve months ended December 31, 1998 to the twelve months ended December 31, 1999, are attributable to the fact that we commenced working on our three largest U.S. Government contracts at different times. We worked on only the first of the three contracts until October 1997. Thereafter, we commenced working on the second contract and by June 1998, we were working on all three of these U.S. Government contracts.

SIX MONTHS ENDED MARCH 31, 2000 AS COMPARED TO THE SIX MONTHS ENDED MARCH 31,
1999

     REVENUE. Revenue of the Information and Applied Division for the six-month period ended March 31, 2000 was approximately $35.7 million, as compared to $34.5 million for the six-month period ended March 31, 1999, representing an increase of 3.5%. Of this revenue, we recognized $31.6 million from our three largest government contracts and $4.1 million from other information and applied technology contracts in the six-month period ended March 31, 2000 and $29.4 million from our three largest government contracts and $5.1 million from other information and applied technology contracts in the six-month period ended March 31, 1999.

     Revenues attributed to our Digital Media and Entertainment Division were $0.9 million for the six-month period ended March 31, 2000 as compared to $1.4 million for the six-month period ended March 31, 1999, representing a decrease of 35.7%, resulting from the Company's decision to maximize revenues from content ownership rather than through work-for-hire contracts. As such, the six-month period revenues are lower for March 31, 2000 by $0.5 million as compared to March 31, 1999. This reflects the delays due to the creation of more content ownership and the shift of these revenues to later periods.

     COST OF REVENUE. Cost of revenue of the Information and Applied Technology Division for the six-month period ended March 31, 2000 was $31.8 million, as compared to $32.8 million for the six-month period ended March 31, 1999, representing a decrease of 3.0%. For the six-month period ended March 31, 2000, $28.8 million, or 90.6%, in cost of revenue was attributable to our three largest government contracts and the balance of $3.0 million to other information and applied technology contracts. In contrast, $29.9 million, or 91.2% of the cost of revenue for the six-month period ended March 31, 1999 was attributable to those three U.S. Government contracts, while $2.9 million of our cost of revenue was attributable to other information and applied technology contracts. The decrease in cost of revenue for the six-month period ended March 31, 2000 as compared to the six-month period ended March 31, 1999 was primarily due to higher gross profit margins of our other information and applied technology contracts.

     Cost of revenue of the Digital Media and Entertainment Division for the six-month period ended March 31, 2000 was $1.7 million, as compared to $1.7 million for the six-month period ended March 31, 1999, representing no increase in cost. Although the cost for each of 1999 and 2000 reflect enhancements made to our media production software, equipment upgrades and increased production capacity, we were able to lower other direct costs of the Digital Media and Entertainment Division to offset these costs of enhancements.

     GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses were $3.1 million for the six-month period ended March 31, 2000 as compared to $2.0 million for the six-month period ended March 31, 1999. The 57.9% increase in cost was due to continued legal expenses in connection with the litigation against Juno Pix and New Line Productions, which amounted to approximately $0.7 million for the six-month period ended March 31, 2000.

     INTEREST EXPENSE. Net interest expense for the six-month period ended March 31, 2000 was $0.5 million, as compared with interest expense of $0.2 million for the six-month period ended March 31, 1999, representing an increase of 150.0%. This increase in interest expense was due primarily to:

     - our increased use of our bank line of credit resulting in an increase in interest expense of approximately $101,000;

     - increased financing of production costs associated with the acquisition and development of digital media assets resulting in an increase in interest expense of approximately $85,000;

     - increases of approximately $68,000 in interest expense associated with additional capital financing from related party loans; and


     - interest expense relating to a mezzanine financing of approximately $46,000 incurred during the six-month period ended March 31, 2000.



     NET INCOME (LOSS). We had a net loss of $(343,310), or $(.05) per share, calculated on the basis of 6,961,837 shares, for the six-month period ended March 31, 2000, as compared to a net loss of $(377,664), or (.06) per share, calculated on the basis of 6,804,290 shares, for the six-month period ended March 31, 1999. Although our Digital Media and Entertainment Division sustained a larger operating loss, a $0.6 million increase, for the six-month period ended March 31, 2000 as compared to the six-month period ended March 31, 1999, and our general and administrative expenses were higher, an increase of $1.1 million, the increases in costs sustained by our Digital Media and Entertainment Division were more than offset by the higher margins of $2.2 million obtained from our information and applied technology contracts during the period. Additionally, we reflected the arbitration award to Juno Pix and New Line Productions of approximately $370,000 within our general and administrative expenses for the six-month period ended March 31, 2000.


NINE MONTHS ENDED SEPTEMBER 30, 1999 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     REVENUE. Revenue of the Information and Applied Technology Division for the nine-month period ended September 30, 1999 was approximately $53.9 million, as compared to $42.3 million for the nine-month period ended September 30, 1998, representing an increase of 27.4%. Of this revenue, we recognized $47.1 million from our three largest U.S. Government contracts and $6.8 million from other information and applied technology contracts in the fiscal year ended September 30, 1999 and $32.4 million from our three largest U.S. Government contracts and $9.9 million from other information and applied technology contracts in the nine-month period ended September 30, 1998. The increase in revenue of the Information and Applied Technology Division from the nine-month period ended September 30, 1998 to the fiscal year ended September 30, 1999 is attributable, in part, to our recognition of a full nine-months of revenue on our Scientific, Engineering, Technical, Administrative and Related Task II contract with the NASA Glenn Research Center ("SETAR II Contract") in the later period as compared to only four months of revenue during the nine-month period ended September 30, 1998, since work on the SETAR II Contract did not commence until June 1998.

     Revenues attributed to our Digital Media and Entertainment Division were $1.4 million for the fiscal year ended September 30, 1999 as compared to $0.5 million in the nine-month period ended September 30, 1998, representing an increase of 180.0%. This increase in revenue was due, in part, to our recognition of our work-for-hire revenues attributable to colorization work for "The Adventures of Rin Tin Tin."

     COSTS OF REVENUE. Costs of revenue of the Information and Applied Technology Division for the nine-month period ended September 30, 1999 was $51.2 million, as compared to $39.8 million for the nine-month period ended September 30, 1998, representing an increase of 28.6%. For the nine-month period ended September 30, 1999, $43.5 million, or 84.9%, in cost of revenues was attributable to our three largest U.S. Government contracts and the balance of $7.7 million was attributable to other information and applied technology contracts. In contrast, $30.4 million, or 76.4%, of the cost of revenue for the nine-months ended September 30, 1998 was attributable to those three contracts, while $9.4 million, or 23.6%, of our cost of revenue was attributable to other information and applied technology contracts. The increase in costs of revenues from the nine-month period ended September 30, 1998 to the nine-month period ended September 30, 1999 was primarily due to a proportionate increase in information and applied technology revenues over the same period.

     Cost of revenues of the Digital Media and Entertainment Division for the nine-month period ended September 30, 1999 were $3.1 million, as compared to $1.0 million for the nine-month period ended September 30, 1998, representing an increase of 210.0%. This increase in the cost of revenue was attributable, in a large part, to the startup of our Batam, Indonesia facility.

     GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses were $3.4 million for the fiscal year ended September 30, 1999 as compared to $1.3 million for the nine-month period ended September 30, 1998, representing an increase of 161.5%. This increase is due primarily to bid and proposal costs and fees incurred in connection with our litigation against Juno Pix and New Line Productions. Bid and proposal costs totaled $0.5 million for the nine-month period ended September 30, 1999, as compared to $0.4 million during the nine-months ended September 30, 1998, while total legal fees and expenses increased $1.1 million, over the same period. Of this amount, $0.5 million represents legal fees and expenses of the Juno Pix and New Line Productions litigation and $0.2 million represents fees and expenses incurred in connection with the settlement of an employee's claims alleged against us.

     INTEREST EXPENSE. Net interest expense for the nine-month period ended September 30, 1999 was $491,279 as compared to $109,415 for the nine-month period ended September 30, 1998, representing an increase of 349.0%. This increase in interest expense was due primarily to:

     - our increased use of our bank line of credit, which caused interest expense to increase by approximately $76,000;

     - increased financing of production costs associated with the acquisition and development of digital media assets, which caused interest expense to increase approximately $160,000; and

     - financing start-up costs of our work on the SETAR II Contract, which caused interest expense to increase by approximately $145,000.


     NET INCOME (LOSS). We had a net loss of approximately $1,606,411, or $(.23) per share calculated on the basis of 6,859,644 shares, for the nine month period ended September 30, 1999, as compared to net income of $342,107, or $.03 per share (on a fully diluted basis), calculated on the basis of 10,219,209 shares, for the nine-month period ended September 30, 1998. This decrease in net income was due primarily to significant increases in:


     - professional fees and expenses of approximately $1.4 million, including fees and expenses of acquiring Cerulean Colorization, L.L.C. in August 1999;

     - depreciation expenses of approximately $0.6 million on fixed assets related to acquisitions of approximately $3.9 million in capital equipment for our Digital Media and Entertainment Division;

     - bid and proposal costs of $61,028; and

     - interest expense of $286,829.

FISCAL YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1997


     REVENUE. Revenue of the Information and Applied Technology Division for the fiscal year ended December 31, 1998 was approximately $59.6 million, as compared to $26.1 million for the fiscal year ended December 31, 1997, representing an increase of 128.4%. In 1998, we recognized $46.8 million from our three largest U.S. Government contracts and $12.8 million from other information and applied technology contracts as compared to approximately $14.7 million from these U.S. Government contracts in 1997. The increase in total revenue and revenue of the Information and Applied Technology Division from 1997 to 1998 was primarily attributable to two factors: our recognition of a full year of revenue on our Engineering Development Contract with the NASA Kennedy Space Center in 1998, which generated revenue of $22.8 million, as compared to only three months of revenue totaling $3.9 million from this contract in 1997; and commencement of work on the SETAR II contract in June 1998, which produced revenue of $16.4 million.


     The revenue of our Digital Media and Entertainment Division was $1.3 million for the fiscal year ended December 31, 1998, as compared to $0.9 million for the fiscal year ended December 31, 1997, representing an increase of 44.4%. This increase was attributable to increased volume of work-for-hire contracts.


     COSTS OF REVENUE. Costs of revenue of the Information and Applied Technology Division for the fiscal year ended December 31, 1998 was $56.2 million, as compared to $23.0 million for the fiscal year ended December 31, 1997, representing an increase of 144.3%. For the fiscal year ended December 31, 1998, $45.0 million of costs was attributable to our three largest U.S. Government contracts ($7.0 million from the Boeing ISS contract, $22.4 million from the Engineering Development contract with the NASA Kennedy Space Center, and $15.6 million from the SETAR II contract) and $11.2 million to other information and applied technology contracts. In contrast, the costs of revenue for the fiscal year ended December 31, 1997 was $23.0 million, of which $13.1 million was attributable to our three largest U.S. Government contracts ($9.4 million from the Boeing ISS contract, $3.7 million from the Engineering Development contract with the

NASA Kennedy Space Center, and $0.0 from the SETAR II contract) and $9.9 million to other information and applied technology contracts. These increases from 1997 to 1998 in the cost of revenue of our Information and Applied Technology Division were attributable to the commencement of, or increase in the amount of work we provided under our three largest U.S. Government contracts.


     Cost of revenue of the Digital Media and Entertainment Division for the fiscal year ended December 31, 1998 was $1.8 million, as compared to $1.0 million for the fiscal year ended December 31, 1997, representing an increase of 80.0%. This substantial increase in the cost of revenue is attributable to the costs of training new staff to produce colorization work at greater efficiency and approximately $300,000 in depreciation resulting from our investment in upgrading and expanding our digital colorization facilities in Patna, India during the fiscal year ended December 31, 1998 as part of our ongoing effort to build up the infrastructure for this Division.


     GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses were $2.6 million in the fiscal year ended December 31, 1998 as compared to $2.5 million in the fiscal year ended December 31, 1997, representing an increase of 4.0%. This increase is due primarily to an increase in professional fees to $335,000 in the fiscal year ended December 31, 1998 from $189,000 in the fiscal year ended December 31, 1997.


     INTEREST EXPENSE. Interest expense for the fiscal year ended December 31, 1998 was $204,450 as compared to $46,522 for the fiscal year ended December 31, 1997, representing an increase of 339.5%. This increase is due primarily to the costs of financing:

     - approximately $2.0 million of additional investment in our overseas production facilities which caused interest expense to increase by approximately $109,000, and

     - $1.5 million in payroll costs for the SETAR II Contract, whose term commenced in June 1998 which caused interest expense to increase by approximately $48,000.


     NET INCOME. We had net income of $41,016, or $0.00 per share (on a fully diluted basis), calculated on the basis of 10,219,209 shares, for the fiscal year ended December 31, 1998, as compared to net income of $263,533, or $0.03 per share (on a fully diluted basis), calculated on the basis of 10,219,209 shares, for the fiscal year ended December 31, 1997. The decrease in net income from the fiscal year ended December 31, 1997 to the fiscal year ended December 31, 1998 was due primarily to lower billing rates on our Defense and Space Group Purchase Contract with the Boeing Company ("Boeing ISS Contract") and increased operating expenses of our overseas production facilities. We negotiated higher billing rates for the Boeing ISS Contract for the fourth quarter of 1998 and the fiscal year ended September 30, 1999. Additionally, we sustained a loss of $67,039 on our equity investment in Dynacs Properties, Inc., in which we have a 50.0% ownership interest. This company was formed for the acquisition of the building where our corporate headquarters is located. The company was formed and the building was purchased in 1997 and substantial renovations were made in 1998. Due to these renovations, a large portion of the facility was not occupied until 1999 which caused us to incur material losses during this start-up period. The building is now approximately 95.0% occupied, and losses, if any, should be minimized in subsequent periods, should occupancy remain fairly stable. Income tax expense of ($178,571) was recognized for the fiscal year ended December 31, 1997 compared to an income tax benefit of $35,000, for the fiscal year ended December 31, 1998.

QUARTERLY RESULTS OF OPERATIONS

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include:

     - our ability to attract and retain customers and maintain customer satisfaction for our existing and future businesses;

     - our ability to attract new personnel and retain existing personnel;

     - our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

     - our ability to upgrade and develop our systems and infrastructure;

     - new services or products introduced by our competitors;

     - delays in contract start or end dates due to competitors protesting a contract award by the U.S. Government;

     - the timing and uncertainty of sales and contract procurement cycles;

     - the timing and uncertainty of customers accepting delivery of our products;

     - the timing and uncertainty in U.S. Government budget appropriations;

     - the timing and number of legal and customary holidays in a quarter;

     - the timing of normally scheduled plant shutdowns by our customers;

     - the dilutive effect of acquisitions; and

     - general economic conditions and economic conditions specific to our industries.

     As a result, our operating results for any one particular quarter may not be indicative of future operating results.

     The following table sets forth unaudited quarterly consolidated statement of operations data for each of the four calendar quarters in 1998 and 1999 and for the first calendar quarter in 2000. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results. The quarterly data should be read in conjunction with our audited consolidated financial statements for the periods ended December 31, 1998 and nine-months ended September 30, 1999 and the unaudited financial statements for the six months ended March 31, 2000 and the notes to those statements appearing elsewhere in this prospectus.

                                                                THREE MONTHS ENDED
                          ----------------------------------------------------------------------------------------------
                          MARCH 31,     JUNE 30,      SEPT. 30,     DEC. 31,      MARCH 31,     JUNE 30,      SEPT. 30,
                             1998         1998          1998          1998          1999          1999          1999
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Revenues
Information and Applied
 Technology.............  $9,556,910   $12,685,463   $20,082,479   $17,290,418   $17,198,726   $17,435,961   $19,262,141
Media and
 Entertainment..........      55,000       258,500       153,100       864,816       574,927            --       823,330
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Total Revenues..........   9,611,910    12,943,963    20,235,579    18,155,234    17,773,653    17,435,961    20,085,471
Cost of Revenues
 Information and Applied
 Technology.............   9,028,568    11,965,694    18,764,405    16,452,881    16,350,549    16,426,349    18,456,858
 Media and
   Entertainment........     218,588       414,042       385,744       799,273       878,492       848,695     1,336,808
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Total Cost of
 Revenues...............   9,247,156    12,379,736    19,150,149    17,252,154    17,229,041    17,275,044    19,793,666
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross Profit............     364,754       564,227     1,085,430       903,080       544,612       160,917       291,805
 General and
   Administrative
   Expenses.............     342,480       326,677       599,453     1,371,376       578,926     1,314,247     1,551,426
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Income
 (Loss).................      22,274       237,550       485,977      (468,296)      (34,314)   (1,153,330)   (1,259,621)
Interest Expense, net...      22,014        49,715        37,686        95,035       128,669       189,689       172,921
Loss on Equity Method
 Investment.............      16,759        16,761        16,759        16,760         9,289         9,289         9,289
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (Loss) before
 Income Tax Benefit
 (Provision)............     (16,499)      171,074       431,532      (580,091)     (172,272)   (1,352,308)   (1,441,831)
Income Tax (Provision)
 Benefit................       6,863       (71,167)     (179,696)      279,000        95,699       378,980       885,321
                          ----------   -----------   -----------   -----------   -----------   -----------   -----------
Net Income (Loss).......  $   (9,636)  $    99,907   $   251,836   $  (301,091)  $   (76,573)  $  (973,328)  $  (556,510)
                          ==========   ===========   ===========   ===========   ===========   ===========   ===========
Diluted Net Income
 (Loss) per share.......  $    (0.00)  $      0.01   $      0.02   $     (0.05)  $     (0.01)  $     (0.14)  $     (0.08)
                          ==========   ===========   ===========   ===========   ===========   ===========   ===========
Diluted Weighted Average
 Common and Common
 Equivalent shares......   6,387,005    10,219,209    10,219,209     6,387,005     6,719,129     6,910,740     6,961,837
                          ==========   ===========   ===========   ===========   ===========   ===========   ===========

                             THREE MONTHS ENDED
                          -------------------------
                           DEC. 31,      MARCH 31,
                             1999          2000
                          -----------   -----------
Revenues
Information and Applied
 Technology.............  $17,363,517   $18,345,023
Media and
 Entertainment..........      266,742       636,160
                          -----------   -----------
Total Revenues..........   17,630,259    18,981,183
Cost of Revenues
 Information and Applied
 Technology.............   15,120,030    16,678,607
 Media and
   Entertainment........    1,124,644       598,084
                          -----------   -----------
Total Cost of
 Revenues...............   16,244,674    17,276,691
                          -----------   -----------
Gross Profit............    1,385,585     1,704,492
 General and
   Administrative
   Expenses.............    1,442,538     1,610,265
                          -----------   -----------
Operating Income
 (Loss).................      (56,953)       94,227
Interest Expense, net...      188,209       355,152
Loss on Equity Method
 Investment.............       33,518       (10,295)
                          -----------   -----------
Income (Loss) before
 Income Tax Benefit
 (Provision)............     (278,680)     (250,630)
Income Tax (Provision)
 Benefit................       69,000       117,000
                          -----------   -----------
Net Income (Loss).......  $  (209,680)     (133,630)
                          ===========   ===========
Diluted Net Income
 (Loss) per share.......  $     (0.03)  $     (0.02)
                          ===========   ===========
Diluted Weighted Average
 Common and Common
 Equivalent shares......    6,961,837     6,961,837
                          ===========   ===========

                        LIQUIDITY AND CAPITAL RESOURCES

GENERALLY


     We have, historically, financed capital expenditures and working capital requirements with revenues under our contracts and borrowings from related parties and financial institutions. See "Certain Transactions." In January 1999, we received an increase to our revolving credit loan facility from First National Bank of Florida, which allows us to borrow ninety percent of our receivables from engineering services (excluding commercial film colorization receivables), up to a maximum loan of $4.0 million bearing interest at the bank's prime rate plus 2.0% per annum (11.5% as of May 31, 2000). As of June 30, 2000, an aggregate amount of $3,246,306 was outstanding under this credit facility. The line of credit is secured by all of the assets of Dynacs. Dr. Ramendra Singh, our President and Chief Executive Officer, has also provided a personal guaranty with respect to the credit line. The line which matured on March 18, 2000 had been extended to June 18, 2000. On July 7, 2000, we entered into a new $4.0 million revolving credit loan facility with First National Bank of Florida, replacing the existing facility, which allows us to borrow up to eighty percent of our receivables from engineering sources (excluding commercial film colorization receivables) at the bank's prime rate plus 2.0% per year (11.5% as of July 7, 2000) which is payable on demand. Dr. Ramendra P. Singh has personally guaranteed this new credit line. We have an outstanding term loan with First National Bank of Florida in the amount of $89,222 as of June 30, 2000 which matures November 2000. The loan, which was in the original amount of $400,000, is secured by certain assets of Dynacs and is personally guaranteed by Dr. Singh.


     Due to the relatively long procurement cycles of our information and applied technology contracts, we can ordinarily anticipate specific payroll financing needs under an information and applied technology contract and can accordingly arrange an increase in short-term line of credit financing which becomes effective upon the award of that contract to us. The increased short-term financing is secured by the accounts receivable to be generated by that particular contract.

     The development and growth of our Digital Media and Entertainment Division has, since 1997, required expenditures that are highly capital intensive. These expenditures included investments in production facilities, equipment, and the cost of hiring and training personnel. In addition, we have required financing in order to secure rights to media properties which we began acquiring in June 1998. We have employed a combination of income from operations, bank financing, and loans from related parties to finance start-up costs and acquisition expenses for our Digital Media and Entertainment Division since starting this division in the year ended December 31, 1996.


     In order to finance our working capital shortfalls subsequent to September 30, 1999, we issued $2.9 million of Mezzanine Notes, before offering expenses of $320,000, the net proceeds of which were used to fund working capital. This debt is convertible into 483,334 shares of our common stock, assuming all of the debt is converted. In addition, we issued to the purchasers of the Mezzanine Notes warrants to purchase 635,050 shares of common stock at an exercise price equal to 70.0% of the initial public offering price of the common stock per share. The conversion feature of the Mezzanine Notes and the warrants were valued by Dynacs at approximately $1.7 million and approximately $1.2 million, respectively. Upon the consummation of this offering, Dynacs will be required to recognize a charge of approximately $1.7 million to interest expense related to the Mezzanine Notes. After consummation of this offering, if the Mezzanine Notes are converted, any unamortized discount will be netted against the principal amount of the Mezzanine Notes and reclassified as stockholders' equity. Although this prospectus assumes conversion of the Mezzanine Notes, if the Mezzanine Notes are not converted and are repaid, Dynacs will recognize a charge to earnings of up to approximately $1.0 million, less any amount of original issue discount amortized prior to the date of repayment. However, the valuation will have no effect on Dynacs' cash flows. Upon conversion of the Mezzanine Notes, Dynacs' repayment and interest obligations will be eliminated, creating a positive impact on Dynacs' cash flows and a corresponding reduction to interest expense. In consideration for serving as placement agent of the foregoing mezzanine financing, we issued to H.C. Wainwright & Co., Inc., the managing underwriter of this offering, warrants to purchase 62,834 shares of our common stock at an exercise price equal to 70.0% of the initial public offering price of the common stock per share. The warrants issued to H.C. Wainwright & Co., Inc. will be cancelled prior to completion of this offering. See "Description of Company Securities -- Mezzanine Securities" and "Underwriting."


CASH FLOW

     The following is a summary of our cash flows. This summary is not intended to replace the Consolidated Statements of Cash Flows included in the financial statements accompanying this prospectus, but is instead intended to highlight and facilitate understanding of the principal cash flow elements.

     CASH FLOWS FROM OPERATING ACTIVITIES. Cash provided by or (used in) our operations for the six-month period ended March 31, 2000, the nine-month period ended September 30, 1999 and fiscal years ended December 31, 1998 and December 31, 1997 was $(898,438), $331,097, $(832,594) and $12,523, respectively. The change in cash flow for the six-month period ended March 31, 2000 resulted primarily from a pay down of accounts payable and an increase in prepaid expenses. This change in cash flow between 1998 and 1999 resulted primarily from a decrease in unbilled revenues, hence more payments received. The significant change in our cash flow between 1997 and 1998 resulted primarily from the following: the substantial costs of start-up, transition and payroll requirements for the SETAR II Contract beginning in June 1998; continued expansion of digital production facilities for our Digital Media and Entertainment Division in 1998; and the substantial costs of bids on prospective contracts.

     CASH FLOWS USED IN INVESTING ACTIVITIES. For the six-month period ended March 31, 2000, cash flows used in investing activities were approximately $(618,219) for continued expansion of our Digital Media and Entertainment Division. For the nine-month period ended September 30, 1999, cash flows used in investing activities were $(1,556,904). For the fiscal years ended December 31, 1998 and 1997, cash flows used in investing activities were $(2,139,658) and $(933,863), respectively. Expenditures during the fiscal years ended December 31, 1998 and December 31, 1997 were approximately $2,196,925 for continued expansion and upgrading of our overseas digital production facilities, including purchases of digital video production equipment and computer systems, and approximately $500,000 for purchases of computers and other equipment to be used under the SETAR II Contract. We anticipate spending approximately $2.75 million in the fiscal year ended September 30, 2000 in continuing upgrades to our facilities in Batam, Indonesia, Patna, India, and Hollywood, California, as we expand our digital reformatting work handled by our Digital Media and Entertainment Division.

     We also expect to continue funding additional capital expenditures and working capital requirements from the proceeds of this offering, internally generated cash flow, draw-downs on existing credit facilities and through future debt and/or equity offerings.


     CASH FLOWS FROM FINANCING ACTIVITIES. For the six-month period ended March 31, 2000, net cash flows provided by financing activities were $415,927. During the six-month period ended March 31, 2000, we issued Mezzanine Notes of $2.9 million and retired $1.5 million of our long-term debt and $1.2 million under our line of credit through the net proceeds of $2,580,000 from the Mezzanine Notes and through loans from unrelated parties. For the nine-month period ended September 30, 1999, cash flows provided by financing activities were $2,147,103. During the nine-month period ended September 30, 1999, we borrowed an additional $752,571 under our line of credit and a net amount of $1,887,395 through loans from related and unrelated parties. For the fiscal years ended December 31, 1998 and 1997, cash flows provided by financing activities were $2,605,890 and $887,658, respectively. The significant increase from 1997 to 1998 was due primarily to the start-up of facilities in Patna, India and Batam, Indonesia in 1998 for our work in film colorization, the purchase of approximately 225 computers and various other audio and video equipment, in addition to building renovations for a facility occupied in Patna, India.

     We believe that cash flows from operations and proceeds from this offering will be sufficient to meet any cash flow requirements of our operations, requirements for funding of construction and development of capital assets, and requirements for acquisitions of media assets for a period of at least twelve months.

YEAR 2000 COMPLIANCE


     We completed our assessment of internal systems that could be affected by the Year 2000 issue prior to December 31, 1999 and found that our computer systems would properly utilize dates past December 31, 1999. To date, we have not experienced any Year 2000 computer problems. We have initiated communications with our significant suppliers to determine the extent to which we are vulnerable to those parties' failure to solve their own Year 2000 issues. We will develop contingency plans in the event we become aware that one or more of these third parties fails to solve their Year 2000 issues in a way which would affect our operations. If significant numbers of these third parties experience failures in their computer systems or equipment due to Year 2000 non-compliance, it could affect our ability to engage in normal business activities.


     The statement contained in the foregoing Year 2000 readiness disclosure is subject to protection under the Year 2000 Information and Readiness Disclosure Act.

PRINCIPLES OF CURRENCY TRANSLATION

     In the year ended December 31, 1998 substantially all of our revenue was generated in U.S. dollars. In the same year we incurred the majority of our expenses in U.S. dollars and the balance in Indian Rupees or Indonesian Rupiahs. Items required to be included in our financial statements are translated into U.S. dollars using the average monthly exchange rate for revenues and expenses and the period end rate for assets and liabilities. Gains and losses resulting from this translation are reported in our financial statements as accumulated other comprehensive loss, a separate component of stockholders' equity. We expect that a majority of our revenue will continue to be generated in U.S. dollars for the foreseeable future and that a majority of our expenses, including personnel costs as well as capital and operating expenditures, will continue to be denominated in U.S. dollars. In the short term, consequently, we do not anticipate that our results of operations will be significantly affected to the extent that the Rupee and/or Rupiah appreciate or depreciate against the dollar.

EFFECTS OF INFLATION

     The effects of inflation and changing prices have not had a significant impact on our revenues or income from continuing operations during our last three fiscal years. As a developer of applied technologies, the most significant of our costs to date are the salaries and related benefits for our employees and temporary personnel. As with other technology-based service providers, we must anticipate adequate increases in wages and other costs, particularly for our long-term contracts. Historically, our wage costs in India and Indonesia have been significantly lower than prevailing wage costs in the United States for comparably-skilled workers, although wage costs in India and Indonesia are currently increasing at a faster rate than those in the United States. We cannot assure you that we will be able to recover increases in these costs by increasing the prices we charge for our services.

                                    BUSINESS

     We develop, apply and provide services utilizing advanced technologies in the areas of information systems and aerospace/satellite systems and operations for U.S. Government agencies and private sector clients. More recently, we have begun providing information technology and digital content development and production services to the media and entertainment industry. Our business strategy is to develop commercial applications for the technologies and know-how developed by us in our information and aerospace businesses to create and grow new businesses with strong profit potential.

     To date, the most significant commercial applications of our proprietary technologies have been our ability to use these technologies to convert and reformat black-and-white full length film footage and other shorter length media, including cartoons and television commercials, into digital color material. We utilize these technologies to provide digital conversion and reformatting services to others as well as to enhance or modify other content that was originally used for other purposes, for which we can then obtain a copyright. We believe that the digital distribution of visual media content utilizing internet technologies presents another significant commercial application of our know-how. To further our business strategy, we have:

     - spent over $4.0 million in the twelve-month period ended December 31, 1999 to build the infrastructure to grow our digital media and entertainment business, including the development of specialized software and computer hardware systems used to convert full and short length media into digital color material and upgrading existing facilities, and

     - pursued an acquisition strategy aimed at acquiring media assets to which we can apply our technologies to enhance their earnings potential and create new, copyrighted visual media.


     We believe that we are the only provider of cost-effective processes to convert black-and-white full length films into digital color material. We believe that we are also the leading provider of converting the combined group of full length films and shorter length media, including cartoons, television commercials, music videos and short films and videos into digital color material. Our past and current clients for these services include, among others, The Walt Disney Company (which generated 0.1% of our revenue for the nine-month period ended September 30, 1998 and 0.0% of our revenues for the six-month period ended March 31, 2000) and Columbia Pictures Television Group, a division of Sony Corporation (which generated 0.6% of our revenues for the nine-month period ended September 30, 1998 and 1.9% of our revenues for the six-month period ended March 31, 2000). We intend to leverage our information and digital server technologies to develop Internet-based distribution and business-to-business and business-to-consumer delivery of both our own and third-party owned digital media products and services through our MarketYourMedia.com website.



     In 1998, as part of our media and entertainment business expansion, we began to acquire for our own account, directly and through joint projects, media products for colorization, while continuing to provide work-for-hire colorization services. We have entered into a non-binding letter of intent to acquire the Sherman Grinberg Film Libraries, one of the earliest and largest commercial newsreel film collections in the world. The libraries contain approximately 15.0 million feet of film footage and includes, among other footage, the Pathe and Paramount Newsreels, as well as series such as "The Greatest Headlines of the Century." We intend to pursue a digital production and distribution strategy utilizing our proprietary technologies, including colorization technologies, and our MarketYourMedia.com website to enhance the earnings potential and value of this asset.


     For the six-month period ended March 31, 2000, gross revenues exceeded $36.6 million, and our total contract backlog was $189.9 million. Of this amount, $43.5 million represented funded backlog and $146.4 million represented unfunded backlog.

                                 OUR DIVISIONS

     Through the application of our core technologies, our business has evolved into two divisions:

     - Information and Applied Technology Division; and

     - Digital Media and Entertainment Division.

     The business of each division, including the markets for our services and our competitors, is described below.

INFORMATION AND APPLIED TECHNOLOGY DIVISION

     We operate our Information and Applied Technology Division to focus on the functional business needs of information systems management and development and on satellite/aerospace systems and operation.

     INFORMATION SYSTEMS MANAGEMENT AND DEVELOPMENT SERVICES OFFERED. Our work in the area of information systems management and development includes:

     - INTERNET ENABLEMENT. We provide services to update old computerized information systems, such as those which predate the Internet, to enable them to work with the latest Internet technology, in place of installing entirely new software systems which would be at much greater expense.

     - WEB SITE DATABASE DESIGN AND IMPLEMENTATION. We offer interactive web site development services to companies that require database and tool development. We currently offer these services directly to our customers and through a joint-marketing effort with Rimric Corporation, an award-winning web site design firm that focuses on the aesthetic appeal of their clients' web sites.

     - INFORMATION SYSTEM MAINTENANCE/SUSTAINING ENGINEERING. Although companies often maintain and upgrade software applications they have acquired in the marketplace, it is becoming more and more common for companies to use outside consultants to perform this service. We offer these services, which are often referred to as application development, software maintenance and user support. Dynacs has performed application development and computer maintenance services for HMC, Inc., CST, Zen Entertainment, The Netherlands Development Organization and Medical High Technology International. Although we feel this is an emerging market for us, the revenues recognized in prior periods have not been material, falling below 1.0% of our total revenues in any previous period.

     We offer clients substantial cost-savings for the more labor-intensive aspects of our information systems and development services provided to clients by using the resources of our software development facility in Bangalore, India.

     Our clients include U.S. Government agencies and private clients in a broad spectrum of businesses. Additional applications of our information technology services for public and private sector clients include:

     - SYSTEMS INTEGRATION FOR INTERNATIONAL SPACE STATION. We are integrating certain information systems for the International Space Station under multiple contracts with The Boeing Company. The International Space Station program represents the combined efforts of hundreds of contractors and suppliers from 15 different countries. It is the largest international aerospace project ever undertaken. Other contributions by Dynacs under these contracts include:

        -- Integration of communications data used by various participants;

        -- Integration of physical systems, including parts of the International
           Space Station that will be assembled on Earth and in space; and

        -- Work on the International Space Station Software Verification
           Facility for testing flight operations control software.

     - BUSINESS SYSTEMS INTEGRATION AND RE-ENGINEERING FOR SPACE SHUTTLE. Under a three-year contract for the Shuttle Program at the Johnson Space Center, we are undertaking business systems integration and re-engineering to enable NASA to manage data regarding multiple contracts kept on different information systems.

     - BUSINESS CASE SOFTWARE RE-ENGINEERING FOR COMMERCIAL CLIENT. We re-engineered software applications for HMC Inc., a management consulting firm that advises Fortune 1,000 companies on their information systems.

COMMERCIAL MARKETS FOR INFORMATION SYSTEMS MANAGEMENT AND DEVELOPMENT DIVISION

     INDUSTRY OVERVIEW. In the increasingly competitive business environment, companies have become dependent on information technologies to maintain day-to-day operations as a strategic tool to enable them to re-engineer business processes, restructure organizations and react quickly to changes in competitive conditions, regulatory requirements and advances in technology. Information technologies are being utilized throughout the global economy. The information technology services sector in which Dynacs competes is broad and includes computer system outsourcing services; internet and web development services; computer-based, integrated implementations of new and existing business processes; computer software application and packaged software development services; database software development and customization services; and application development services for small devices, including instruments, hand-held computer devices and computers mounted and networked together in consumer appliances.

     Competitors in the information technology sector include large, established firms, mid-sized firms, small businesses and individuals. The largest information technology service providers include IBM Global Services, Electronic Data Systems, Fujitsu, Anderson Consulting and Computer Sciences Corporation. Large packaged software application providers include Microsoft, BMC Software and Compuware. Large database software providers include Oracle, IBM, Informix and Sybase. We believe that industry shifts in the focus from information technology services provided around products to information technology services provided around business processes, coupled with growth in information technology spending by companies with fewer than 100 employees, has created increased market opportunities for smaller information technology service providers, such as Dynacs, who are often perceived as providing innovative information technology solutions and as being more responsive to the system customization needs of smaller businesses.


     As companies and U.S. Government agencies have become increasingly reliant on their information systems, the challenge of managing such systems has also grown. Not only must companies and governments implement new technologies such as hand-held computer devices and advanced interactive databases, they must also maintain and update legacy systems to work with the latest software and hardware. Now that Year 2000 computer issues and the European Union's currency conversion issues are of substantially less concern to business and the U.S. Government, information technology spending is focusing on services that improve, rejuvenate or reinvent processes which define businesses.

     MARKET SIZE. As businesses and governments have become more dependent on information technologies, corporate budgets for consulting, development, integration and outsourcing of information technology services have grown dramatically. According to the GartnerGroup, a leading authority on information technology, total information technology spending worldwide will increase from $2.2 trillion in 1999 to $3.3 trillion in 2002. International Data Corporation
(IDC), a leading provider of information technology industry analysis and market data, projects that the worldwide information technology services market will sustain annual double-digit growth through 2004, forecasting that spending will increase from $349.0 billion in 1999 to over $584.5 billion in 2004, with the United States remaining the largest regional market for information technology services.


     Growth in internet commerce, which Dynacs believes will increase the market opportunities for its information technology services, is accelerating and, according to IDC, will exceed $1.6 trillion worldwide by 2003. The need to outsource is particularly acute for companies whose information technology personnel lack the requisite skills and abilities in project and technical management to implement new technologies. Outsourcing is also growing among U.S. Government agencies operating under reductions of staffing budgets. As a result, these companies and U.S. Government agencies seek third-party service providers to implement new technologies and upgrade old computerized information systems to enable them to work with the most recent information technologies.


     The markets for our technologies and services in the areas of information systems management and development include agencies of the U.S. Government, primarily NASA. According to the GartnerGroup, a leading authority on information technology, spending for U.S. e-government hardware, software and internal and external services is projected to grow from $1.5 billion in 2000 to $6.2 billion in 2005. U.S. Government agencies are currently outsourcing a substantial portion of this type of work and are expected to continue to do so. In addition, we are currently providing information technologies and services to NASA and the U.S. Air Force under a number of multi-year contracts. See "Satellite and Aerospace Systems and Operations Division" and "Government Markets for Satellite/Aerospace Systems and Operations -- Major Client."

COMPETITION IN COMMERCIAL MARKETS

     The market for information technology services is highly competitive. Our competitors include companies that specialize in providing services in the area of information technologies, large international accounting firms and their consulting affiliates, systems consulting and integration firms, temporary employment agencies, other technology companies and in-house client MIS departments. Our competitors include international firms as well as national, regional and local firms located in the United States, Europe, Asia and South America.

     We expect that future competition will increasingly include firms with operations in other countries, potentially including countries with lower personnel costs than those prevailing in India. Part of our current competitive advantage is a cost advantage relative to other service providers in the United States and Western Europe.

SATELLITE AND AEROSPACE SYSTEMS AND OPERATIONS


     We have undertaken sophisticated research and development, analysis and testing for numerous private and public sector clients in the U.S. and European satellite and aerospace industries. Although we began as an engineering firm with expertise focused in the area of computer modeling of structures to better understand their motion and methods of regulating their motion, we have greatly expanded the scope of our technical expertise. We are now involved in many high-profile U.S. space programs and cutting-edge research projects. We also develop technologies and applications in the areas of satellite systems and operations from launch through orbit and landing. In this field, we also develop information systems and training software and procedures for the systems we provide.

     SERVICES PROVIDED. Representative applications of our technologies in this area for public and private sector clients are:

     - Development of hardware and software to upgrade rocket launch systems at the Kennedy Space Center under our EDC Contract (which generated $12,914,566, or 35.3%, of our revenues for the six-month period ended March 31, 2000 and $19,340,348, or 35.0%, of our revenues for the nine-month period ended September 30, 1999);

     - Development of information systems for operation of satellites launched under NASA's Mission to Planet Earth under a subcontract with TRW Inc. (which generated $533,161, or 1.5%, of our revenues for the six-month period ended March 31, 2000 and $888,523, or 1.6%, of our revenues for the nine-month period ended September 30, 1999);

     - Development and application of simulation software allowing parallel processing, independent use of systems to perform different functions simultaneously, for NASA's Johnson Space Center (which generated $355,770, or 1.0%, of our revenues for the six-month period ended March 31, 2000 and $589,157, or 1.1%, of our revenues for the nine-month period ended September 30, 1999); and

     - Enhancement of satellite operating software for Hughes Space and Communications Group, a division of General Motors (which generated $199,669, or 0.5%, of our revenues for the six-month period ended March 31, 2000 and $155,929, or 0.3%, of our revenues for the nine-month period ended September 30, 1999).

MARKETS FOR SATELLITE/AEROSPACE SYSTEMS AND OPERATIONS

     The markets for Dynacs' satellite and aerospace systems and operations are the global information and communications industry, the orbital systems and exploration market, for which U.S. and European governments are the primary customers, and to a much smaller extent, U.S. Government defense agencies, of which only the Air Force is a current Dynacs customer. The worldwide commercial markets for the type of services we provide in the area of aerospace/satellite systems and operations is expected to grow to $81.1 billion in 2009 according to the Teal Group Corporation. This figure includes the $56.1 billion estimated value of the 899 new satellites expected to be launched and $25.0 billion in estimated value of related launch services. The anticipated growth reflects the dramatic growth projected in the global communications and information industry and the availability of new supporting technologies.

GOVERNMENT MARKETS FOR SATELLITE/AEROSPACE SYSTEMS AND OPERATIONS

     MAJOR CLIENT. The bulk of the services provided to date by our information systems management and development and satellite/aerospace systems and operations divisions have been provided to U.S. Government agencies. Revenues from services we provided as a contractor or subcontractor to U.S. Government agencies, primarily through our information technology and satellite/aerospace businesses, represented the following portions of our total revenue: 97.5% for the six-month period ended March 31, 2000, or $35.7 million, 97.5% for the nine-month period ended September 30, 1999, or $53.9 million, 97.8% for the year ended December 31, 1998, or $59.6 million; and 96.7% for the year ended December 31, 1997, or $26.1 million. Accordingly, a substantial portion of our revenues are subject to inherent risks, including uncertainty of economic conditions, changes in government policies and requirements that may reflect rapidly changing military and political developments and the availability of funds.

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     During the nine months ending September 30, 1999, our three largest contracts represented the following portions of our total revenue: 40.3%, for the SETAR II Contract; 34.9%, for the EDC Contract; and 10.0%, for the Boeing ISS Contract. For the six months ending March 31, 2000, our three largest contracts represented the following portions of our total revenue: 38.7%, for the SETAR II Contract; 35.3%, for the EDC Contract; and 12.2%, for the Boeing ISS Contract.

     NASA is our direct customer on the SETAR II Contract and EDC Contract and is indirectly our customer under the Boeing ISS contract; hence, NASA effectively is our customer under our three largest contracts. For the nine months ending September 30, 1999, our three largest contracts represented a total of 85.2%, or $47.1 million, of our revenues. For the six months ending March 31, 2000, our three largest contracts represented 86.2%, or $31.6 million, of our revenues.

     The industry is also characterized by difficulty in forecasting costs and schedules when bidding on developmental and highly sophisticated technical work. Particular risks inherent in the current U.S. Government contracting environment for information technology and aerospace services are discussed in the sections of this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     U.S. GOVERNMENT CONTRACTS. There are three types of U.S. Government contracts under which we may serve as a prime contractor or subcontractor:

     - cost reimbursable contracts;

     - time-and-materials contracts; and

     - fixed price contracts.

     We currently have cost reimbursable contracts and time-and-materials contracts.

     Our cost reimbursable contracts include both cost plus fixed fee contracts and cost plus award fee contracts.

     Under cost plus fixed fee contracts, we receive a fee which is fixed by the contract and reimbursement of costs to the extent allowed under Federal Acquisition Regulations. Under cost plus award fee contracts, we are reimbursed for costs on the same basis and receive a fee which varies, depending upon cost, quality, delivery and the agency's subjective evaluation of the work. Under time-and-materials contracts, we receive a fixed amount by labor category for services performed and are reimbursed for the cost of materials we purchase to perform the contract. Under fixed price contracts, contractors for the U.S. Government receive a fixed amount regardless of the costs incurred by the contractor. Our costs and fees under U.S. Government contracts are subject to adjustment as a result of audits by the Defense Contract Audit Agency.

     TERMINATION BY THE U.S. GOVERNMENT. A substantial portion of our revenue is currently generated from contracts with NASA and, to a lesser extent, the U.S. Air Force. These contracts are conditioned by their terms upon the receipt by NASA of an adequate appropriation of funds from the U.S. Congress each year. In the event that NASA fails to receive funds from Congress or Congress withdraws prior appropriations, NASA may terminate its contracts with us "for convenience." Upon termination of a government contract "for convenience," we, like other U.S. Government contractors and subcontractors, would be entitled to be reimbursed for allowable costs and profits to the date of termination. Contracts with agencies of the U.S. Government are also subject to reduction or modification in the event of changes in U.S. Government requirements or budgetary constraints. For each of the U.S. Government's 1999 fiscal year and 2000 fiscal year, Congress authorized $13.7 billion in appropriations for NASA, the International Space Station, launch vehicles and payload operations, including funding for the Kennedy Space Center, and for science, aeronautics and technology.

BACKLOG


     Our backlog under contracts with customers in our Information and Applied Technology Division is comprised of funded and unfunded components. As of June 30, 2000, the total dollar amount of contract backlog was approximately $173.2 million, of which $27.1 million, or 15.6%, was funded backlog, and $146.1 million, or 84.4%, was unfunded backlog. Unfunded backlog can include an amount up to the stated award value of the contract, including renewals or extensions that have been priced, but as to which the agency retains authority to fund or not to fund. Because many of our contracts are multi-year contracts, total backlog may include revenue expected to be realized several years into the future. The unfunded backlog may not be an indicator of future contract revenue or earnings because funding of the unfunded portion cannot be assured. Many of the U.S. Government programs in which we participate may extend for several years, but they are normally funded on an annual basis by Congressional appropriations.


COMPETITION FOR U.S. GOVERNMENT PROJECTS

     We may obtain a U.S. Government contract after the solicitation by the relevant U.S. Government agencies, in "free and open" competition, or in competition only with other companies that qualify as small businesses or small disadvantaged businesses. Most U.S. Government agencies are authorized to enter into contracts based on negotiation rather than sealed bids. Negotiated contracts may or may not involve the solicitation of competitive proposals. Generally, negotiated contracts are entered into without competitive solicitation when the services or supplies desired by a U.S. Government agency can reasonably be obtained from only one available source. In most non-competitive procurements, a U.S. Government agency solicits a proposal from the contractor and then negotiates the price and other terms in accordance with applicable U.S. Government regulations.

     U.S. Government contracting laws also provide that the U.S. Government is to do business only with responsible contractors. In this regard, U.S. Government agencies have the authority, under certain circumstances, to suspend or debar a contractor or subcontractor from further U.S. Government contracting for a certain period "to protect the U.S. Government's interest." This action may be taken for various reasons, including commission of fraud or a criminal offense in connection with a U.S. Government contract or subcontract. A suspension may also be imposed if a contractor is indicted for any matters.

     Our Information and Applied Technology Division competes with many other companies for contracts covering a variety of U.S. Government projects and programs in the areas of information, satellite and aerospace technologies. We now compete for these contracts where bidding is "free and open" and not restricted, and where bidding is restricted to small disadvantaged businesses or small disadvantaged businesses. Our ability to compete successfully for and retain U.S. Government contracting business is highly dependent on technical excellence, management proficiency, strategic alliances, cost-effective performance and the ability to recruit and retain key personnel.

     Our competitors for U.S. Government contracts are typically much larger firms with substantial assets, some of which have become considerably larger in recent years as the result of substantial consolidation of the industry. On-going consolidation of the U.S. and global defense and aerospace companies has resulted in a reduction of the number of prime contractors for NASA and the U.S. Air Force. As a result of this consolidation, we frequently enter into joint venture arrangements on various programs with companies that are our competitors on other programs.

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SECTION 8(a) PROGRAM; EFFECT OF GRADUATION FROM SECTION 8(a) PROGRAM ON OUR
BUSINESS AND ABILITY TO COMPETE.

     Dynacs has been a small business and a small disadvantaged business since 1985, and a participant in the Section 8(a) Program certified as a small disadvantaged business by the Small Business Administration from October 1989 through October 1998. Companies may qualify as small businesses if they have less than the number of employees assigned to the particular standard industrial classification, or SIC code, applicable to a U.S. Government contract. The SIC codes applicable to the contracts for which we submit bids, as a small disadvantaged business or small business, involve limits of 1,000 or 1,500 employees. Although we currently have fewer than 1,000 employees, if we pursue our intended growth strategy, we anticipate that we may have more than 1,000 employees by 2001, and more than 1,500 by 2002. We have derived various benefits in securing work as a prime contractor or subcontractor for U.S. Government agencies from our status as a small business or small disadvantaged business and our participation in the Section 8(a) Program, because many U.S. Government contracts require that a specified percentage of the work be performed by small businesses or small disadvantaged businesses. Another benefit of small disadvantaged business status results from the U.S. Government's prerogative of adding up to 10.0% to the bid prices of non-small disadvantaged business bidders in evaluating all bids received for a project.

     Through our performance under U.S. Government contracts awarded to us prior to our graduation from the Section 8(a) Program, we established our reputation for expertise in the aerospace and information technology fields. As a result, we continued to receive contract awards from NASA and the U.S. Air Force on many important programs, such as the International Space Station at NASA's Johnson Space Center after the automatic termination of our participation in the Section 8(a) program. During our participation in the Section 8(a) Program, our technical competence and expertise in various sub-fields of the aerospace industry was recognized by numerous awards and honors from both U.S. Government agencies and private industry.

     We believe that our demonstrated expertise in information technology has been critical to our receiving work on a large number of U.S. Government projects, including those projects for which bidding was restricted to small disadvantaged businesses participating in the Section 8(a) Program. Although we ceased to participate in this Program for new contracts in October 1998, upon automatic termination of our allowed term of participation, we remain a small disadvantaged business certified by the Small Business Administration for purposes of performing contracts awarded under bids we submitted prior to October 1998 and we remain subject to applicable U.S. Government regulations as to U.S. Government contracts already awarded to us on the basis of this participation. We do not believe that our continued participation in the Section 8(a) Program is material to our continued success in securing work on U.S. Government projects or in securing work in the private sector. We do believe, however, that our ability to continue performing under U.S. Government contracts currently in progress, in particular those awarded to us as a small disadvantaged business participating in the Section 8(a) Program, will be material to our financial condition and results of operations through 2002. Our total funded and unfunded backlog under these Section 8(a) Program contracts is $133.6 million. A loss of a significant portion of this backlog would have a material adverse effect on our business.

     Since the automatic termination of our participation in the nine-year
Section 8(a) Program, we have retained the status of a small disadvantaged business certified by the Small Business Administration and may maintain that status until October 2000. We have applied to the Small Business Administration for continuing certification for an additional three year period. Our status as a small disadvantaged business is based, in part, upon ownership of a majority of our outstanding stock by a member of a "disadvantaged" group. We have satisfied the equity ownership requirement for a small disadvantaged business on the basis of ownership of more than 50.0% of our outstanding

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

common stock by Dr. Singh, our President and Chief Executive Officer. However, Dr. Singh's stock ownership will fall below 50.0% upon the consummation of this offering. When companies that participate in the Section 8(a) Program no longer satisfy the stock ownership requirement, Federal regulations mandate termination of contracts in progress that were previously awarded on the basis of this participation, unless the Small Business Administration waives the stock ownership requirement. We applied for and received a waiver from the Small Business Administration of the stock ownership requirement in September 1999, such waiver is in effect for the duration of the existing contracts awarded on the basis of our participation in the Section 8(a) Program.

DIGITAL MEDIA AND ENTERTAINMENT DIVISION

     SERVICES OFFERED. Through our production facilities in India and Indonesia, we offer digital reformatting, color effects and animation services for media owners worldwide, including the following:

     - DIGITAL CONVERSION OF BLACK-AND-WHITE FILM MEDIA. We convert black-and-white media, including motion pictures, television series and film clips of historic and newsworthy events, to color;

     - DIGITAL COLOR SPECIAL ENHANCEMENTS AND EFFECTS. We provide digital color treatments and special effects for producers of television commercials and music videos;


     - ELECTRONIC PAINTING OF ANIMATED MEDIA. We utilize digital computer software to apply color to animated cartoons. This service is referred to in the industry as "digital ink and paint";


     - FILM AND VIDEO RESTORATION. Our restoration services utilize digital processes to enhance and improve the appearance of degraded films and videos; and

     - 2-D AND 3-D ANIMATION. Our animation services utilize two and three dimensional computer graphics tools and software applications to produce animated media in both the entertainment and applied technology areas of our business.

     Examples of the application of our digital reformatting, color effects and animation technologies and services include the following:

     - Digital color reformatting of black-and-white feature films, such as "The Absent Minded Professor" for The Walt Disney Company and "Le Trou Normand" for Roissy Films;

     - Digital color reformatting of black-and-white television series, such as "I Dream of Jeannie" and "Bewitched" for Columbia Pictures Television Group, a division of Sony Corporation;


     - Digital color reformatting of black-and-white film clips showing the crash of The Hindenburg Airship and The Battle of Midway;


     - Color special effects for television series, such as "The X-Files" and for numerous television commercials, including ten Gatorade commercials and one Coca-Cola commercial;

     - Color special effects for music videos, including one featuring the pop-musical performer, Tatyana, produced by Sony Music and "Celebrity Skin" produced by Crash Films, featuring Courtney Love;

     - Digital ink and paint services, such as that provided for the animated short film "Monkey Love" and the On-line Cartoon Network;

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

     - Digital restoration of black-and-white film clips of famous World War II battles and the digital disassembly, restoration and re-assembly of cartoon animation, such as "Woody Woodpecker"; and

     - Digital video production, digital photography, 3-D animation and web-site development and implementation services, such as that provided for the Multi-media Laboratory at NASA's Kennedy Space Center.

     COLORIZATION AND ANIMATION TECHNOLOGIES. The primary benefits of our digital color reformatting and animation services are cost effectiveness, high delivery speed for long-form media, and worldwide access to real-time production information, all without sacrificing quality. Our technologies were designed to address deficiencies in the pioneering colorization technologies which were developed as early as two decades ago. Deficiencies in the early technologies included:

     - poor, unrealistic quality, particularly in the early analog technology which was only capable of producing 8 to 16 colors;

     - inefficiencies resulting from small production capacity and length of time required for completion of colorized material; and

     - high production costs.

     Currently available technologies, including ours, have made it possible to produce digital color images in over 16 million colors that are realistic and aesthetically pleasing. The inefficiencies and expense of early colorization technologies resulted from the use of highly skilled artists, whose services were costly and time-consuming. These inefficiencies were less apparent for work on short form media (which is comprised of hundreds to thousands of frames and includes television commercials, music videos and short films and videos) as compared to long form material (which is comprised of hundreds of thousands to millions of frames and includes full length feature films and film and/or television series).

     Our proprietary technologies reduce labor costs by using computers, rather than skilled artists, to handle substantial portions of the colorization. Although our colorization processes are still labor intensive, they are far less labor intensive than other colorization technologies. We also achieved further savings in labor and other production costs by establishing overseas production facilities in Patna, India and the Indonesian Island of Batam, which we continue to expand. See "Facilities" and "Government Regulation -- India and Indonesia."

     Through our digital ink and paint technology, we are able to add color to animated videos and films electronically, rather than the traditional method of painting each character that appears in a frame on a separate celluloid sheet. In addition to saving labor costs, this technology greatly speeds up the process of colorizing animated media and creates further cost efficiencies by eliminating the need for celluloid frames which scratch, become degraded over time and require shipping.

     Our computerized technologies also enable us to divide the millions of frames of a television series or feature film or the thousands of frames comprising a commercial, into many separate projects that can each be worked on simultaneously by different workers. This feature not only allows us to distribute the work equally among our production workers, but in doing so, also significantly shortens the time required to complete a project. As a result, we believe our labor and other production costs are far lower than those of our competitors.

     REAL TIME PRODUCTION INFORMATION. Another significant feature of our digital production technology is worldwide access to real-time production management information. Our web-based production management tools allow our production supervisors and managers to monitor, in real-time,

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

the status of work in process, including individual frames and shots, from their desktop computer. This technology allows us to monitor and better manage our facilities and labor abroad with substantial cost savings.

     DIGITAL MEDIA & ENTERTAINMENT REVENUES. As a group, revenues from providing digital media & entertainment services accounted for 2.5% of our total revenues for the nine-month period ending September 30, 1999. In general, we are paid for colorization work of full length feature films and television series by each minute of footage that we process. For shorter length material, such as television commercials and music videos, we receive revenues for our services on a per-project basis. A typical project generates approximately $5,000 to $15,000 in revenues and can take 1 to 3 weeks to complete. Electronic painting of animated media and digital restoration projects are priced on a similar, full-length and short-length basis. We also accept reduced rates for colorization work in exchange for a percentage of the ownership of the completed work. As a part owner of digital color reformatted movies and TV series, we receive a percentage of the licensing or distribution fees realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     RECENTLY COMPLETED PROJECTS. We have colorized films and television series for Columbia Pictures Television, Le Film Arianne, Roissy Films and The Walt Disney Company. These projects included the TV series "I Dream of Jeannie," "Bewitched" and "The Adventures of Rin Tin Tin" for Columbia Pictures Television Group, the Disney feature films "The Absent Minded Professor" and "Son of Flubber," and the feature films "Le Boulanger de Valorgue" and "Le Trou Normand," for Roissy and "Fan Fan Les Tulipe" for Le Film Arianne. Our colorization work on commercials, music videos and special effects for television includes special effects for the TV series, "The X-Files," and for TV commercials advertising Gatorade, Miller Beer, Lexus, Mercedes Benz, Peugeot, Lincoln Mercury and Pontiac, Tostitos, Woolite, Barclaycard, RCN Cable and ESPN. Our own projects include a 13-episode series on World War II, "Annie Oakley" and a joint project on "Circus Boy." We are currently considering offers to purchase and colorize a television series, including "Lassie," "Route 66," "Naked City," and "Laurel and Hardy" as well as working with the Sherman Grinberg Film Library to develop two additional series.


FUTURE DIGITAL MEDIA PROJECTS

     DIGITAL CONTENT DEVELOPMENT AND REFORMATTING. We intend to utilize our digital conversion and colorization technologies to enhance or modify content, which was originally created for other purposes, for which we can then obtain a copyright. For example, we began in November 1999 the development of a 13-episode series on World War II. This series contains archival film footage in which we have applied digital color effects. For work that we perform for our own account, we claim copyright protection where permissible on both the underlying colorized black and white footage and compilations of colorized black and white footage into completed series. We plan to generate revenues by licensing the compilations to the television broadcasting market and the underlying colorized footage in the stock footage market.


     In pursuit of this objective, we entered into a non-binding letter of intent to acquire the Sherman Grinberg Film Libraries. Pursuant to the non-binding letter of intent, dated May 16, 2000, with Film Archive Finance Company, Inc., we have agreed to purchase all of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc. The libraries include, among other footage, the Pathe and Paramount Newsreels. Founded in 1957 by Sherman Grinberg, the libraries contain one of the earliest and largest commercial newsreel film collections in the world. As a result of the acquisition of the Sherman Grinberg Film Libraries, Inc., if completed, Dynacs will acquire a 50.0% interest in, and the perpetual exclusive license to operate, the Pathe film collection consisting of approximately 7.0


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million feet of 35mm film dating from 1896 to 1957. The Pathe collection includes many classic newsreel images of the 20th century, ranging from the Hindenburg airship disaster to John F. Kennedy's "Ich bin ein Berliner" speech. The libraries also include a series entitled "The Greatest Headlines of the Century," which consists of 260 three-minute films produced for television syndication by Grinberg. These films were compiled from Pathe material and feature some of the most memorable events between 1900 and 1957.


     The Paramount Newsreels consist of approximately 5.7 million feet of 35mm film. From 1927 through 1957, Paramount issued two newsreel editions a week, typically from seven to nine minutes long, with each story occupying forty to ninety seconds. The libraries also include unused out-takes and lesser publicized footage, as well. The Sherman Grinberg Film Libraries collection also includes approximately 2.0 million feet of material from various sources, including early 1900's experimental film footage, shorts and silent films, sports topics, early exploration (such as expeditions to the north and south poles), industry topics, World War II era German propaganda footage and vintage television commercials.


     The purchase price for the shares is $3.35 million, subject to increases based on:

          - The availability of commercially usable film footage in the two principal libraries in excess of 5.0 million linear feet and additional commercially usable film footage in any of the other libraries to be acquired;

          - Certain minimum levels of gross revenues for 2001, 2002 and 2003 from the licensing or sale of footage as it presently exists in the libraries or as it may be colorized by us; and

          - Certain minimum levels of gross revenues for 2001, 2002, 2003 and 2004 from the sale or licensing of the libraries in all forms, including footage which has been re-edited or compiled by us or colorized by us.


     The maximum purchase price for the Grinberg shares is $10.85 million, payable in our common stock, based on the greater of the offering price of our common stock in this offering or $10 per share. Of the number of shares of our common stock to be issued in consideration of the purchase price, $3.35 million worth of our common stock will be delivered to the Film Archive Finance Company, Inc. at closing and the remainder will be delivered into escrow, which will be released after applicable purchase price adjustments described above are made and will be subject to cancellation based on the Film Archive's indemnification obligations as described below.



     One half of the shares of Dynacs common stock to be delivered at the closing ($1.675 million) and one half of the stock to be delivered based upon available commercially usable footage ($1.5 million), along with all of the shares of Dynacs common stock to be issued based upon gross revenues ($4.5 million) are subject to cancellation in the event Dynacs has indemnification claims against the Film Archive Finance Company, Inc.



     The Film Archive Finance Company, Inc. and an executive director of the Film Archive Finance Company, Inc. are also receiving an aggregate of $150,000 in shares of Dynacs common stock based on the greater of the offering price of our common stock in this offering or $10 per share for a three year covenant not to compete. The executive officer will also enter into a one year employment agreement with Dynacs pursuant to which the executive officer will be paid a base salary plus bonuses if the executive officer is able to bring to Dynacs additional corporate or film library acquisition opportunities which Dynacs elects to acquire.


     INTERNET-BASED MEDIA LIBRARY AND MARKETPLACE. We seek to leverage our information management, visualization technologies and know-how initially developed by us for the aerospace

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


industry to complete the development of our web site, "MarketYourMedia.com," and to enable us to establish ourselves as a leader in the visual content industry. Through MarketYourMedia.com, we intend to position Dynacs as a seller and distributor of electronic versions of traditional visual media, such as single frame photographic images, motion picture films, videos and animations over the Internet. Once our web site is in operation, we plan to use this web site as an on-line media library and marketplace where we and other owners of digitized visual media can sell material to prospective licensees and consumers. We anticipate receiving fees from these media owners for scanning, digitizing, preparing for internet-based delivery, cataloging, archiving, and, in some cases, colorizing their materials. We also anticipate receiving revenues from managing media owners' content over the internet, either by streaming their digital content over the internet for immediate viewing or forwarding their digital content to viewers' individual computers for storage and which can be viewed upon demand. Prospective licenses will be able to search an on-line catalog of available materials and down-load selected materials for viewing. For third party owners of visual media, we will act as an intermediary and receive fees for properties licensed through the MarketYourMedia.com web-site.


     Dynacs technical personnel are currently developing the host site implementation plan. The MarketYourMedia.com pre-launch site has been designed, implemented and is currently on-line. In addition to entering into the letter of intent to purchase all of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc. we are continuing our discussions with third parties regarding the acquisition and/or representation of visual media on-line.

     LOCATION-BASED ENTERTAINMENT. We intend to market our technologies to location-based entertainment sites which are out-of-home entertainment locations featuring technology-driven, electronic entertainment, typically in the form of electronic, virtual reality games and motion-ride simulation in 3D. Location-based entertainment sites occupy sites ranging in size from 6,000 square feet or less to 100,000 square feet and are being developed by divisions of the large entertainment studios such as The Walt Disney Company (DisneyQuest Imagineers), Sony Corporation and Gameworks, a joint venture among DreamWorks SKG, Sega Enterprises and Universal Studios, as well as many independent operators.

     Our primary target market is the independent location-based entertainment site operators and entertainment conglomerates. We can provide cost efficiencies to independent operators since most operators currently secure the different technology components of their location-based entertainment sites from various sources at significant expense. We intend to begin the service development, marketing and sales efforts associated with penetrating the location-based entertainment market within 12 months of the closing of this initial public offering.

MARKETS FOR DIGITAL MEDIA AND ENTERTAINMENT DIVISION

     The entertainment industry creates motion pictures, television programming and interactive multimedia content for distribution through theaters, video stores, pay and basic cable television stations, direct-to-home private cable, broadcast television, on-line services, and location-based entertainment centers. Television operators and producers purchase content through trade shows and distributors. Film and television libraries may be released repeatedly in distribution, while new content is typically released into a "first-run" distribution channel and later into one or more additional channels or media. Entertainment content produced in the United States is also exported.

     Trends in the entertainment industry that affect the markets for our digital media and entertainment products and services are:

     - Growth in worldwide demand for entertainment content;

     - Increasingly high demand in international markets for United States entertainment content, including television programs;

     - Development of new markets for existing content libraries; and

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     - Wider application of digital technologies for manipulation and distribution, including the emergence of new distribution channels.

     TELEVISION MARKET. Programming for television is purchased by conventional broadcast television networks, cable channels, satellite delivery systems, and pay television. The demand for entertainment content generally has increased significantly as a result of the growth in numbers and types of television channels in the United States and worldwide. Higher levels of spending for programming has resulted from demand by new television networks and cable stations for more hours of programming and competition for new viewers. Significant growth in worldwide television revenues has resulted from the increased number of households with televisions and the increased growth of cable and multi-channel access. The increased revenues have led to increased expenditures for programming. We believe that colorized libraries of existing black-and-white programs will become an attractive alternative for purchasers of programming. We intend to position ourselves to be able to meet the increased demand for these colorized libraries.

     The privatization of broadcasting systems during the last decade or so, the proliferation of broadcast licenses and the introduction of sophisticated delivery technologies, including cable and satellite transmission systems and the Internet, has led to significant growth of broadcast and cable television markets outside North America. European governments have continuously encouraged a major expansion of public and private broadcasting sectors. It has been our experience that European television producers do not typically purchase black-and-white content, and we believe that Western Europe is and will continue to be an important market for content colorized by Dynacs. The markets for television content are also growing in Asia and Eastern Europe.

     The growth in demand for programming and the proliferation of television channels is related to the substantial increase in the number of households with televisions worldwide. According to figures released by Kagan.com, in 1999, over 888 million households had televisions, and the number of households with television sets is expected to increase by 9.5% to more 972 million by the end of 2003. A November 1999 report of Kagen Media Appraisals, Inc. projects that between 1999 and 2003, growth in worldwide revenues of all types of television channels as follows: over 30.0% in the United States; over 68.0% in the Asia-Pacific market; over 61.0% in Latin America; over 39.0% in Western Europe; and over 276.0% in Eastern Europe.

     The number of broadcast networks and cable channels in the United States and worldwide continues to increase. Since 1994 more than 165 new cable networks have been introduced worldwide.

     Programming budgets of basic cable networks identified as potential purchasers of colorized television series from companies, including Dynacs, are projected by Kagen Media Appraisals, Inc. to increase from $2.55 billion in 1999 to more than $3.75 billion in 2004.

     There was significant growth in worldwide revenues for the television industry resulting from the increasing number of households with televisions, the number of households with multi-channel access, increases in the number of basic cable television operators and increased television advertising revenues. Spending for television advertising, which drives the sale of existing content libraries and the production of new programming, is projected, according to a Kagan/Solomon TV Programming Report, to increase by 38.5% to $170.0 billion world wide in 2003 from $122.0 billion world wide in 1999.

     The increasing programming budgets for the major networks create demand for the new content. In view of the increasing costs attached to the creation of new programming, the colorized libraries of existing black and white programming have become an attractive option. We anticipate continuing to provide our products and services to new programming content providers to capitalize on the continued growth in this market.

     The proliferation of smaller, independent channels, domestic and international, appealing to audiences of narrow demographics have comparatively smaller programming budgets. These channels often resort to using material, including, colorized black-and-white film footage, which was originally shot for other purposes, to satisfy their needs for programming content. We anticipate benefitting in two ways from this trend: 1) demand for new colorized content, wherein we will provide our services to colorize the content, and 2) demand for existing colorized content, wherein we will provide content owned or partially owned by us.

     The U.S. entertainment industry is also experiencing a broad transition from traditional analog film processes to digital methods and approaches. We believe that our ability to convert visual media in analog format to digital formats positions us to take advantage of this transition.

VISUAL MEDIA CONTENT

     We believe that the growth in demand for visual content during the twentieth century can be attributed, in part, to technological improvements that have made visual content more accessible and the proliferation of distribution channels, including print, television and theatrical venues. We believe that industry growth has been accelerated by the distribution and utilization of still images and film footage on the Internet.

     The visual content industry involves the creation, acquisition, storage, distribution and end-use of both still images and film footage. Traditionally, visual content has been captured and distributed in analog form. This has required a lengthy process for the provider and has also been relatively inefficient for the customer. Digital technologies capture visual content in a form that can be electronically stored, manipulated and retrieved utilizing a computer. While visual content providers continue to create and distribute imagery in the analog format, they are increasingly using digital technologies.

     Prior to the mid-1950s, most visual content was captured in black-and-white. Worldwide, vast amounts of historical and newsworthy black and white visual content exists in analog format, including film, which can be converted to a digital format, upgraded to today's quality standards and reformatted for use by business and consumer customers. In some cases, colorization of black-and-white film footage generates a new U.S. copyright on the colorized footage.

     The migration toward digital technology has had implications for improving the process both from a customer and content provider perspective. For the customer, the digital image acquisition process is dramatically more efficient. For providers, digitization provides an opportunity to achieve process efficiencies and economy of scale benefits by consolidating and integrating a widely-fragmented industry, thereby leveraging an increased and more efficient offering of images to a wider range of business customers and consumers.

     MULTIMEDIA INDUSTRY. The interactive multimedia industry encompasses video games, on-line and interactive services, and location-based entertainment. While some segments of this industry are well established, it is an emerging business with significant growth potential. Improvements in technology, the availability of communication bandwidth, the proliferation of distribution channels for entertainment products and services and the involvement of large entertainment companies are evidence of growth. Numerous companies provide web site design and technologies that integrate various forms of media, including live action video, animation, graphics and audio. Other interactive on-line services such as video-on-demand are being deployed by cable television operators and some regional telephone companies. Although we do not derive significant revenues from these markets at the present time, we believe that our digital production, visualization and simulation technologies will be marketable to the multimedia industry for location-based entertainment, video compression, digitizing material for video games and other on-line content, and development of more complex applications, including digital versatile disk (DVD) and on-demand downloading services.

     MARKETYOURMEDIA.COM. The market for our digital color library and distribution services include the sector of the traditional television and film industries that now purchase stock footage for documentaries and other programming off-line from stock footage companies. These industries use stock footage both to depict historical matter and to substitute existing footage, where available, for new footage. Once our MarketYourMedia.com web site is in operation, purchasers of stock footage will be able to purchase on-line stock footage owned by Dynacs and third parties rather than through the current inefficient process of selecting and purchasing stock footage off-line by approaching each stock footage company individually, describing the type of footage required, and waiting for delivery. Purchasers of stock footage will be able to search a digitized catalog of footage, view it, and select and order footage, all through our web site. They will also have access not only to the footage owned by us, but also that of other stock footage owners, including consumers for whom we will act as an intermediary. As an intermediary of visual media, we anticipate receiving fees for digitizing, hosting and transacting services and a licensing fee for each on-line sale.

     Another market for this web-enabled business will be acquisitions of television series and films for television and theatrical distribution. This market is currently served through sales conventions, where sellers and buyers meet to review video and film productions available for licensing. These conventions typically last three or four days and are held only at discrete times and locations during a year. Exhibitors at these markets range from small independent producers and distributors, who budget anywhere from $10,000-$50,000 for the costs of exhibiting per market, to large television and motion picture studios that send upwards of 50 to 75 people to each market with multi-million dollar budgets for exhibiting. Additionally, when broadband technologies with capacity for transmitting large volumes of visual media on-line with greater capacity and efficiency are developed and gain widespread use, we will target these traditional market participants with e-commerce and technology solutions that will provide an efficient, on-line marketing and distribution of their media assets. Revenues will be generated by a combination of fees paid for technical services and transaction fees based on a percentage of sales generated.

                            RESEARCH AND DEVELOPMENT

     We distinguish between the research and development we conduct for the benefit of our clients, which we refer to as "research and development," and that which we conduct for our own benefit, which we refer to as "internal development." We estimate that currently, over 95.0% of the revenue of our Information and Applied Technology Division is generated under contracts providing research and development work for our clients. All costs of this research and development are client-funded and treated as costs of revenue. Our internal development costs borne directly by us during the fiscal years ended September 30, 1999, December 31, 1998 and December 31, 1997 were $4,941, $10,800 and $14,400, respectively. While many of our Information and Applied Technology Division's U.S. Government contracts require us to conduct research and development on behalf of the U.S. Government, the contracts permit us to patent or copyright intellectual property developed through our work thereunder. We treat all work performed by us under these contracts as research and development, and the associated costs as costs of revenues, even if we exercise our rights to patent or copyright any of this intellectual property. As a result, our internal development costs are minimal. However, when internal development produces an identifiable asset of some value, we capitalize these costs and amortize them ratably over a period of time based upon the estimated useful life of the asset.

                             INTELLECTUAL PROPERTY

     Our businesses are dependent on our innovative technologies, and the skills and technical knowledge of our professional staff. We rely upon a combination of patent, trade secret, copyright and trademark laws and mandatory employee confidentiality agreements to protect our intellectual

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

property. We also limit access to our proprietary information. The steps we take to protect our intellectual property, however, may not be adequate to deter misappropriation of our proprietary information. We may be unable to detect unauthorized uses of, or take appropriate steps to enforce, our intellectual property rights.

     In general, if we wish to claim exclusive commercial rights in intellectual property we develop under a U.S. Government contract, we must do so within two years. If we do not make any claim of exclusivity, which involves undertaking obligations of exploitation, we must share the technology on a non-exclusive basis with other commercial users. In addition, under the Federal Acquisition Regulations (FAR), the U.S. Government has specific proprietary rights in intellectual property that we develop in providing services under contracts or subcontracts with U.S. Government agencies. The U.S. Government receives an irrevocable, royalty-free, non-exclusive and non-transferrable license to this property, and may share intellectual property we develop with third parties. Assignment and licensing of our rights are also subject to FAR. These regulations also give the U.S. Government the right to disclose information about this intellectual property to third parties, including our competitors. Our rights in any data remain subject to U.S. Government export control or national security laws or regulations.

     Dynacs claims copyright, trademark and common law rights in each of its computer software programs and related documentation. We own the copyright to each of three software programs utilized in the aerospace industry and for other applications: TREETOPS, DYCOM and Gensoft, all of which are proprietary tools for the design and analysis of multi-body dynamics. Our proprietary colorization software is comprised of:

     - Dycolor, the basic colorization program;

     - ShotManager, the production management system which allows us to divide colorization work into separate frames and distribute them to different workers to work on simultaneously; and

     - FlipBook, our real time playback system.

     Through our acquisition of Cerulean Colorization, L.L.C., we also own the copyrights and patents to particular colorization software and processes.

                                   EMPLOYEES

     Frequently when we commence work under new information and applied technology contracts, we need to hire large numbers of workers in a relatively short period of time. When this occurs, we fund the increased payroll costs using our revolving bank line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". We meet the majority of the personnel requirements of our Patna, India media production facility by hiring technical personnel on a contract basis. The use of personnel on a contract basis lowers the administrative costs of our overseas operations. From time to time, we also use personnel on a contract basis to meet personnel needs in the United States. References in this prospectus to employees refers only to our employees and not personnel provided on a contract basis by third parties, unless otherwise indicated. The majority of the production workforce employed at our Patna, India facility are personnel provided on a contract basis through independent agencies that are responsible for all compensation, benefits and tax-related aspects of their services. We pay a negotiated hourly or weekly rate per worker provided on a contract basis to such third parties. The number of personnel providing services to our subsidiary in India on a contract basis is 351. This in addition to the 32 direct Dynacs employees that we employ in India.


     At July 12, 2000, Dynacs had a total of 744 employees, of which 32 were part-time employees (working less than 30 hours per week) and the balance of which are full-time employees. None of these 744 employees were contract or temporary workers. The total number of employees includes

650 in customer support operations and production, 12 in development, eight in sales and marketing, and 74 in administration. Of these, 595 employees are located in the United States, 32 in India and 117 in Batam.


     We believe that our future success is dependent on attracting and retaining highly skilled technical, sales and marketing, and senior management personnel. Competition for skilled personnel is intense, and there can be no assurance that we will continue to attract and retain high-caliber employees.

     We are not subject to any collective bargaining agreements and believe that our relationship with our employees is good.

                                   FACILITIES


     Our principal executive offices are located in Palm Harbor, Florida. These offices are located in a building owned by Dynacs Properties, Inc., 50.0% of which is owned by Dynacs and the remaining 50.0% is owned by H. James Lentz, Esq., the owner of Lentz & Fair, P.A., a law firm. Dynacs entered into a lease agreement with Dynacs Properties, Inc. for the rental of office space with a lease expiration date of December 31, 2003. We have a 60,000 square foot facility in Cleveland, Ohio which services the Glenn Research Center with a lease expiration date of October 23, 2003. Our domestic leased facilities which service the work of our Information and Applied Technology Division and Digital Media and Entertainment Division include the following locations and with the indicated number of employees as of July 12, 2000:


     - Palm Harbor, Florida -- 6,312 square foot office space with 15 employees, none of whom are part-time employees;


     - Cleveland, Ohio -- U.S. Government furnished facilities consisting of laboratories and office space, with 176 employees, 13 of whom are part-time employees;



     - Kennedy Space Center, Florida -- U.S. Government furnished facilities consisting of laboratories, office space and launch facilities with 218 employees, six of whom are part-time employees;



     - Albuquerque, New Mexico -- 1,000 square foot office space with 17 employees, four of whom are part-time employees;


     - Cato, New York -- 750 square foot office space with two employees, none of whom are part-time employees;


     - Houston, Texas -- 4,500 square foot office space with 132 employees, four of whom are part-time employees;



     - Seattle, Washington -- 2,800 square foot office space with 11 employees, two of whom are part-time employees;



     - Hollywood, California -- 3,330 square foot office space with 23 employees, three of whom are part-time employees; and


     - Laham, Maryland -- office space provided by subcontractor with one full-time employee.


     INTERNATIONAL: Our overseas software and digital media production facilities, all of which are leased, consist of the following with the indicated number of employees as of July 12, 2000:


     - A facility of approximately 800 square feet located in Bangalore, India with ten employees, which is leased by our subsidiary, Dynacs Engineering Company (India) Pvt. Ltd., and used to provide software development services. The term of the lease expires September 30, 2001;

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

     - A facility of approximately 20,000 square feet located in Patna, India with 22 employees and 351 personnel on a contract basis, which is leased for a 90 year term by our subsidiary, Dynacs Digital Studios, and contains a high-speed digital colorization and restoration facility; and

     - A facility of approximately 10,000 square feet located in Batam, Indonesia with 117 employees, which is leased by our Indonesia subsidiary, PT Dynacs Digital Studios, and used to provide digital colorization and restoration services. The term of the lease expires November 2, 2001 with an automatic renewal term of three years unless either party gives six months prior notice of intent to terminate.

     We also lease a facility in Hollywood, California, for our Digital Media and Entertainment Division. This facility contains a digital film conversion laboratory as well as office space.

                             GOVERNMENT REGULATION

UNITED STATES

     We are subject to numerous laws and regulations applicable to those who provide services under prime contracts and subcontracts to the U.S. Government. These laws and regulations govern matters affecting payment and reimbursement of contractors, U.S. Government audits, bidding procedures, and our rights in intellectual property developed in the performance of services under these contracts. See "Business -- Satellite and Aerospace Systems and
Operations -- Government Markets for Satellite/Aerospace Systems and Operations" and "-- Competition for U.S. Government Projects" and "-- Intellectual Property."

INDIA AND INDONESIA

     INDIA -- BANGALORE. Our software development facility in Bangalore, India is leased by our subsidiary, Dynacs Engineering (India) Pvt. Ltd., which was organized under the laws of India. India's Ministry of Industry has classified this subsidiary as an "Export Oriented Unit," or EOU, because most of its sales are export sales. Because of this EOU classification, this subsidiary is exempt from all taxes on earned profits for a period of five consecutive years during the first eight years of operations pursuant to Section 10B of the Indian Tax Act of 1961, as amended (the "Indian Tax Act"). This tax exemption is available to this subsidiary from April 1996 through March 2001. After expiration of this exemption, this subsidiary is eligible for the exemption from income tax on export profits available for software exports under the Indian Tax Act.

     INDIA -- PATNA. Our digital media production facility in Patna, India is eligible for the same exemption from income tax on export profits under the Indian Tax Act.

     INDONESIA. Our subsidiary, PT Dynacs Digital Studios, operates a digital colorization facility in the Batamindo Industrial Park on the island of Batam, Indonesia. This subsidiary benefits from certain tax and other foreign investment incentives, including a waiver of value added taxes.

                               LEGAL PROCEEDINGS


     In November 1999, we were informed by NASA's Glenn Research Center of their decision to award the MRDOC Contract to one of our competitors. We spent approximately $740,000 in bid preparation costs for this contract. In December 1999, we filed a protest of this award with the General Accounting Office (GAO). The GAO issued a stay of the award, pending resolution of the matter, which typically takes 100 days from the date on which the protest is filed. On March 17, 2000, the GAO issued its decision to deny Dynacs' protest. On March 30, 2000 Dynacs subsequently filed a lawsuit against NASA in the U.S. Court of Federal Claims. Oral arguments were held on

June 29, 2000, and we are currently waiting to receive a final court decision. If the Federal court renders a decision in favor of Dynacs, Dynacs may be reimbursed its bid preparation costs and legal costs, and possibly be awarded the Contract. No assurance can be given, however, that the Federal court will render a decision in Dynacs' favor, or that if it does, it will award us the MRDOC Contract or reimbursement of all our bid preparation costs or legal costs. As of May 31, 2000 Dynacs had incurred total legal fees related to this matter in an amount of approximately $150,000.



     In February 1998, Dynacs filed claims totaling $2,825,000 with the American Arbitration Association in California against Juno Pix, Inc. for sums owed by Juno in connection with colorization and other work completed by Dynacs for the motion picture, "Pleasantville," prior to Juno's termination of our February 1997 agreement. Dynacs' claims included a demand for the termination fee payable under the agreement, compensation for Juno's unauthorized use of Dynacs' copyrighted technology following termination and injunctive relief for return of its software. Dynacs' claims were made not only against Juno but also against New Line Productions, Inc., as guarantor of Juno's performance, and New Line Cinema, the parent of New Line Productions. Juno filed counterclaims against Dynacs for damages for breach of contract, repudiation of the agreement, false and misleading advertisement and false assurances and representations. Juno also counterclaimed for treble damages where applicable under U.S. Government or state law. As of March 31, 2000, Dynacs had incurred total legal fees related to this matter in an amount equal to $1,615,608.


     On April 3, 2000, the American Arbitration Association entered a unanimous award resolving the affirmative claims by Dynacs and the counter-claims of Juno Pix, Inc. and New Line Productions. The arbitrators granted the majority of Dynacs' claims and ordered Juno Pix and New Line Productions to immediately return to Dynacs the original software and all copies. The arbitrators also awarded Juno Pix and New Line Productions certain of their counter-claims.

     The net result of the monetary awards is that Dynacs was ordered to pay a net total sum of $370,352 to Juno Pix and New Line Productions. Each side was ordered to pay its own attorneys' fees, expense and costs of arbitration. The panel assessed no interest on the net award, though interest may accrue from the date of the award.


     The award is not enforceable until either party files a petition with the Los Angeles County Superior Court to confirm the arbitration award. The parties also had until July 12, 2000 to request that the award be vacated or corrected based on particular findings of corruption, miscalculation or prejudice. As of July 12, 2000, the award was neither confirmed by the Superior Court nor did either party move to vacate, correct or appeal the award. Dynacs has been advised by counsel that vacating, correcting or appealing an arbitrator's award is difficult and unlikely under California law.


     In July 1999, the Company settled an administrative proceeding brought against it by a former employee. The total legal fees incurred by the Company in connection with this administrative proceeding were approximately $186,600 in 1999, of which $85,000 was incurred by the end of the second quarter of 1999 and the balance of $101,000 was incurred between July 1, 1999 and the date hereof.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the directors, persons elected to serve as directors upon consummation of this offering, and executive officers of Dynacs, their ages and their positions with Dynacs as of July 12, 2000.



NAME                                      AGE                    POSITION
----                                      ---                    --------
Ramendra P. Singh.......................  55     Director, President and Chief Executive
                                                 Officer
Ravi Venugopal..........................  37     Senior Vice President, Digital Media and
                                                 Entertainment, and Secretary
Harry W. Schubele III...................  41     Senior Vice President, Business and
                                                 Treasurer
Jayant Ramakrishnan.....................  40     Senior Vice President, Information and
                                                 Applied Technology
Javier E. Benavente.....................  40     Senior Vice President, Corporate
                                                 Business Development
Robert Rodriguez........................  43     Chief Financial Officer
Peter Likins............................  64     (1)(2)
Michael R. Burns........................  41     (1)
Michael G. Bolton.......................  56     (1)(2)
Robert E. Skelton.......................  61     (1)(2)


-------------------------


(1) Nominated to serve as a member of the board of directors upon the consummation of this offering.



(2) Nominated to serve as a member of the audit committee of the board of directors upon the consummation of this offering.


     All directors serve for one-year terms until the next annual meeting of stockholders and until their successors are duly elected and qualified.

     Each executive officer is elected by, and serves at the discretion of, the board of directors. Each of Dynacs' executive officers and directors, other than non-employee directors, devotes his full time to the affairs of Dynacs. There are no family relationships among any of the directors or executive officers of Dynacs. Michael R. Burns' election as director was made as a result of an agreement with Dynacs in connection with the purchase of Cerulean Colorization, L.L.C.


     RAMENDRA P. SINGH, PH.D. Dr. Singh has been our President, Chief Executive Officer and sole director since he co-founded Dynacs in 1985. Dr. Singh has also served as sole director, President, Treasurer and Secretary of our subsidiary, Dynacs Properties, Inc., since its formation in May 1997, and as a Director of our subsidiary, Dynacs Technical Services, Inc., since its formation in August 1998, and as sole director and President of our subsidiary Dynacs Digital Services, Inc. since its formation in July 1998. Dr. Singh has served as sole director and President of Cerulean FXs, Inc. since its formation in April 1999. Cerulean FX became our subsidiary in August 1999. Dr. Singh is an Associate Fellow of the American Institute of Aeronautics and Astronautics and the 1996 Division Director of the International Society for Measurement and Control. Dr. Singh received his Ph.D. in Engineering Mechanics from the University of Alabama, Huntsville in 1981, and his Masters of Science in Mechanical Engineering from the University of Miami in 1969. Dr. Singh is a recognized technical expert and is the author of over 50 published journal papers and articles.


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

     RAVI VENUGOPAL. Mr. Venugopal has been Dynacs' Senior Vice President, Digital Media and Entertainment, since January, 1999. Mr. Venugopal has also served as a director and Secretary of our subsidiary, Dynacs Technical Services, Inc., since its formation in August 1998. He has also served as Secretary of our subsidiary Dynacs Digital Services, Inc., since its formation in July 1998 and our subsidiary Cerulean FXs, Inc., since its formation in April 1999. From January 1996 through December 1998, Mr. Venugopal served as our Chief Scientist, from January 1994 through December 1995 as Director of Product Development, and from 1991 through 1993 as Director of Business Development. Prior to that, Mr. Venugopal was a senior engineer from 1989 through 1990 and an engineer from the time he joined Dynacs in 1987 through 1988. Mr. Venugopal received his Masters degree in Computer Engineering from the University of Florida in 1987.

     HARRY W. SCHUBELE III. Mr. Schubele has served as our Treasurer since 1993 and as Senior Vice President, Business, since January 1999. From March 1996 through January 1999, Mr. Schubele served as Director of both Seattle Operations and Western Region Operations. From 1991 through 1995, he served as Director of Engineering. Prior to that, he was a member of our technical staff from 1987 through 1990. He has also served as Treasurer of our subsidiaries, Dynacs Technical Services, Inc. since its formation in August 1998, Dynacs Digital Services, Inc., since its formation in July 1998, and Cerulean FXs, Inc., since its formation in April 1999. Mr. Schubele graduated with honors from Oklahoma State University in 1980 with a BS in Mechanical and Aerospace Engineering. He is a senior member of the American Institute of Aeronautics and Astronautics and has numerous publications, papers and conference presentations.

     JAYANT RAMAKRISHNAN. Dr. Ramakrishnan has served as our Senior Vice President, Engineering, since February 1999. Prior to that, he served as Director of Houston Operations from July 1992 through February 1999. Dr. Ramakrishnan received a Bachelors Degree in Mechanical Engineering from the University of Madras in 1981, and Masters and Doctoral degrees in Mechanical Engineering from the University of Missouri-Rolla in 1983 and 1987, respectively.

     JAVIER E. BENAVENTE. Mr. Benavente has been serving as Dynacs' Senior Vice President, Corporate Business Development, since January 1999 and as President and a director of Dynacs Technical Services, Inc. since September 1998. From May 1997 through December 1998, Mr. Benavente served on the senior staff to the office of our President. From June 1995 through May 1997, he served as head of our Digital Media and Entertainment Division and from February 1993 through June 1995 he served as our General Manager. Mr. Benavente served as our Manager, European Operations, from January 1992 through February 1993. Prior to that he served as a Dynacs' engineer from May 1988 through January 1992. Mr. Benavente received his Bachelors Degree in Aeronautics and Astronautics in 1986, a Masters Degree in Astronautical Engineering from Purdue University in 1988 and a Masters in Engineering Management and Masters in Business Administration from the Florida Institute of Technology in 1990 and 1991, respectively.

     ROBERT RODRIGUEZ. Mr. Rodriguez has been our Chief Financial Officer since joining Dynacs in January 1998. Prior to that, he was a partner in the accounting firm of Doyle & Rodriguez, P.A. Mr. Rodriguez is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Rodriguez received his B.S./B.A. degree from the University of Florida in 1978 and an M.B.A. degree in accounting from the University of Tampa in 1981.

     PETER LIKINS. Dr. Likins has been nominated to serve as a director of Dynacs upon closing of this offering. He has been President of the University of Arizona since 1997 and before that he was president of Lehigh University for more than three years. He is a distinguished member of many national and international advisory committees, including the White House Advisory Committee on the Health of Universities. He has been a member of the Board of Directors of COMSAT, a satellite telecommunications company, since 1987; Consolidated Edison, a utility company; Parker-Hannifin, a global supplier of motion control systems and equipment; St. Luke's Hospital, a University Medical

Center; and Safeguard Scientifics, a software, communications and e-services technology company. He is an Advisory Council Member for Dynacs. Dr. Likins is a Fellow of the American Institute of Aeronautics and Astronautics and a member of the National Academy of Engineering. Dr. Likins received his Bachelors Degree in Civil Engineering, and a Ph.D. in Engineering Mechanics from Stanford University, and a Masters in Civil Engineering from MIT.

     MICHAEL R. BURNS. Mr. Burns has been nominated to serve as a director of Dynacs upon closing of this offering. Mr. Burns' appointment to the Board of Directors was made in connection with the acquisition of Cerulean Colorization, L.L.C. by Dynacs. Mr. Burns has been serving as a managing director and the head of the Los Angeles Investment Banking office of Prudential Securities Incorporated, a brokerage firm, specializing in the media and entertainment field, since 1991. Prior to joining Prudential Securities, Mr. Burns worked for Shearson Lehman Brothers, Inc. (now Salomon Smith Barney), a brokerage firm, for nine years. Mr. Burns co-founded, and currently serves as Co-Chairman of, the Hollywood Stock Exchange (www.hsx.com), a web start-up, Chairman of Novica.com, a web-based e-commerce site, and Chairman of Ignite Entertainment, a Los Angeles-based entertainment content company. Mr. Burns was a managing member of Cerulean Colorization, L.L.C., which we acquired in August 1999. Mr. Burns currently serves as a member of the Board of Directors of The Harvey Entertainment Company, a public company quoted on the Nasdaq National Market System (Symbol: HRVY) which owns and exploits a library of celebrated characters and other intellectual property assets and since March 2000, as the Vice Chairman of the Board of Directors of Lion's Gate Entertainment an independent film studio.

     MICHAEL G. BOLTON. Mr. Bolton has been nominated to serve as a director of Dynacs upon the closing of this offering. Mr. Bolton has been a managing director of PA Early Stage Partners, a private investment firm for early stage start-up companies, and Senior Vice President of Safeguard Scientifics, Inc., a software communications and e-services technology company, since September 1997. Prior to that, he served as the Vice President of Lehigh University from February 1972 to August 1997. Mr. Bolton holds a B.A. in economics and an M.B.A. from Lehigh University.

     ROBERT E. SKELTON. Dr. Skelton has been nominated to serve as a director of Dynacs upon closing of this offering. Dr. Skelton has served as president of Dynamic Systems Research Inc., a firm owned by him that provides engineering consulting services and seminars, since 1982. He has also been a Professor of Engineering with the Department of Applied Mechanics and Engineering Sciences at the University of California, San Diego, and the Director of its Structural Systems and Control Lab from 1997 to the present. From 1975 to 1997, Dr. Skelton was a Professor of Engineering at Purdue University. Prior to that, he served as an engineering consultant to Sperry Rand Co., an information technology and defense company, from 1965 through 1975. Dr. Skelton is one of Dynacs' co-founders. Dr. Skelton served as an adviser to NASA for its "Mission to Mars" project and for the Hubble Space Telescope.

BOARD COMMITTEES

     Our board of directors has authorized creation of audit, compensation and stock option committees upon effectiveness of the registration statement of which this prospectus is a part.

     The audit committee will have responsibility for reviewing the results and scope of audits and other services provided by our auditors and oversight of our system of internal accounting and financial controls. Nominees to serve on the audit committee are Peter Likins, Michael G. Bolton and Robert E. Skelton.

     The compensation committee will have authority to review and recommend to the board of directors the cash compensation and other benefits to be provided to our executive officers. This committee will also have responsibility for general policies relating to compensation of our employees.

Nominees to serve on the compensation committee are Michael R. Burns, Michael G. Bolton and Peter Likins.

     The option committee will be responsible for approving or recommending option grants and administering our 1999 Long-Term Incentive Plan. Nominees to serve on the option committee are Michael R. Burns, Peter Likins and Ramendra P. Singh.

DIRECTOR COMPENSATION


     Each non-employee director shall receive $8,000 per year plus $1,200 for each board meeting attended and shall be reimbursed for his reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or of any committee thereof. Upon the consummation of this offering Dynacs shall grant Dr. Likins an option to purchase 38,931 shares of its common stock, to vest over a two-year period, at an exercise price equal to the initial offering price of the common stock per share. Upon the consummation of this offering Dynacs shall grant Dr. Skelton options to purchase 19,465 shares of its common stock to vest over a two-year period at an exercise price equal to the initial offering price of the common stock per share. Upon the consummation of this offering, the Company shall grant Mr. Bolton an option to purchase 4,866 shares of its common stock, to vest over a one-year period at an exercise price equal to the initial offering price of the common stock per share.


EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the 1997 and 1998 fiscal years and for the twelve month period ended December 31, 1999 to Dynacs' Chief Executive Officer and the other executive officers of Dynacs whose annualized salary and bonus for 1999 exceeded a total of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL
                                                                 COMPENSATION
                                                              ------------------     ALL OTHER
NAME                                   POSITION         YEAR   SALARY     BONUS   COMPENSATION (1)
----                            ----------------------  ----  --------   -------  ----------------
Ramendra P. Singh.............  Director, President     1999  $299,000     -0-         $1,416
                                and Chief Executive     1998   260,000     -0-          1,152
                                Officer                 1997   228,800   $60,000        1,152
Ravi Venugopal................  Senior Vice President   1999  $120,000     -0-         $  228
                                and Secretary           1998    97,136     -0-            190
                                                        1997    91,000   $5,000           174
Harry W. Schubele III.........  Senior Vice President   1999  $120,000     -0-         $  308
                                and Treasurer           1998    98,800     -0-            301
                                                        1997    93,600   $5,000           181
Jayant Ramakrishnan...........  Senior Vice President   1999  $120,000     -0-         $  308
                                                        1998   104,000     -0-            208
                                                        1997   101,000   $5,000           198
Javier E. Benavente...........  Senior Vice President   1999  $120,000     -0-         $  308
                                                        1998    97,500     -0-            191
                                                        1997    91,000   $7,500           174

-------------------------
(1) All other compensation consists of the imputed income associated with the group term life insurance premium for policy values in excess of $50,000.

OPTION GRANTS IN LAST FISCAL YEAR

     No options to purchase shares of common stock were granted to the named executive officers during the fiscal year ended September 30, 1999 and no options were exercised.

     The following table sets forth information regarding exercisable and unexercisable stock options held as of September 30, 1999 by Dynacs' Chief Executive Officer and all executive officers of Dynacs whose annualized salary and bonus for the twelve-month period ending December 31, 1999 exceeded a total of $100,000. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of Dynacs options has been calculated by determining the difference between the exercise price per share and an assumed initial public offering price of $10.00 per share.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


                                          NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED                IN-THE-MONEY
                                      OPTIONS AT FISCAL YEAR-END(#)    OPTIONS AT FISCAL YEAR-END($)
NAME AND POSITION                       EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
-----------------                     -----------------------------    -----------------------------
Ramendra P. Singh, Director,                    255,480/0                      $2,549,690/$0
  President and Chief Executive
  Officer



1999 LONG-TERM INCENTIVE PLAN


     GENERAL. In November 1999, our board of directors approved our 1999 Long-Term Incentive Plan. Pursuant to the plan, we may grant options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights or other stock-based awards. See "Shares Eligible for Future Sale -- Stock Options."


     SHARES RESERVED FOR ISSUANCE. A total of 1,124,113 shares of common stock have been reserved for issuance under the plan. Appropriate adjustments in the aggregate number of shares subject to the plan will be made in the event of any recapitalization, dividend of stock or property other than cash, stock split, reclassification or other change in corporate structure affecting the common stock. As of December 31, 1999, options to purchase 306,577 shares of common stock have been reserved under the plan to holders of the Cerulean FX shares in connection with the acquisition of Cerulean Colorization, L.L.C. with Michael R. Burns having the right to receive options to purchase 204,385 shares of common stock. Also, Mr. Burns has the right to receive options to purchase 51,097 shares of common stock under the Plan upon the Company obtaining contracts for colorization services in an aggregate amount of $10.0 million no later than August 12, 2002.


     ELIGIBILITY. Our employees, officers and directors and those of our subsidiaries and affiliates who are responsible for or contribute to the management, growth and/or profitability of our businesses are eligible to be granted awards under the plan. Only our employees and those of our subsidiaries, however, are eligible to receive incentive stock options.

     ADMINISTRATION. Our stock option committee is authorized to administer the plan, including determining the individuals eligible for grants under the plan and the terms of grants.

     We may grant any of the following, or any combination of the following, types of awards under the plan:

     STOCK OPTIONS. The stock option committee determines the terms and conditions of each incentive stock option and non-qualified stock option granted under the plan, subject to the following conditions:

     - the exercise price of a non-qualified stock option may be greater than 100.0% but not less than 85.0% of the fair market value of our common stock on the date of grant, no less than 100.0% in the case of an incentive stock option and 110.0% in the case of incentive stock options granted to an employee who, at the time of grant, owns more than 10.0% of our voting capital stock.

     - no option can be exercisable ten years after the date of grant and five years in the case of an employee who, at the time of grant, owns more than 10.0% of our voting capital stock.

     - incentive stock options will be treated as non-qualified stock options to the extent that the aggregate market value of the underlying common stock for the first time during any calendar year exceeds $100,000.

     STOCK APPRECIATION RIGHTS. A stock appreciation right is the right to surrender to us all or a portion of a stock option in exchange for an amount of cash or common stock at the discretion of the option committee equal to the difference between:

     - the fair market value, as of the date any part of a stock option is surrendered, of the shares of common stock underlying any part of a stock option, subject to pricing provisions, and

     - the aggregate exercise price of any part of a stock option.

     A stock appreciation right granted with respect to a given stock option shall terminate and no longer be exercisable upon the termination or exercise of the related stock option, subject to provisions specified by the stock option committee.

     RESTRICTED STOCK. A restricted stock award entitles the holder to receive shares of common stock at the end of a restricted period determined by the stock option committee. During the restricted period, the holder is not permitted to sell, transfer, pledge or assign shares of restricted stock. The stock option committee may provide for the lapse of any restrictions in installments and may accelerate or waive any restriction in whole or in part, based on service, performance and other criteria as the stock option committee may determine.

     DEFERRED STOCK. A deferred stock award entitles the holder to receive shares of common stock at the end of a specified deferral period. The stock option committee shall determine, among other things, the duration of the period during which, and the conditions under which, receipt of the common stock will be deferred.

     OTHER STOCK-BASED AWARDS. We may also make other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, common stock, including performance shares, convertible preferred stock, convertible debentures, exchangeable securities and stock awards or options valued by reference to book value or our performance.

EMPLOYMENT AGREEMENTS


     Upon the consummation of the offering, we will enter into an employment agreement with Ramendra P. Singh, to continue to serve as President and Chief Executive Officer of Dynacs, which provides for an initial term of three years commencing on the closing date of this offering at an initial base salary of $295,000, plus bonus payments as Dynacs' Compensation Committee may determine from time to time. Dr. Singh's employment agreement will also contain provisions that require

Dynacs to pay his salary through the full term if he is terminated without cause or if he terminates the agreement for "good reason" because of certain breaches by Dynacs. Upon termination of Dr. Singh's employment agreement by Dynacs without "cause" or by Dr. Singh for "good reason," Dr. Singh would be entitled to a cash payment equal to twelve months of his salary at his highest salary rate in effect during the twelve months immediately prior to termination. Dr. Singh's contract will also contain non-competition provisions that prohibit him from competing with us in the areas of information systems and aerospace/satellite systems and operations for U.S. Government agencies for a one-year period following the end of his contract or, if terminated for "cause," for a two-year period following the original term of his contract.



     Upon the consummation of the offering, we will also enter into employment agreements with each of Messrs. Ravi Venugopal, Harry W. Schubele III, Jayant Ramakrishnan and Javier E. Benavente to continue to serve as senior vice president of Dynacs for three years commencing on the date of this offering at base annual salaries of $150,000 each. Upon consummation of the offering, we will also enter into an employment agreement with Robert Rodriguez to continue to serve as Chief Financial Officer of Dynacs at a base annual salary of $100,000. Each executive's employment agreement will also provide that each such employee shall be eligible to receive bonus payments as Dynacs' Compensation Committee may determine from time to time. Each employment agreement will contain non-competition provisions that prohibit the employee from competing with Dynacs in the areas of information systems and aerospace/satellite systems and operations for U.S. Government agencies: (i) for a six-month period, if such employee is terminated without "cause" upon payment to such employee of six months salary as severance, and (ii) for a two year period if the employee is terminated with "cause" by Dynacs or if the employee terminates his employment other than for "good reason". If an executive's employment agreement is terminated by us for any reason other than for "cause," or long-term disability or if the executive terminates his employment for "good reason," then he shall be entitled to an additional cash payment equal to six months of his salary at his highest salary rate in effect during the twelve months prior to termination.

                       PRINCIPAL AND SELLING STOCKHOLDERS



     The following table sets forth the beneficial ownership of common stock by each person (or group of affiliated persons) known by Dynacs to beneficially own more than five percent of the outstanding shares of common stock, each director, director-nominee and named executive officer of Dynacs, and all officers, directors and director-nominees as a group without naming them and each selling stockholder as of July 14, 2000 and as adjusted to reflect the sale of 3,000,000 shares of common stock offered hereby. Except as indicated in the notes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



                                                                         PERCENTAGE OF OUTSTANDING SHARES
                                                                              BENEFICIALLY OWNED(2)
                                                                    ------------------------------------------
                                      SHARES OF                                                 AFTER OFFERING
                                     COMMON STOCK                                                    WITH
                                     BENEFICIALLY                     BEFORE         AFTER      OVER-ALLOTMENT
NAME OF BENEFICIAL OWNER(1)            OWNED(2)                     OFFERING(3)   OFFERING(4)     OPTION(5)
---------------------------          ------------                   -----------   -----------   --------------
Ramendra P. Singh..................   4,292,070(6)(7)(16)              52.8%         32.2%           30.1%
Ravi Venugopal.....................     715,345(16)                     9.1%          5.4%            4.8%
Harry W. Schubele III..............     255,480(16)                     3.2%          1.9%            1.8%
Jayant Ramakrishnan................     255,480(8)(16)                  3.2%          1.9%            1.8%
Javier E. Benavente................     235,850(9)(16)                  3.0%          1.8%            1.6%
Michael G. Bolton(10)..............           0                          --            --              --
Michael R. Burns(10)...............     769,000(11)                     9.5%          5.7%            5.5%
Peter Likins(10)...................     510,961(16)                     6.5%          3.8%            3.6%
Robert E. Skelton(10)..............     638,700(16)                     8.1%          4.8%            4.5%
Ramesh Venugopal(12)...............     114,966(16)                     1.5%            *               *
Film Archive Finance Company,
  Inc.(13).........................   1,090,000(14)                      --           8.2%            7.9%
All officers and directors as a
  group (9 persons)................   7,672,886(15)(16)                92.1%         56.6%           53.8%


-------------------------

  *  Less than 1.0%


 (1) Unless otherwise indicated, the address for each person listed below is c/o Dynacs Inc., 35111 U.S. Highway 19 North, Suite 300, Palm Harbor, FL 34684.

 (2) Includes shares which the beneficial owner has the right to acquire within 60 days from the date hereof.


 (3) Based on 7,873,901 shares outstanding, including 912,064 shares of common stock issuable upon the conversion of certain parties' equity interest in our subsidiary, Cerulean FXs, Inc.



 (4) Based on 13,347,765 shares to be outstanding upon the consummation of the offering, assuming that the underwriters do not exercise their over-allotment option, and including 912,064 shares of common stock issuable upon the automatic conversion of 4,000 shares of our subsidiary, Cerulean FXs, Inc., upon the consummation of this offering, 483,334 shares of common stock issuable upon the conversion of the Mezzanine Notes, 635,050 shares of common stock issuable upon the exercise of the warrants issued to the holders of the Mezzanine Notes, 1,100,000 shares that will be issued in connection with our acquisition of Sherman Grinberg Film Libraries, Inc., if completed, immediately after the consummation of this offering and 255,480 shares of common stock issuable upon the exercise of options at $.02 per share.

 (5) Based on 13,797,765 shares to be outstanding upon the consummation of this offering, assuming that the underwriters exercise their over-allotment option to purchase 450,000 shares of common stock, and including 912,064 shares of common stock issuable upon the automatic conversion of 4,000 shares of our subsidiary, Cerulean FXs, Inc., upon the consummation of this offering, 483,334 shares of common stock issuable upon the conversion of the Mezzanine Notes, 635,050 shares of common stock issuable upon the exercise of the warrants issued to the holders of the Mezzanine Notes, 1,100,000 shares that will be issued in connection with our acquisition of Sherman Grinberg Film Libraries, Inc., if completed, immediately after the consummation of this offering and 255,480 shares of common stock issuable upon the exercise of options at $.02 per share.



 (6) Includes 255,480 shares of common stock issuable upon the exercise of options exercisable within 60 days from the date hereof.



 (7) Includes 395,629 shares of common stock held by Dr. Singh's wife and 379,571 shares of common stock held by trusts for the benefit of certain family members of Dr. Singh.



 (8) Includes 29,198 shares of common stock held by trusts for the benefit of certain family members of Mr. Ramakrishnan.



 (9) Includes 38,321 shares of common stock held by trusts for the benefit of certain family members of Mr. Benavente.



(10) Messrs. Bolton, Burns, Likins and Skelton have agreed to serve as directors of Dynacs upon the consummation of this offering.



(11) Includes 564,615 shares to be received by Mr. Burns upon the automatic conversion of his shares of Dynac's subsidiary, Cerulean FXs, Inc., pursuant to the terms of our acquisition of Cerulean Colorization, L.L.C. in August 1999. See "Certain Transactions -- Acquisition of Cerulean Colorization, L.L.C." Also includes 204,385 shares of common stock issuable upon the exercise of options exercisable within 60 days from the date hereof.



(12) Within the past three years, Ramesh Venugopal has provided consulting services to Dynacs.



(13) The address for this reporting person is 60 East 42nd Street, New York, New York 10165.



(14) Consists of 1,085,000 shares of Dynacs common stock that will be issued to Film Archive Finance Company, Inc. in exchange for all of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc., a wholly-owned subsidiary of Film Archive Finance Company, Inc., and 5,000 shares of Dynacs common stock issuable to Film Archive Finance Company, Inc. in consideration for entering into a non-compete agreement upon the consummation of this offering. See "Certain Transactions -- Proposed Acquisition of the Sherman Grinberg Film Libraries."



(15) Includes 564,615 shares to be received by Michael Burns upon the automatic conversion of his shares of Dynacs' subsidiary, Cerulean FXs, Inc., and 459,865 shares of common stock issuable upon the exercise of options exercisable within 60 days from the date hereof.



(16) Of the 450,000 shares of Dynacs common stock issuable upon the exercise of the over-allotment option granted to the underwriters to cover over-allotments, if any, 250,000 shares are being offered by the selling stockholders. If the over-allotment option is exercised in full, Dr. Singh, our Director, President and Chief Executive Officer, will sell 133,726 shares, Mr. Ravi Venugopal, our Senior Vice President, Digital Media and Entertainment, and Secretary, will sell 51,600 shares, Mr. Schubele, our Senior Vice President, Business and Treasurer, will sell 8,208 shares, Mr. Ramakrishnan, our Senior Vice President, Information and Applied Technology, will sell 8,208 shares, Mr. Benavente, our Senior Vice President, Corporate Business Development, will sell 8,208 shares, Mr. Likins, a director-nominee, will sell 16,175 shares, Mr. Skelton, a director-nominee, will sell 20,250 shares and Mr. Ramesh Venugopal will sell 3,625 shares.

                              CERTAIN TRANSACTIONS

ACQUISITION OF CERULEAN COLORIZATION, L.L.C.


     In August 1999, we acquired all of the membership interests in Cerulean Colorization, L.L.C. by issuing to its members 20.0%, or 4,000 shares, of the outstanding common stock of Cerulean FXs, Inc., a wholly-owned subsidiary of Dynacs. As the owner of 62.0% of the membership interests of Cerulean Colorization, L.L.C., Michael Burns received 2,480 of the 4,000 shares. The shares of common stock of Cerulean FXs held by the former members of Cerulean Colorization, L.L.C. will be automatically converted into 912,064 shares of Dynacs' common stock upon the consummation of this offering, unless the shares are sooner converted upon the exercise by the holders of conversion rights under certain circumstances. The number of shares of Dynacs' common stock which the holders of Cerulean FXs shares are entitled to receive is subject to adjustments for stock splits, stock dividends, recapitalizations. The holders of these shares have pre-emptive rights which terminate upon this offering. The former Cerulean interest holders are party to the registration rights agreement discussed below. In connection with our acquisition of the Cerulean interests, we have agreed to issue the following options upon the consummation of this offering:



     - options to purchase 204,385 shares of common stock to Mr. Michael Burns under our 1999 Long-Term Incentive Plan;



     - options to purchase 38,321 shares of common stock to Mr. Steven Strick under our 1999 Long-Term Incentive Plan; and



     - options to purchase 12,774 shares of common stock to Mr. Tracy Pearce under our 1999 Long-Term Incentive Plan.



     Also, Mr. Burns has the right to receive options to purchase 51,097 shares of common stock under our 1999 Long-Term Incentive Plan upon our obtaining contracts for colorization services no later than August 12, 2002 resulting in fees of an aggregate amount of no less than $10.0 million.



     As part of the acquisition of Cerulean, Dynacs agreed to lend Mr. Burns an aggregate of $600,000. Of this amount, Dynacs loaned him $300,000 in August 1999 and is obligated to lend him $150,000 in January 2000 and another $150,000 in January 2001. Of the $150,000 which Dynacs was obligated to loan Mr. Burns in January 2000, $100,000 was loaned to Mr. Burns on May 3, 2000, with the remaining $50,000 due upon the consummation of this offering. The note representing this indebtedness is non-recourse to Mr. Burns, bears interest at the rate of 5.7% per annum and matures in August 2004. The loans are secured by a pledge of all of Mr. Burns' stock in Cerulean FX (and in Dynacs' common stock issuable upon the conversion of the Cerulean FXs stock into 912,064 shares of common stock of Dynacs upon the effectiveness of this offering or at the election of the holders thereof).


PROPOSED ACQUISITION OF THE SHERMAN GRINBERG FILM LIBRARIES


     We entered into a non-binding letter of intent to acquire the Sherman Grinberg Film Library. Pursuant to the letter of intent, dated May 16, 2000, with Film Archive Finance Company, Inc. we have agreed to purchase all of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc. See "Business -- Digital Media and Entertainment Division -- Future Digital Media Projects -- Digital Content Development and Reformatting."


     The purchase price for the shares is $3.35 million, subject to increases based on:

          - The availability of commercially usable film footage in the two principal libraries in excess of 5.0 million linear feet and additional commercially usable film footage in any of the other libraries to be acquired;

          - Certain minimum levels of gross revenues for 2001, 2002 and 2003 from the licensing or sale of footage as it presently exists in the libraries or as it may be colorized by us; and

          - Certain minimum levels of gross revenues for 2001, 2002, 2003 and 2004 from the sale or licensing of the libraries in all forms, including footage which has been re-edited or compiled by us or colorized by us.


     The maximum purchase price for the Grinberg shares is $10.85 million, payable in our common stock, based on the greater of the offering price of our common stock in this offering, or $10 per share. Of the number of shares of our common stock to be issued in consideration of the purchase price, $3.35 million worth of our common stock will be delivered to the Film Archive Finance Company, Inc. at closing and the remainder will be delivered into escrow, which will be released after applicable purchase price adjustments described above are made and will be subject to cancellation based on the Film Archives' indemnification obligations as described below.



     One half of the shares of Dynacs common stock to be delivered at the closing ($1.675 million) and one half of the stock to be delivered based upon available commercially usable footage ($1.5 million), along with all of the Dynacs common stock to be issued based upon gross revenues ($4.5 million) is subject to cancellation in the event Dynacs has indemnification claims against the Film Archive Finance Company, Inc.



     The Film Archive Finance Company, Inc. and one of its executive officers are also receiving an aggregate of $150,000 in shares of Dynacs common stock based on the greater of the offering price of our common stock in this offering or $10 per share for a three year covenant not to compete. The executive officer will also enter into a one year employment agreement with Dynacs pursuant to which the executive officer will be paid a base salary plus bonuses if the executive officer is able to bring to Dynacs additional corporate or film library acquisition opportunities which Dynacs elects to acquire.


CERTAIN RELATIONSHIPS WITH RAMESH VENUGOPAL

     Ramesh Venugopal, is a businessman who conducts business in various countries in Southeast Asia, including Singapore and Indonesia, and is the brother of Ravi Venugopal, a Senior Vice President and the Secretary of Dynacs. Ramesh Venugopal has been party to several significant transactions with Dynacs as follows:


     - In January and February 1998, Ramesh Venugopal advanced to Dynacs loans aggregating $1.0 million, bearing interest at the rate of 11.25% per annum. This loan when made was originally unsecured. In May 1999, Dynacs and Mr. Venugopal consolidated the notes into a loan agreement for a principal amount of $1.0 million, bearing interest at the rate of 10.0% and without a maturity date. Dynacs secured the payment of the loan by a pledge of Dynacs' share of proceeds from the syndication of the colorized version of the TV series "I Dream of Jeannie." As of June 30, 2000, the outstanding balance under this loan agreement was $585,000. Dynacs intends to repay this amount from the net proceeds of this offering.


     - In October 1998, Ramesh Venugopal advised Dynacs in connection with the founding of its Batam, Indonesia facility. During the nine month period ended September 30, 1999, Dynacs paid Mr. Venugopal $1,206,000 in consideration for costs and services which he advanced on behalf of Dynacs in connection with the startup of this facility.


     - In August 1999, Dynacs issued 114,966 shares of common stock to Ramesh Venugopal in payment for his services in supervising the construction of the Batam, Indonesia facility and for managing it through December 31, 1999.

RELATED PARTY LOANS TO DYNACS

     Dynacs has borrowed funds from some of its officers, directors and principal stockholders of the company, as follows:

     - In September 1997, Ravi Venugopal, a Senior Vice President and stockholder of Dynacs, made a loan to Dynacs of $150,000 pursuant to a note bearing interest at a rate of 10.5% per annum, which Dynacs repaid in November 1998.


     - On October 6, 1997, Venugopal Srinivasan and Ranjini Srinivasan, the brother and sister-in-law of Ravi Venugopal, a Senior Vice President and the Secretary of Dynacs, loaned Dynacs $200,000 pursuant to a note bearing interest at the rate of 10.5% per annum for a period of 36 months. The outstanding balance as of June 30, 2000 was $25,000. Dynacs intends to repay this amount from the net proceeds of this offering.


     - On February 15, 1999, Mr. Srinivasan, loaned Dynacs an aggregate of $110,000 pursuant to a note, bearing interest at the rate of 12.0% per annum with an extended maturity of August 15, 2000. Dynacs intends to repay this amount from the net proceeds of this offering.

     - On February 23, 1999, Ravi Venugopal loaned Dynacs $248,000 pursuant to a note bearing interest at the rate of 12.0% per annum with an extended maturity of August 23, 2000. Dynacs intends to repay this amount from the net proceeds of this offering.

     - On March 30, 1999, Dr. Ramendra Singh, our President, Chief Executive Officer and a principal stockholder, loaned Dynacs $160,000 pursuant to a note bearing interest at the rate of 12.0% per annum with an extended maturity of September 30, 2000. Dynacs intends to repay this amount from the net proceeds of this offering.


     - On June 10, 1999, Dr. Peter Likins, a stockholder of Dynacs who has agreed to serve as a director upon effectiveness of this offering, loaned Dynacs $400,000 pursuant to a note bearing interest at the rate of 12.0% per annum and which matured on April 1, 2000. Dynacs paid off this note in April 2000 out of the proceeds of the Mezzanine Financings.



     - On June 10, 1999, Robert Skelton, a stockholder of Dynacs who has agreed to serve as a director upon the consummation of this offering, loaned Dynacs $200,000 pursuant to a note bearing interest at the rate of 12.0% per annum and which matured on April 1, 2000. Dynacs paid off this note in April 2000 out of the proceeds of the Mezzanine Financings.


     - On August 23, 1999, Anil Singh, Dr. Singh's nephew, loaned Dynacs $89,000 pursuant to a note bearing interest at 12.0% per annum with an extended maturity of August 23, 2000. Dynacs intends to repay this amount from the net proceeds of this offering.

     Dynacs has borrowed an aggregate of approximately $3,765,600 during the period of January 1997 through December 1999 from some of its officers, directors, principal stockholders and/or members of their immediate family. See "Principal Stockholders -- Certain Relationships with Ramesh Venugopal."

SALE OF SHARES OF COMMON STOCK TO RAVI VENUGOPAL


     On January 25, 1999, Dynacs issued 459,866 shares of common stock to Ravi Venugopal for the aggregate consideration of $1,127,700. Of this amount, Mr. Venugopal paid $2,000 in cash and the balance of $1,125,700 by issuing to Dynacs a promissory note of Mr. Venugopal which is also secured by a pledge of these shares. This note bears interest at the prime rate per annum and matures on January 25, 2002. No interest or principal is due until maturity.

RELATIONSHIP WITH LENTZ & FAIR, P.A.

     The office building in Palm Harbor, Florida, which houses our corporate headquarters, is owned by Dynacs Properties, Inc., a company owned 50.0% by Dynacs and 50.0% by H. James Lentz, Esq., the owner of Lentz & Fair, P.A., a law firm. Dynacs entered into a lease agreement with Dynacs Properties, Inc. for the rental of office space. The lease arrangement between Dynacs and Dynacs Properties, Inc. was determined on an arms-length basis. Lentz & Fair has represented Dynacs in numerous legal matters, including the litigation with Juno Pix and New Line Productions described elsewhere in this prospectus. Lentz & Fair has been paid legal fees in an aggregate amount of $385,360 for six-month period ended March 31, 1999 and $382,773 for the nine-month period ended September 30, 1999.

KEY MAN LIFE INSURANCE

     Dynacs is the beneficiary of key man life insurance policies on behalf of Ramendra P. Singh, Dynacs' Chief Executive Officer and President, and each of Javier E. Benavente, Jayant Ramakrishnan, Harry W. Schubele III and Ravi Venugopal, all of whom are Senior Vice Presidents of Dynacs, and Robert Rodriguez, the Chief Financial Officer of Dynacs. In the event of Dr. Singh's death or disability, Dynacs will receive $1.0 million. In the event of the death or disability of any of Messrs. Benavente, Ramakrishnan, Schubele, Venugopal or Rodriguez, Dynacs will receive $250,000.

REGISTRATION RIGHTS AGREEMENT

     All stockholders of Dynacs at August 31, 1999, together with the former holders of Cerulean Colorization, L.L.C. holding shares of common stock of Cerulean FXs, Inc., are party to a registration rights agreement which provides that if Dynacs proposes to register any of its securities under the Securities Act, either for its own account or the account of any of its security holders, the parties to this agreement are entitled to include their registrable shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters have the right to limit the number of shares included in any registration. These rights terminate for a holder once the holder is authorized to sell all of its shares under Rule 144(k) under the Securities Act.

OTHER MATTERS

     Dynacs believes that the foregoing transactions were in its best interest. The foregoing transactions were approved by Dynacs' board of directors. As a matter of policy, all future transactions between Dynacs and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the board of directors.

                           DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 30,000,000 shares of stock, of which 25,000,000 shares are common stock, par value $.01 per share, and 5,000,000 shares are preferred stock, par value $.01 per share.


     The following summary description of Dynacs' capital stock, as of the closing of this offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to Dynacs' amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK


     Immediately prior to the consummation of this offering, there were 6,961,837 shares of common stock outstanding and held of record by 29 stockholders. Based upon the number of shares outstanding as of the consummation of this offering and giving effect to the conversion of shares held by the former members of Cerulean Colorization, L.L.C. into 912,064 shares of common stock and the issuance of the shares of common stock offered by Dynacs in this offering, there will be 13,347,765 shares of common stock outstanding upon the consummation of this offering, assuming no exercise of the underwriters' over-allotment option but including:



     - an aggregate of 1,100,000 shares of common stock that will be issued in connection with our acquisition of Sherman Film Libraries, Inc. upon the consummation of this offering (including 5,000 shares of common stock issuable to Film Archive Finance Company, Inc., the parent company of Sherman Grinberg Film Libraries, Inc., and 10,000 shares of common stock issuable to an executive officer of Film Archive Finance Company, Inc., in consideration for entering into a non-compete agreement);



     - 483,334 shares issuable upon the conversion of the Mezzanine Notes;



     - 635,050 shares issuable upon the exercise of the warrants issued to the holders of the Mezzanine Notes; and



     - 255,480 shares of common stock issuable upon the exercise of options at $.02 per share.



     Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably any lawful dividends as may be declared by the board of directors. However, all dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Dynacs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Dynacs available for distribution to its stockholders. Any pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Dynacs may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.


PREFERRED STOCK

     Immediately prior to the consummation of this offering, there were no shares of preferred stock outstanding. The board of directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

     Dynacs has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of Dynacs.


MEZZANINE FINANCINGS



MEZZANINE NOTES



     In order to finance our working capital deficits during the period November 1999 through March 2000, we conducted two offerings of Mezzanine Notes for an aggregate principal amount of $2.9 million. $1.0 million of the Mezzanine Notes were sold in "Mezzanine I" from November 1999 to January 2000 and the remaining $1.9 million were sold in "Mezzanine II" from February to March 2000. The Mezzanine Notes are unsecured and subordinate to our currently existing equipment financings, $4,000,000 line of credit with the First National Bank of Florida and certain indebtedness aggregating $585,000, and are guaranteed by Dr. Ramendra P. Singh, our Chief Executive Officer, President, director and a principal stockholder. The Mezzanine Notes bear interest at the initial rate of 8.0% per annum from the date of issuance until and including the 120th day from the date of issuance, and thereafter at the rate of 15.0% per annum and mature on the one year anniversary of the date of grant, if not converted prior to this date. Pursuant to the terms of the Mezzanine Notes, upon a "Liquidity Event," defined as the initial public offering of Dynacs' common stock and the sale of all or substantially all of the assets of Dynacs, a holder of a Mezzanine Note may convert such note into a number of shares of Dynacs' common stock equal to the outstanding principal and accrued and unpaid interest of the note divided by the conversion price. The conversion price of each Mezzanine Note is 60.0% of the initial public offering price of the common stock. Also, in the event we conduct a private offering of equity or equity-linked securities at any time during which the Mezzanine Notes are outstanding, resulting in aggregate proceeds of not less $2.0 million, we are obligated to either repay the outstanding principal amount and accrued and unpaid interest on the Mezzanine Notes or convert any Mezzanine Note, at the option of the holder, into the securities issued in the private financing. The holders of the Mezzanine Notes have unlimited piggyback registration rights with respect to the shares of common stock issuable upon the exercise of the warrants and issuable upon conversion of the notes and one demand registration right.


WARRANTS


     Each initial holder of the Mezzanine Notes received five-year warrants to purchase 21,899 shares of our common stock for each $100,000 denomination of Mezzanine Notes purchased. We issued warrants to purchase an aggregate of 218,985 shares of common stock in Mezzanine I and 416,065 shares of common stock in Mezzanine II. The warrants are exercisable at a price equal to 70.0% of the initial public offering price of the common stock. The holders of the warrants have unlimited piggyback registration rights with respect to the shares of common stock they may purchase and one demand registration right.


PLACEMENT AGENT WARRANTS


     We issued warrants to purchase an aggregate of 62,834 shares of common stock to H.C. Wainwright & Co., Inc., a representative of the underwriters of this offering, in consideration for services rendered as placement agent of the Mezzanine Financings. Such warrants were issued on similar terms of the warrants issued to the Mezzanine Note holders. The warrants issued to H.C. Wainwright will be cancelled prior to this offering.


REGISTRATION RIGHTS AGREEMENT

     All of the stockholders of Dynacs at March 28, 2000, together with the former holders of Cerulean Colorization, L.L.C. holding shares of common stock of Cerulean FXs, Inc., are party to a registration rights agreement dated August 13, 1999. This agreement is described in the section of this prospectus entitled "Certain Transactions -- Registration Rights Agreement."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging in some transactions, defined under the Delaware General Corporation Law as "business combinations," which include a merger or sale of more than 10.0% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15.0% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the date of such stockholder became an "interested stockholder" unless:

     - the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained this status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - on or after the date of business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     OUR CERTIFICATE OF INCORPORATION AND BYLAWS. Provisions of our certificate of incorporation and bylaws, which will be in effect upon the closing of this offering may have the effect of deterring hostile takeovers or delaying changes in control or management of Dynacs. For example, the certificate of incorporation provides that stockholders are not entitled to cumulate their votes for the election of directors. The certificate of incorporation also authorizes undesignated preferred stock which makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Dynacs. Our by-laws also authorize the board of directors to fill vacancies on the board and to increase the number of board members. In addition, our by-laws limit the ability of stockholders to raise matters or nominate persons to serve as members of the Board of Directors at a meeting of stockholders without giving advance notice, except with the unanimous consent of all stockholders entitled to vote at the meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     To the extent permitted under Delaware law, the certificate of incorporation limits the personal liability of our officers and directors to us or our stockholders for monetary damages for any breach of fiduciary duty as our officers and directors except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - payments of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law; or

     - any transaction from which the director derived an improper personal benefit.

     Under Delaware law, our directors have a fiduciary duty to us that is not eliminated by this provision of the certificate. This provision also does not affect the directors' responsibilities under any other laws, including federal securities laws.

     Our certificate of incorporation provides full indemnification of officers and directors by Dynacs to the fullest extent permitted by law.

STOCK TRANSFER AGENT

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock. We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the prevailing market price of our common stock. Nevertheless, sales of substantial amounts of our common stock in the public market at any one period in time could adversely affect prevailing market prices of our common stock. Furthermore, since some shares of common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market at any one period in time after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future on favorable terms, if at all.


     Upon completion of this offering, we will have outstanding an aggregate of 13,347,765 shares of our common stock, assuming the issuance of the following shares of common stock:



     - 912,064 shares of our common stock upon the automatic conversion of the equity interests of certain parties in our subsidiary, Cerulean FXs, Inc.;



     - 1,100,000 shares of our common stock in connection with our acquisition of the issued and outstanding capital stock of Sherman Grinberg Film Libraries, Inc. (including 5,000 shares of common stock issuable to Film Archive Finance Company, Inc., the parent company of Sherman Grinberg Film Libraries, Inc., and 10,000 shares of common stock issuable to an executive officer of Film Archive Finance Company, Inc., in consideration for entering into a non-compete agreement);



     - 483,334 shares of our common stock upon the conversion of all of the Mezzanine Notes;



     - 635,050 shares of our common stock upon the exercise of all of the warrants issued in conjunction with the Mezzanine Notes; and



     - 255,480 shares of common stock issuable upon the exercise of options at $.02 per share.

     Of these shares, the 3,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act and 10,347,765 shares will be deemed to be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Of these shares, 6,961,837 shares could be sold pursuant to Rule 144 commencing 90 days after the effective date of this offering, subject to the restrictions of the lock-up agreements. The remaining 3,130,448 shares could be sold pursuant to Rule 144 commencing one year after the effective date of this offering.


LOCK-UP AGREEMENTS


     Stockholders holding an aggregate of 11,207,158 shares of common stock, including securities exercisable, convertible or exchangeable into shares of common stock, including:


     - all of our officers and directors who hold shares of common stock or options to purchase shares of common stock; and


     - the holders of the Mezzanine Notes and Mezzanine Warrants issued in connection with the Mezzanine Financings have signed lock-up agreements with the underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus.

     Transfers or dispositions can be made sooner only with the prior written consent of H.C. Wainwright & Co., Inc.


     Upon expiration of the lock-up period, 180 days after the date of this prospectus, 11,207,158 shares of common stock, including securities exercisable, convertible or exchangeable into shares of common stock, will be available for resale to the public to the extent that Rule 144 is available.



     In addition, in connection with our proposed acquisition of Sherman Grinberg Film Libraries, Inc., 350,000 shares of common stock (including 5,000 shares of common stock issuable to Film Archive Finance Company, Inc., the parent company of Sherman Grinberg Film Libraries, Inc., and 10,000 shares of common stock issuable to an executive officer of Film Archive Finance Company, Inc., in consideration for entering into a non-compete agreement) will be subject to a lock-up agreement for a period of 12 months from the date of issuance. The remaining 750,000 shares of common stock issuable to Film Archive Finance Company, Inc. will be subject to a lock up agreement for a period of six months from the date of issuance.


RULE 144

     In general, pursuant to Rule 144 under the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, provided that Dynacs is current in its reporting requirements, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1.0% of the number of shares of common stock then outstanding; or


     - the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Pursuant to Rule 144(k) under the Securities Act, a person who has not been one of our affiliates at any time during the three-months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who was a non-affiliate, is entitled to sell any shares without restrictions.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell the shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the one-year holding period, contained in Rule 144. At the request of the underwriters, shareholders who would otherwise be able to avail themselves of this provision to resell their shares have agreed to enter into the lock-up agreements described above for a period of 180 days from the consummation of this offering.

REGISTRATION RIGHTS AGREEMENT

     All of the stockholders of Dynacs prior to this initial public offering, together with the former holders of Cerulean Colorization, L.L.C. holding shares of common stock of Cerulean FXs, Inc., are party to a registration rights agreement. This agreement provides that if Dynacs proposes to register any of its securities under the Securities Act, either for its own account or for the account of another security holder, the parties to this agreement are entitled to receive notice of the registration and to register their shares as part of the registration. The agreement also provides, however, that the underwriters of a public offering of Dynacs' common stock have the right to limit the number of shares registered by these stockholders. The registration rights of these stockholders terminate as to each stockholder at the time when Rule 144(k) promulgated under the Securities Act would permit the stockholder to sell all of its shares.


     Also, in connection with the Mezzanine Financings, we granted "piggyback" and demand registration rights to the holders of the Mezzanine Notes and Mezzanine Warrants with respect to the registration of the shares of common stock issued or issuable upon the conversion of the Mezzanine Notes and exercise of the Mezzanine Warrants. If during the five-year period commencing from the effective date of this offering, we propose to prepare and file a registration statement on a suitable form with the Securities and Exchange Commission, we are obligated to give at least 30 days notice to the holders of the Mezzanine Notes and Mezzanine Warrants and eligible underlying common stock and give them the opportunity to register their common stock in our registration statement, subject to customary reductions by the underwriter, if any. We are also obligated to prepare and file a registration statement with the Securities and Exchange Commission on one occasion in the event that the holders of a majority of the eligible shares of common stock issued or issuable upon the conversion of the Mezzanine Notes and exercise of the Mezzanine Warrants provide us with a written request to register their common stock. We would also be obligated to contact the other holders of the eligible shares and notify them of the registration request, and to include their shares, if requested.


STOCK OPTIONS


     We intend to file a registration statement under the Securities Act covering 1,124,113 shares of common stock reserved for issuance under our 1999 Long-Term Incentive Plan. We expect to file this registration statement 120 days after the effective date of this offering, and we anticipate that it will become effective upon filing. Accordingly, shares registered under this registration statement should be available for sale in the open market 120 days after the effective date of this offering, subject to vesting provisions of the plan, Rule 144 volume limitations that apply to our affiliates, and applicable lock-up agreements.


     Options to purchase an aggregate of 255,480 shares of common stock have been reserved under the plan to holders of the Cerulean FXs shares in connection with the acquisition of Cerulean Colorization, L.L.C. Options to purchase 204,385 of the 255,480 shares of common stock were reserved for Mr. Burns under the plan. Also, Mr. Burns has the right to receive options to purchase 51,097 shares of common stock under the plan upon the Company obtaining contracts for colorization services in an aggregate amount of $10.0 million no later than August 12, 2002. See "Management -- Executive Compensation."

                                  UNDERWRITING


     Subject to the terms and conditions contained in the underwriting agreement, Dynacs has agreed to sell to each of the underwriters named below, and each of the underwriters, for which H.C. Wainwright & Co., Inc. and Roth Capital Partners, Inc. are acting as representatives, has severally, and not jointly, agreed to purchase the number of shares offered in this offering set forth opposite their respective names below.



NAME                                                          NUMBER OF SHARES
----                                                          ----------------
H.C. Wainwright & Co., Inc. ................................
Roth Capital Partners, Inc. ................................
                                                                 ---------
          Total.............................................     3,000,000
                                                                 =========


     A copy of the underwriting agreement has been filed as an exhibit to this registration statement. The underwriters shall be obligated to purchase all of the shares (other than those covered by the underwriters' over-allotment option described below), if any are purchased.

     The representatives have advised us that the underwriters propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the
NASD, and some foreign dealers, concessions not in excess of $     per share, of
which amount a sum not in excess of $     per share may in turn be re-allowed by
these dealers to other dealers who are members of the NASD and to some foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the re-allowance to other dealers may be changed by the representatives. The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.


     At the request of Dynacs, the underwriters have reserved at the initial public offering up to 300,000 shares of common stock for sale to employees, customers and other business associates of Dynacs.



     We have agreed to pay to the representatives an expense allowance on a non-accountable basis, equal to 1.0% of the gross proceeds derived from the sale of 3,000,000 shares offered in this offering, or 3,450,000 shares if the underwriters' over-allotment option is exercised in full. We paid an advance on this allowance in the amount of $25,000.



     OVER-ALLOTMENT OPTION. Eight selling stockholders, Ramendra P. Singh, Ravi Venugopal, Harry W. Schubele III, Jayant Ramakrishnan, Javier E. Benavente, Peter Likins, Robert E. Skelton and Ramesh Venugopal have granted to the underwriters an option, exercisable during the 45-day period after the date this offering is consummated, to purchase up to an aggregate of 250,000 outstanding shares of common stock, and we have granted to the underwriters an option to purchase up to 200,000 to cover over-allotments, if any, at the same price per share as we will receive for the 3,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,000,000 shares are being sold. The selling stockholders will be obligated, under this option, to sell shares to the extent the option is exercised. In the event the over-allotment option is not exercised in full, the underwriters will exercise the option from the selling stockholders before exercising the option from us. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 3,000,000 shares of our common stock offered by this prospectus.



     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.



                                                                 WITHOUT             WITH
                                                              OVER-ALLOTMENT    OVER-ALLOTMENT
                                                 PER SHARE        OPTION            OPTION
                                                 ---------    --------------    --------------
Assumed public offering price..................  $               $                 $
  Underwriting discounts and commissions.......
  Proceeds before expenses, to us..............
  Proceeds before expenses to selling
     stockholders..............................



     We have also agreed to sell to H.C. Wainwright & Co., Inc., as a representative of the underwriters, for nominal consideration, the representative's warrants to purchase up to 300,000 shares of common stock. The representative's warrants are exercisable for a period of four years commencing one year after the effective date of this prospectus at an exercise price per share equal to $12.00 (120.0% of the public offering price). The representative's warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to officers or partners of the representatives or members of the selling group. Dynacs has granted to H.C. Wainwright & Co., Inc. one demand registration right at Dynacs expense and one demand registration right at the holders' expense for a period of five years from the effective date of this offering and piggyback registration rights for a period of six years from the effective date of this offering with respect to registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the representative's warrants. The representative's warrants contain anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the representative's warrants, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the representative's warrants have no voting, dividend, or other rights as a stockholder with respect to shares of common stock underlying the representative's warrants, unless the representative's warrants shall have been exercised.


     In connection with this offering, we have granted H.C. Wainwright & Co., Inc. the right, for the five-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of our board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

     Each of our officers, directors, and stockholders, have entered into lock-up agreements under which we and they have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of common stock, securities of Dynacs convertible into, or exercisable or exchangeable for, shares of common stock, or shares of common stock received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of H.C. Wainwright & Co., Inc. for a period of at least 180 days after the date of this prospectus. H.C. Wainwright & Co., Inc. may, at any time and without notice, waive the terms of those lock-up agreements.

     Before this offering, there has been no public market for the common stock of Dynacs. The initial public offering price, negotiated between Dynacs and the representatives, is based upon Dynacs' financial and operating history and condition, its prospects, the prospects for the industry we are in and prevailing market conditions.

     H.C. Wainwright & Co., Inc. received an aggregate of $240,000 in cash commissions and warrants to purchase 62,834 shares of common stock of Dynacs as placement agent in connection with the Mezzanine Financings. H.C. Wainwright & Co., Inc. was also reimbursed $9,000 for expenses related to the Mezzanine Financings. The warrants issued to H.C. Wainwright & Co., Inc. in connection with the Mezzanine Financings will be cancelled prior to this offering.



     On May 1, 2000, Dynacs entered into an agreement with H.C. Wainwright & Co., Inc. pursuant to which H.C. Wainwright & Co., Inc. is to act as Dynacs' exclusive financial advisor in connection with the evaluation of strategic and financial alternatives for Dynacs, including a merger, partnership, alliance, acquisition or other strategic transactions. Pursuant to the agreement, H.C. Wainwright & Co., Inc. shall receive in connection with the consummation of any transaction described above, a fee equal to 4.0% of the aggregate consideration paid by Dynacs with respect to the transaction up to $10.0 million, plus 3.0% of aggregate consideration with respect to the transaction between $10.0 million and $15.0 million, and 1.0% of aggregate consideration with respect to the transaction in excess of $15.0 million; provided, however, that H.C. Wainwright & Co., Inc. shall be entitled to a minimum fee of $350,000 in connection with the consummation of any transaction described above. In accordance with the terms of the agreement, Dynacs is obligated to pay H.C. Wainwright & Co., Inc. a fee of $350,000 in connection with the consummation of the acquisition of the shares of common stock of Sherman Grinberg Film Libraries, Inc., 25.0% of which may be paid in Dynacs common stock at the initial public offering price, upon the election of Dynacs. The agreement also provides that H.C. Wainwright & Co., Inc. is entitled to receive an advisory fee in connection with assisting Dynacs in negotiating a credit facility and/or acquisition facility, such fee equal to 1.75% of such credit or acquisition facility.


     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     - STABILIZING TRANSACTIONS. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     - OVER-ALLOTMENTS AND SYNDICATE COVERAGE TRANSACTIONS. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     - PENALTY BIDS. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate coverage transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.


     Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market, in the over-the-counter market or on any trading market. If such transactions are commenced, they may be discontinued without notice at any time.


     We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

                                 LEGAL MATTERS


     The validity of the common stock offered in this prospectus will be passed upon for Dynacs by Frankfurt, Garbus, Kurnit, Klein & Selz, P.C., New York, NY. Orrick, Herrington & Sutcliffe LLP, New York, NY is acting as counsel for the underwriters.


                                    EXPERTS

     On August 27, 1999, pursuant to the approval of the Board of Directors, Dynacs dismissed their prior independent accountants, Hoyman, Dobson & Company, P.A., upon completion of the audit of the financial statements as of and for the year ended December 31, 1997. The dismissal of Hoyman by the Company was not based on a disagreement nor did any of Hoyman's reports on the financial statements as of and for the year ended December 31, 1997 contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. A copy of Hoyman's letter addressed to the SEC concurring with Dynacs' foregoing disclosure is filed as an exhibit to the registration statement of which this prospectus is a part. On August 27, 1999, Dynacs engaged Arthur Andersen LLP as their new independent certified public accountants.

     The consolidated financial statements included in this registration statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements included in this registration statement to the extent and for the periods indicated in their report, have been audited by Hoyman Dobson and Co., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Sherman Grinberg Film Libraries, Inc. included in this registration statement, of which this prospectus is a part, to the extent and for the period indicated in their report, have been audited by Yohalem, Gillman & Company, LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION


     Dynacs has filed with the Securities and Exchange Commission, a registration statement on Form S-1 (including the exhibits and schedules to the registration statement) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Dynacs and the shares to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement. Any reference to our web sites, www.dynacs.com and www.MarketYourMedia.com, in the registration statement, of which this prospectus constitutes a part, does not constitute incorporation by reference of the information contained therein.


     You may read and copy all or any portion of the registration statement or any reports, statements or other information Dynacs files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Dynacs' Commission filings, including the registration statement will also be available to you on the Commission's Internet site (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF DYNACS INC. AND
  SUBSIDIARIES:
  Report of Independent Certified Public
     Accountants -- Arthur Andersen LLP.....................   F-2
  Report of Independent Certified Public
     Accountants -- Hoyman, Dobson & Company, P.A...........   F-3
  Consolidated Balance Sheets...............................   F-4
  Consolidated Statements of Operations.....................   F-5
  Consolidated Statements of Stockholders' Equity and
     Comprehensive Income...................................   F-6
  Consolidated Statements of Cash Flows.....................   F-7
  Notes to Consolidated Financial Statements................   F-9

FINANCIAL STATEMENTS OF CERULEAN COLORIZATION, LLC
  Report of Independent Certified Public Accountants........  F-25
  Balance Sheets............................................  F-26
  Statement of Income and Members' Interest.................  F-27
  Statements of Cash Flows..................................  F-28
  Notes to Financial Statements.............................  F-29

FINANCIAL STATEMENTS OF SHERMAN GRINBERG FILM LIBRARIES,
  INC.
  Reports of Independent Certified Public
     Accountants -- Yohalem, Gillman & Company, LLP.........  F-33
  Balance Sheets............................................  F-34
  Statements of Operations..................................  F-35
  Statements of Changes in Stockholder's Equity.............  F-36
  Statements of Cash Flows..................................  F-37
  Notes to Financial Statements.............................  F-38

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
  Pro Forma Consolidated Financial Statements...............  F-44
  Pro Forma Consolidated Balance Sheet......................  F-45
  Pro Forma Consolidated Statements of Operations...........  F-46
  Notes to Pro Forma Consolidated Financial Statements......  F-48

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Dynacs Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Dynacs Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998, and September 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the year ended December 31, 1998, and for the nine-month period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows of Dynacs Inc. and subsidiaries for the year ended December 31, 1997, were audited by other auditors whose report dated August 28, 1998, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Dynacs Inc. and subsidiaries as of December 31, 1998, and September 30, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998, and the nine-month period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Tampa, Florida,
  January 21, 2000 (except with respect to

  the matters discussed in Note 15,


  as to which the date is May 16, 2000


  and Notes 6 and 16, as to which the date


  is July 14, 2000)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Dynacs Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Dynacs Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynacs Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ HOYMAN, DOBSON & COMPANY, P.A.

Melbourne, Florida
August 28, 1998

                          DYNACS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31,    SEPTEMBER 30,     MARCH 31,
                                                                  1998            1999             2000
                                                              ------------    -------------    ------------
                                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   172,557      $ 1,094,790     $        --
  Accounts receivable.......................................    6,022,961        5,765,434       5,745,964
  Unbilled revenue..........................................    2,054,154          749,195       1,314,138
  Prepaid expenses..........................................      208,698           91,531         365,975
  Deferred tax assets.......................................      376,000          524,000         787,000
                                                              -----------      -----------     -----------
         Total current assets...............................    8,834,370        8,224,950       8,213,077
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $982,218, $2,040,517 and $2,606,927 as of December 31,
  1998, September 30, 1999, and March 31, 2000,
  respectively..............................................    1,843,366        3,329,691       2,988,324
FILM LIBRARY AND PRODUCTION COSTS, less accumulated
  amortization of $122,581, $235,297 and $298,557 as of
  December 31, 1998, September 30, 1999, and March 31, 2000,
  respectively..............................................      448,333          641,546       1,045,905
NOTES RECEIVABLE............................................           --          905,000         765,558
DEFERRED TAX ASSET..........................................           --          713,000         636,000
OTHER ASSETS................................................      174,988          457,318         801,289
                                                              -----------      -----------     -----------
         Total assets.......................................  $11,301,057      $14,271,505     $14,450,153
                                                              ===========      ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 3,320,776      $ 2,555,127     $ 2,151,579
  Accrued expenses..........................................    2,804,401        3,646,226       4,149,865
  Line of credit borrowings.................................    2,473,564        3,226,135       2,026,693
  Current portion of long-term debt.........................      957,766        2,676,733       3,754,174
                                                              -----------      -----------     -----------
         Total current liabilities..........................    9,556,507       12,104,221      12,082,311
                                                              -----------      -----------     -----------
LONG-TERM LIABILITIES:
  Long-term debt, less current portion......................      664,070          473,012         111,940
  Deferred tax liabilities..................................       32,000               --              --
                                                              -----------      -----------     -----------
MINORITY INTEREST...........................................           --          393,452         393,452
                                                              -----------      -----------     -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized, no shares issued or outstanding at December
    31, 1998, September 30, 1999, or March 31, 2000.........           --               --              --
  Common stock, $.01 par value; 25,000,000 shares
    authorized, 6,387,005 shares issued and outstanding at
    December 31, 1998, and 6,961,837 shares issued and
    outstanding at September 30, 1999, and March 31, 2000...       63,870           69,618          69,618
  Additional paid-in capital................................      (18,630)       2,959,136       3,858,136
  Note receivable for common stock from a related party.....           --       (1,125,700)     (1,125,700)
  Accumulated other comprehensive (loss) income.............       (6,996)          (6,059)           (119)
  Retained earnings (deficit)...............................    1,010,236         (596,175)       (939,485)
                                                              -----------      -----------     -----------
         Total stockholders' equity.........................    1,048,480        1,300,820       1,862,450
                                                              -----------      -----------     -----------
         Total liabilities and stockholders' equity.........  $11,301,057      $14,271,505     $14,450,153
                                                              ===========      ===========     ===========


The accompanying notes are an integral part of these consolidated balance sheets.

                          DYNACS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                               FOR THE               FOR THE               FOR THE
                                             YEAR ENDED            NINE-MONTH      SIX-MONTH PERIOD ENDED
                                            DECEMBER 31,          PERIOD ENDED            MARCH 31,
                                      -------------------------   SEPTEMBER 30,   -------------------------
                                         1997          1998           1999           1999          2000
                                      -----------   -----------   -------------   -----------   -----------
                                                                                         (UNAUDITED)
REVENUES:
  Information and applied
     technology.....................  $26,068,005   $59,615,270    $53,896,828    $34,489,144   $35,708,540
  Media and entertainment...........      892,834     1,331,416      1,398,257      1,439,743       902,902
                                      -----------   -----------    -----------    -----------   -----------
          Total revenues............   26,960,839    60,946,686     55,295,085     35,928,887    36,611,442
                                      -----------   -----------    -----------    -----------   -----------
COST OF REVENUES:
  Information and applied
     technology.....................   22,980,525    56,211,548     51,233,756     32,803,430    31,798,637
  Media and entertainment...........    1,007,667     1,817,647      3,063,995      1,677,765     1,722,728
                                      -----------   -----------    -----------    -----------   -----------
          Total cost of revenues....   23,988,192    58,029,195     54,297,751     34,481,195    33,521,365
                                      -----------   -----------    -----------    -----------   -----------
GROSS PROFIT........................    2,972,647     2,917,491        997,334      1,447,692     3,090,077
GENERAL AND ADMINISTRATIVE
  EXPENSES..........................    2,480,825     2,639,986      3,444,599      1,950,302     3,052,803
                                      -----------   -----------    -----------    -----------   -----------
OPERATING INCOME (LOSS).............      491,822       277,505     (2,447,265)      (502,610)       37,274
INTEREST EXPENSE, net...............       46,522       204,450        491,279        223,704       543,361
LOSS ON EQUITY METHOD INVESTMENT....        3,196        67,039         27,867         26,049        23,223
                                      -----------   -----------    -----------    -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES...      442,104         6,016     (2,966,411)      (752,363)     (529,310)
INCOME TAX (PROVISION) BENEFIT......     (178,571)       35,000      1,360,000        374,699       186,000
                                      -----------   -----------    -----------    -----------   -----------
NET INCOME (LOSS)...................  $   263,533   $    41,016    $(1,606,411)   $  (377,664)  $  (343,310)
                                      ===========   ===========    ===========    ===========   ===========
DILUTED NET INCOME (LOSS) PER COMMON
  AND COMMON EQUIVALENT SHARE.......  $       .03   $       .00    $      (.23)   $      (.06)  $      (.05)
                                      ===========   ===========    ===========    ===========   ===========
DILUTED WEIGHTED AVERAGE COMMON AND
  COMMON EQUIVALENT SHARES..........   10,219,209    10,219,209      6,859,644      6,804,290     6,961,837
                                      ===========   ===========    ===========    ===========   ===========
BASIC NET INCOME (LOSS) PER COMMON
  SHARE.............................  $       .04   $       .01    $      (.23)   $      (.06)  $      (.05)
                                      ===========   ===========    ===========    ===========   ===========
BASIC WEIGHTED AVERAGE COMMON
  SHARES............................    6,387,005     6,387,005      6,859,644      6,804,290     6,961,837
                                      ===========   ===========    ===========    ===========   ===========


The accompanying notes are an integral part of these consolidated statements.

                          DYNACS INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
      COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998,
              THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999, AND
             THE SIX-MONTH PERIOD ENDED MARCH 31, 2000 (UNAUDITED)

                                                                                  NOTES
                                                                               RECEIVABLE                     ACCUMULATED
                                 COMMON STOCK       ADDITIONAL    RETAINED         FOR       COMPREHENSIVE       OTHER
                              -------------------    PAID-IN      EARNINGS       COMMON         (LOSS)       COMPREHENSIVE
                               SHARES     AMOUNT     CAPITAL      (DEFICIT)       STOCK         INCOME           LOSS
                              ---------   -------   ----------   -----------   -----------   -------------   -------------
BALANCE, December 31,
  1997......................  6,387,005   $63,870   $  (18,630)  $   969,220   $        --    $        --       $    --

  Foreign currency
    translation
    adjustment..............         --       --            --            --            --         (6,996)       (6,996)

  Net income................         --       --            --        41,016            --         41,016            --
                              ---------   -------   ----------   -----------   -----------    -----------       -------

COMPREHENSIVE NET INCOME....                                                                  $    34,020
                                                                                              ===========

BALANCE, December 31,
  1998......................  6,387,005   63,870       (18,630)    1,010,236            --                       (6,996)

  Issuance of common stock
    to a related party......    459,866    4,599     1,123,101            --    (1,125,700)                          --

  Issuance of common stock
    in Cerulean
    acquisition.............         --       --     1,573,810            --            --                           --

  Issuance of common stock
    for consulting
    services................    114,966    1,149       280,855            --            --                           --

  Net loss..................         --       --            --    (1,606,411)           --    $(1,606,411)           --

  Foreign currency
    translation
    adjustment..............         --       --            --            --            --            937           937
                              ---------   -------   ----------   -----------   -----------    -----------       -------

COMPREHENSIVE NET LOSS......                                                                  $(1,605,474)
                                                                                              ===========

BALANCE, September 30,
  1999......................  6,961,837   69,618     2,959,136      (596,175)   (1,125,700)                      (6,059)

  Issuance of warrants
    (unaudited).............         --       --       899,000            --            --                           --

  Net loss (unaudited)......         --       --            --      (343,310)           --    $  (343,310)           --

  Foreign currency
    translation adjustment
    (unaudited).............         --       --            --            --            --          5,940         5,940
                              ---------   -------   ----------   -----------   -----------    -----------       -------

COMPREHENSIVE NET LOSS
  (UNAUDITED)...............                                                                  $  (337,370)
                                                                                              ===========

BALANCE, March 31, 2000
  (unaudited)...............  6,961,837   $69,618   $3,858,136   $  (939,485)  $(1,125,700)                     $  (119)
                              =========   =======   ==========   ===========   ===========                      =======


                                  TOTAL
                              STOCKHOLDERS'
                                 EQUITY
                              -------------
BALANCE, December 31,
  1997......................   $1,014,460
  Foreign currency
    translation
    adjustment..............       (6,996)
  Net income................       41,016
                               ----------
COMPREHENSIVE NET INCOME....
BALANCE, December 31,
  1998......................    1,048,480
  Issuance of common stock
    to a related party......        2,000
  Issuance of common stock
    in Cerulean
    acquisition.............    1,573,810
  Issuance of common stock
    for consulting
    services................      282,004
  Net loss..................   (1,606,411)
  Foreign currency
    translation
    adjustment..............          937
                               ----------
COMPREHENSIVE NET LOSS......
BALANCE, September 30,
  1999......................    1,300,820
  Issuance of warrants
    (unaudited).............      899,000
  Net loss (unaudited)......     (343,310)
  Foreign currency
    translation adjustment
    (unaudited).............        5,940
                               ----------
COMPREHENSIVE NET LOSS
  (UNAUDITED)...............
BALANCE, March 31, 2000
  (unaudited)...............   $1,862,450
                               ==========


The accompanying notes are an integral part of these consolidated statements.

                          DYNACS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         FOR THE
                                                             FOR THE               FOR THE              SIX-MONTH
                                                           YEAR ENDED            NINE-MONTH           PERIOD ENDED
                                                          DECEMBER 31,          PERIOD ENDED            MARCH 31,
                                                    -------------------------   SEPTEMBER 30,   -------------------------
                                                       1997          1998           1999           1999          2000
                                                    -----------   -----------   -------------   -----------   -----------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net income (loss)...............................  $   263,533   $    41,016    $(1,606,411)   $  (377,664)  $  (343,310)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities-
    Consulting services paid by issuance of common
      stock.......................................           --            --        282,004             --            --
    Depreciation and amortization.................      210,650       729,678      1,178,192        554,762       679,375
    Loss on equity method investment..............        3,196        67,039         27,867         26,049        23,223
    Deferred tax benefit..........................       44,000      (388,000)      (893,000)      (496,399)     (186,000)
    Changes in operating assets and liabilities-
      Accounts receivable.........................   (1,533,315)   (3,096,787)       307,694       (639,248)       19,470
      Prepaid expenses............................     (111,752)      (91,133)       126,507        113,218      (274,444)
      Unbilled revenue............................     (307,308)   (1,402,191)     1,304,959       (404,789)     (564,943)
      Other assets................................       32,724        60,936       (192,645)       (12,498)     (351,900)
      Accounts payable............................      641,376     2,226,933     (1,045,895)    (2,544,994)     (403,548)
      Accrued expenses............................      769,419     1,019,915        841,825        134,732       503,639
                                                    -----------   -----------    -----------    -----------   -----------
         Net cash provided by (used in) operating
           activities.............................       12,523      (832,594)       331,097     (3,646,831)     (898,438)
                                                    -----------   -----------    -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Notes receivable................................           --            --       (300,000)            --       139,442
  Proceeds from sale of marketable securities.....       14,704            --             --             --            --
  Loans to related parties........................      (89,592)           --             --             --            --
  Contributions to Dynacs Properties..............           --      (230,792)      (106,172)      (175,776)      (65,000)
  Film production costs...........................           --      (570,916)       (93,964)      (570,916)     (467,619)
  Purchases of property and equipment.............     (858,975)   (1,337,950)    (1,250,827)      (687,008)     (225,042)
  Cash acquired in connection with Cerulean
    acquisition...................................           --            --        194,059             --            --
                                                    -----------   -----------    -----------    -----------   -----------
         Net cash used in investing activities....     (933,863)   (2,139,658)    (1,556,904)    (1,433,700)     (618,219)
                                                    -----------   -----------    -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on line of credit.....      562,835     1,423,729        752,571      2,008,361    (1,199,442)
  Proceeds from issuance of long-term debt........      350,000     1,400,000      1,887,395      1,251,071     2,218,077
  Issuance of common stock........................           --            --          2,000          2,000            --
  Issuance of stock warrants......................           --            --             --             --       899,000
  Payment on long-term debt.......................      (25,177)     (217,839)      (494,863)    (1,357,156)   (1,501,708)
                                                    -----------   -----------    -----------    -----------   -----------
         Net cash provided by (used in) financing
           activities.............................      887,658     2,605,890      2,147,103      1,904,276       415,927
                                                    -----------   -----------    -----------    -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.....................................      (33,682)     (366,362)       921,296     (3,176,255)   (1,100,730)
EFFECT OF EXCHANGE RATES ON CASH AND CASH
  EQUIVALENTS.....................................           --        (6,996)           937         (6,995)        5,940

                                                                                                         FOR THE
                                                             FOR THE               FOR THE              SIX-MONTH
                                                           YEAR ENDED            NINE-MONTH           PERIOD ENDED
                                                          DECEMBER 31,          PERIOD ENDED            MARCH 31,
                                                    -------------------------   SEPTEMBER 30,   -------------------------
                                                       1997          1998           1999           1999          2000
                                                    -----------   -----------   -------------   -----------   -----------
                                                                                                       (UNAUDITED)
CASH AND CASH EQUIVALENTS, beginning of period....      579,597       545,915        172,557      3,298,450     1,094,790
                                                    -----------   -----------    -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, end of period..........  $   545,915   $   172,557    $ 1,094,790    $   115,200   $        --
                                                    ===========   ===========    ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for-
    Interest......................................  $    48,543   $   214,432    $   492,584    $   223,704   $   397,403
    Income taxes..................................  $    59,738   $   296,979    $    88,000    $        --   $        --
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
  ACTIVITIES:
  Acquisition of Cerulean for issuance of common
    stock as follows-
    Cash..........................................  $        --   $        --    $   194,059    $        --   $        --
    Accounts receivable...........................           --            --         50,167             --            --
    Prepaids......................................           --            --          9,340             --            --
    Notes receivable..............................           --            --        605,000             --            --
    Other assets..................................           --            --         11,380             --            --
    Plant, property and equipment.................           --            --      1,300,974             --            --
    Film library..................................           --            --        211,965             --            --
    Accounts payable..............................           --            --       (280,246)            --            --
    Notes payable.................................           --            --       (135,377)            --            --
    Minority interest.............................           --            --       (393,452)            --            --
                                                    -----------   -----------    -----------    -----------   -----------
                                                    $        --   $        --    $ 1,573,810    $        --   $        --
                                                    ===========   ===========    ===========    ===========   ===========
  Common stock issued to a related party in
    exchange for notes receivable.................  $        --   $        --    $ 1,125,700    $        --   $        --
                                                    ===========   ===========    ===========    ===========   ===========

The accompanying notes are an integral part of these consolidated statements.

                          DYNACS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               DECEMBER 31, 1997 AND 1998, AND SEPTEMBER 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

     Dynacs Inc. (Dynacs) and its wholly-owned subsidiaries (collectively, the Company) are engaged in engineering and research services for both commercial and governmental entities, primarily in the aerospace industry. Beginning in 1996, the Company also became engaged in the colorization of motion picture films. The Company is headquartered in Florida with locations in India, Indonesia and throughout the United States. The Company's revenues are primarily from engineering contracts and sales from colorization of film footage and other media throughout the United States.

     As a government contractor, the Company is subject to compliance with Federal Acquisition Regulations (FAR). The FAR requires, among other things, various audits be performed by the Defense Contract Audit Agency, including annual audits of the Company's financial records via indirect cost submissions. The Company has been found to be in compliance for all fiscal years in which an audit has been completed. The Company believes it is in compliance with FAR requirements for all subsequent years.

LIQUIDITY

     The Company's financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company experienced a significant operating loss during the nine-month period ended September 30, 1999, largely attributable to its continuing start-up costs and investments in the colorization segment (see Note 14). The Company has funded these costs and investments primarily through additional borrowings, and, subsequent to September 30, 1999, the Company has continued to obtain additional financing to cover its working capital needs (see Note 16). The Company believes that this financing and anticipated funds from future operations will be sufficient to satisfy the Company's projected working capital and capital expenditure needs through at least September 30, 2000.

CHANGE IN FISCAL YEAR-END

     Effective September 30, 1999, the Company changed its year-end from December 31 to September 30. The accompanying consolidated statements of operations, changes in stockholders' equity and cash flows are presented for the years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999. For comparative purposes only, the following table presents the condensed results of operations (unaudited) for the nine-month period ended September 30, 1998. In the opinion of management, all adjustments necessary to fairly present these results of operations have been properly recorded:


                                                            AMOUNT
                                                          -----------
                                                          (UNAUDITED)
Total revenues..........................................  $42,791,452
Costs and expenses......................................   42,205,345
Income before income taxes..............................      586,107
Provision for income taxes..............................     (244,000)
Net income..............................................      342,107
Basic net earnings per share............................          .05
Diluted net earnings per share..........................          .03

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ACQUISITION


     During 1999, the Company established Cerulean FXs, Inc., a wholly-owned subsidiary (Cerulean). On August 13, 1999, Cerulean FXs, Inc. acquired all of the membership interests in Cerulean Colorization LLC and issued to its members (the Cerulean Members) 20 percent of the shares of Cerulean. The shares issued in the exchange were valued at $1,967,262 and are exchangeable at the option of the Cerulean Members into 912,064 shares of Dynacs common stock, upon certain events or automatically convert upon the Company's registration statement being declared effective by the Securities and Exchange Commission (SEC).


     The accompanying consolidated financial statements reflect the acquisition under the purchase method of accounting and include the results of operations from August 13, 1999. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as of the date of acquisition and are summarized as follows:

                                                             AMOUNT
                                                           ----------
Cash and cash equivalents................................  $  194,059
Accounts receivable......................................      50,167
Prepaid expenses.........................................       9,340
Notes receivable.........................................     605,000
Other assets.............................................      11,380
Property, plant and equipment............................   1,300,974
Film library and production costs........................     211,965
Accounts payable.........................................    (280,246)
Notes payable............................................    (135,377)
                                                           ----------
                                                            1,967,262
Less- Minority interest..................................    (393,452)
                                                           ----------
                                                           $1,573,810
                                                           ==========

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma information is presented assuming the acquisition of Cerulean had occurred as of the beginning of the periods presented:


                                                                    NINE-MONTH
                                                                      PERIOD
                                                     YEAR ENDED        ENDED
                                                    DECEMBER 31,     SEPTEMBER
                                                        1998         30, 1999
                                                    ------------    -----------
                                                    (UNAUDITED)     (UNAUDITED)
Revenue...........................................  $63,127,398     $56,846,657
Operating Income (Loss)...........................      339,401      (1,410,721)
Net Income (Loss).................................      131,705        (568,492)
Diluted EPS.......................................          .01            (.07)



     In addition, in conjunction with the acquisition, the Company reserved 306,577 stock options as contingent consideration, of which an aggregate of 255,480 will be granted to Cerulean Members upon the first stock option grant under the 1999 Long Term Incentive Plan (see Note 12), and 51,097 will be granted to one of the Cerulean Members, if, within three years from the date of the agreement, certain performance goals, as defined, are met.


CONSOLIDATION POLICY

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Cerulean, Dynacs Engineering Company (India), Ltd., Dynacs Digital Studios (India) PVT. Ltd. and PT Dynacs Digital Studios (Indonesia). All significant intercompany transactions and balances have been eliminated in consolidation.

     The Company's investment in Dynacs Properties, Inc. (DPI), a nonmajority-owned company, is accounted for using the equity method. The Company owns a 50 percent interest in DPI. The investment is included in other assets in the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     The majority of the Company's accounts receivable are due on demand from contracts and subcontracts with various United States Government agencies and its contractors. Therefore, the Company considers these accounts receivable to be fully collectible and, accordingly, no allowance has been provided.

     The Company periodically assesses the collectibility of commercial accounts receivable. As of December 31, 1998, and September 30, 1999, the Company believes the commercial accounts receivable are fully collectible and, accordingly, no allowance has been provided.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs which do not extend the useful lives of the assets are expensed as incurred.

     The Company is required to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Based upon its most recent analysis, the Company believes that no material impairment of its long-lived assets exists at December 31, 1998 or September 30, 1999.

FILM LIBRARY AND PRODUCTION COSTS

     Film library and production costs consist primarily of film libraries acquired and direct labor and overhead costs specifically associated with the colorization of motion picture films. Amortization is computed based on the individual-film-forecast computation method, which measures the ratio of current-year revenues to estimated total revenues. Amortization expense for the year ended December 31, 1998, and the nine-month period ended September 30, 1999, was approximately $123,000 and $112,000, respectively. There was no amortization expense for the year ended December 31, 1997.

INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the related deferred tax assets or liabilities are expected to be settled or realized. Income tax provision consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

FOREIGN CURRENCY TRANSLATION ADJUSTMENT

     Foreign currency translation adjustments arise primarily from activities of the Company's international operations. Results of operations are translated using the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. Resulting foreign currency translation adjustments are recorded in stockholders' equity.

REVENUE RECOGNITION

     The Company has entered into long-term cost-reimbursable and time and materials government contracts. The cost-reimbursable contracts provide for the Company to be reimbursed for allowable incurred costs plus a fee based on performance measures of quality, timeliness, ingenuity and cost-effectiveness. Revenues from the reimbursement of incurred costs and the performance award fee are recognized under the percentage of completion method. The Company assesses the status of the performance fee on a periodic basis and any necessary revisions are made prospectively. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Under time and materials contracts, the Company is paid a fixed hourly rate for direct labor hours expended and reimbursed for direct expenses

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plus applied indirect, general and administrative expenses. Revenues are recognized as the direct labor hours and direct expenses are incurred.

     Revenues from media and entertainment are derived from two contract types, work for hire and royalties. Work for hire consists of long-term contracts in which the Company receives a fee based on the number of minutes of film to be colorized. Revenues from work for hire contracts are recognized under the percentage of completion method. Contract costs include direct labor and overhead costs specifically related to the production activities. Royalties contracts include the sales of exhibition rights for films included in the Company's film library. Revenue is recognized on these contracts when all of the following conditions have been met: 1) the royalty fee for each film is known;
2) the cost of each film is known or reasonably determinable; 3) collectibility of the full royalty fee is reasonably assured; 4) the film has been accepted by the licensee in accordance with the conditions of the contract; and 5) the film is available for its first showing or telecast. Once all of these conditions are met, the Company recognizes revenue at the time the licensee is able to exercise the rights under the contract.

     Professional services performed and reimbursable costs incurred on contracts, which have been authorized but not billed, are classified as unbilled revenue.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant estimates made by the Company include: revenue for performance awards, percentage of completion of long-term contracts, amortization of film library and production costs based on total expected revenues and impact of audits of federal government contracts.

NET INCOME PER COMMON SHARE

     Basic net income (loss) per common share was determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted net income (loss) per common and common equivalent share was determined by dividing net income by the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options and stock warrants, using the treasury stock method.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. During the year ended December 31, 1998, and nine-month period ended September 30, 1999, the Company generated 97 percent and 88 percent, respectively, of its revenues from three major customers, for services provided as a prime contractor or subcontractor to agencies of the federal government. Funding for these projects results from budget appropriations by the United States Congress.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments as of December 31, 1998, and September 30, 1999, approximate fair value.

RECLASSIFICATIONS

     Certain reclassifications have been made to the December 31, 1997 and 1998, financial statements to conform with the September 30, 1999, presentation.

INTERIM FINANCIAL INFORMATION

     As is normal and customary, the interim financial statements as of March 31, 2000, and for the six-month periods ended March 31, 1999 and 2000, are unaudited, and certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has not been included herein. In the opinion of management, all adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been properly included. Due to seasonality and other factors, the results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year.

2. ACCOUNTS RECEIVABLE:

     Accounts receivable consisted of the following as of December 31, 1998, and September 30, 1999:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1998            1999
                                                    ------------    -------------
U.S. Government agencies and prime contractors,
  including retainage of $50,000..................   $5,477,670      $5,281,507
Commercial customers..............................       27,169         281,927
Medical insurance reimbursement...................      518,122              --
Income tax refund receivable......................           --         202,000
                                                     ----------      ----------
                                                     $6,022,961      $5,765,434
                                                     ==========      ==========

     Pursuant to one governmental subcontract agreement, retainage of 5 percent of billings, not to exceed $50,000, is to be withheld until execution and delivery of a release by the governmental agency.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. NOTES RECEIVABLE:

     Notes receivable consisted of the following at September 30, 1999:

                                                              AMOUNT
                                                             --------
Note receivable from nominated director (a related party),
  bears interest at 5.7%, principal and accrued interest
  are due August 2004, secured by the nominated director's
  interest in common stock of Cerulean.....................  $300,000
Note receivable, bears interest at 8.5%, due as the Company
  generates revenue from the sale of the motion picture
  film rights..............................................   605,000
                                                             --------
                                                             $905,000
                                                             ========

     As part of the acquisition of Cerulean, Dynacs agreed to lend Mr. Burns an aggregate of $600,000. Of this amount, Dynacs loaned him $300,000 in August 1999 and is obligated to lend him $150,000 in January 2000 and another $150,000 in January 2001. Mr. Burns has agreed to allow the Company to defer its loan obligation to him for January 2000 until the consummation of the Company's initial public offering.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following as of December 31, 1998, and September 30, 1999:

                                                              DECEMBER 31,    SEPTEMBER 30,
                                              USEFUL LIVES        1998            1999
                                              ------------    ------------    -------------
Computer equipment and software.............     5             $2,058,526      $3,544,158
Furniture, fixtures and equipment...........    5-7               767,058       1,826,050
                                                               ----------      ----------
                                                                2,825,584       5,370,208
Less-Accumulated depreciation...............                     (982,218)     (2,040,517)
                                                               ----------      ----------
                                                               $1,843,366      $3,329,691
                                                               ==========      ==========

     Depreciation expense for the year ended December 31, 1998, and the nine-month period ended September 30, 1999, was approximately $492,000 and $1,065,000, respectively.

5. ACCRUED EXPENSES:

     Accrued expenses consisted of the following as of December 31, 1998, and September 30, 1999:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1998            1999
                                                    ------------    -------------
Accrued salaries and related taxes................   $1,304,920      $1,297,238
Accrued vacation..................................    1,022,111       1,705,475
Other accrued expenses............................      477,370         643,513
                                                     ----------      ----------
                                                     $2,804,401      $3,646,226
                                                     ==========      ==========

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. LINE OF CREDIT:


     The Company has a line of credit (the Line) with a financial institution. The Line provided for maximum borrowings of $3,000,000 at December 31, 1998, and increased to $4,000,000 in January 1999. The Line bears interest at the greater of the bank's prime rate plus 2 percent (10.25 percent as of September 30, 1999) or 9.75 percent. Interest is payable monthly and the principal balance is payable upon demand. As of December 31, 1998, and September 30, 1999, amounts available under the Line were $526,436 and $773,865, respectively. The Line is collateralized by all furniture, fixtures and equipment and accounts receivable. The Line is also personally guaranteed by the principal stockholder.


     The Company is subject to a borrowing base, which limits Line advances to 90 percent of accounts receivable derived from engineering services. The Line contains certain non-financial covenants, including restrictions on the use of funds. As of September 30, 1999, the Company is in compliance with, or had obtained waivers for non-compliance with, all covenants.


     On July 7, 2000, the Company entered into a new $4,000,000 demand revolving credit loan facility with First National Bank of Florida (the Facility). The Facility allows the Company to borrow up to 80 percent of their receivables from engineering sources, excluding commercial film colorization receivables at the Bank's prime rate plus 2 percent per year. The Facility is personally guaranteed by the President of the Company.


7. LONG-TERM DEBT:

     Long-term debt consisted of the following as of December 31, 1998, and September 30, 1999:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1998            1999
                                                    ------------    -------------
Notes payable to related parties, bearing interest
  at rates ranging from 10 percent to 12 percent,
  principal and interest payable monthly, $822,213
  secured by revenues from colorization contracts
  with the remainder unsecured, maturities
  throughout 2000.................................   $1,237,167      $2,117,650
Note payable to a financial institution, bearing
  interest at 8.75 percent, principal and interest
  payable monthly beginning December 25, 1998,
  collateralized by furniture, fixtures and
  equipment, personally guaranteed by principal
  stockholder, matures November 2000..............      384,669         241,831
Notes payable, bearing interest at rates ranging
  from 12 percent to 14.5 percent, interest
  payable monthly starting October 1999,
  unsecured, maturities throughout 2000...........           --         700,000

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1998            1999
                                                    ------------    -------------
Obligations under capital lease...................           --          90,264
                                                     ----------      ----------
                                                      1,621,836       3,149,745
                                                     ----------      ----------
Less-Current maturities of long-term debt.........     (957,766)     (2,676,733)
                                                     ----------      ----------
                                                     $  664,070      $  473,012
                                                     ==========      ==========

     The remaining balance of long term debt matures during 2001.

8. INCOME TAXES:

     Significant components of income tax provision (benefit) are summarized as follows as of December 31, 1997 and 1998, and September 30, 1999:

                                              DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                  1997            1998            1999
                                              ------------    ------------    -------------
Current:
  Federal...................................    $119,775       $ 314,170       $  (415,630)
  State.....................................      14,796          38,830           (51,370)
                                                --------       ---------       -----------
                                                 134,571         353,000          (467,000)
                                                --------       ---------       -----------
Deferred:
  Federal...................................      39,160        (345,320)         (794,770)
  State.....................................       4,840         (42,680)          (98,230)
                                                --------       ---------       -----------
                                                  44,000        (388,000)         (893,000)
                                                --------       ---------       -----------
                                                $178,571       $ (35,000)      $(1,360,000)
                                                ========       =========       ===========

     Income tax expense differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before income tax expense as follows, as of December 31, 1997 and 1998, and September 30, 1999:

                                              DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                  1997            1998            1999
                                              ------------    ------------    -------------
Statutory U.S. federal income tax provision
  (benefit).................................    $150,315        $  2,045       $(1,008,580)
Foreign income tax credit...................          --         (62,000)         (237,948)
Meals and entertainment.....................       9,688          21,346            35,795
State taxes, net of federal benefit.........      18,568           2,795          (149,561)
Other.......................................          --             814               294
                                                --------        --------       -----------
  Effective income tax provision
     (benefit)..............................    $178,571        $(35,000)      $(1,360,000)
                                                ========        ========       ===========

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets (liabilities) as of December 31, 1998, and September 30, 1999, are as follows:

                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                1998            1999
                                                            ------------    -------------
Net operating loss (NOL) carryforward.....................    $     --       $  751,000
Accrued vacation..........................................     310,000          513,000
Other accrued expenses....................................      40,000               --
Investment in equity method...............................      26,000           11,000
Depreciation..............................................     (32,000)         (38,000)
                                                              --------       ----------
  Net deferred tax assets.................................    $344,000       $1,237,000
                                                              ========       ==========


     The Company has federal and state NOL carryforwards which expire in 2014. In addition, the Company operates in certain countries that have granted tax holidays as an incentive for providing employment and capital investment. The tax holidays for these operations will expire at the year end March 31, 2002. The income tax benefits related to the tax status of these operations were $62,000 ($0.01 per fully diluted share) and $237,948 ($0.03 per fully diluted share) for the year ended December 31, 1998 and the period from January 1, 1999 to September 30, 1999, respectively. There were no operations in these countries during the year ended December 31, 1997.


9. PROFIT SHARING PLAN:

     The Company maintains a qualified deferred compensation plan (the Plan) under Section 401(k) of the Internal Revenue Code (IRC), covering substantially all employees. Under the Plan, employees may elect to defer up to 15 percent of their salary, subject to IRC limitations. The Company makes matching contributions of 50 percent of employee deferrals up to 2 1/2 percent of the employee's wages. For the years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999, the Company's matching contributions totaled $294,624, $634,019 and $422,984, respectively. The Plan also allows discretionary employer profit sharing contributions. As of December 31, 1998, and September 30, 1999, the Company has accrued $75,000 and $58,000 in discretionary profit sharing contributions, respectively.

10. SELF-INSURANCE:

     The Company has an agreement whereby it is self-insuring the health care of its employees and covered dependents up to $35,000 per year per employee and covered dependents. Health care expenses of covered individuals in excess of $35,000 per year are paid out of insurance purchased by the Company. Administration of the self-insurance is handled by a third-party administrator. Provisions for expected future payments are accrued based on the Company's estimate of its aggregate liability for all open and unreported claims. Management believes the amount currently accrued is adequate to cover all known and unreported claims at September 30, 1999. For the years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999, the annual aggregate liability calculated by the insurance company was $1,645,842. The total amount of claims and premiums paid by the Company under this policy for years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999, were approximately $79,736, $2,164,000 and $1,458,000, respectively. The Company had a receivable

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of $518,122 at December 31, 1998, due to advancing more money for claims than the aggregate liability limit. This amount was collected during 1999.

11. COMMON STOCK:


     On January 25, 1999, the Company issued 459,866 shares (adjusted for the stock splits) of the Company's common stock, at fair value on the date of grant of approximately $2.45 (adjusted for stock splits) per share, to one of its senior vice presidents, who is also the Company's corporate secretary. Concurrent with this issuance, the Company entered into an agreement whereby the Company loaned $1,125,700 to the corporate secretary for the purchase of this stock. The loan bears interest at the prime rate (8.25 percent at September 30, 1999) and is payable in full on January 25, 2002. The loan is collateralized by the shares of common stock purchased by the corporate secretary. The loan has been classified as a reduction of additional paid-in capital in the accompanying consolidated financial statements.



     On May 10, 1999, the Company issued 114,966 shares (adjusted for the stock splits) of common stock to a brother of the corporate secretary for consulting services rendered. The Company recognized consulting expense of approximately $282,000 for the difference between the issue price and the fair market value of the common stock at May 10, 1999.


     All stockholders of Dynacs, together with the former holders of Cerulean Colorization, L.L.C., holding shares of common stock of Cerulean, are party to a registration rights agreement, which provides that if Dynacs proposes to register any of its securities under the Securities Act, either for its own account or the account of any of its security holders, the parties to this agreement are entitled to include their registrable shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters have the right to limit the number of shares included in any registration. These rights terminate for a holder once the holder at such times as the holder is authorized to sell all of its shares under Rule 144(k) under the Securities Act.

12. STOCK OPTION PLANS:


     As of December 31, 1998, the Company had 3,832,204 outstanding options granted in 1993 to its President to purchase one share each of the Company's common stock at $0.02 per share, the fair value at date of grant. During 1999, the President voluntarily surrendered 3,576,724 outstanding options. At September 30, 1999, 255,480 (adjusted for the stock splits) options remained outstanding. The stock options are fully vested and have no expiration date.



     On November 12, 1999, the Company implemented a stock incentive program, the 1999 Long Term Incentive Plan (the Incentive Plan), providing for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. The Incentive Plan provides for the issuance of 1,124,113 Shares of the Company's common stock. The terms for any awards under the Incentive Plan will be set at the time of the award. As of September 30, 1999, no incentive awards have been issued under the Incentive Plan.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the Company's stock options for the year ended December 31, 1998, and the nine-month period ended September 30, 1999, is presented in the following table:


                                                  1998                     1999
                                          ---------------------    ---------------------
                                                       WEIGHTED                 WEIGHTED
                                                       AVERAGE                  AVERAGE
                                                       EXERCISE                 EXERCISE
                                           OPTIONS      PRICE       OPTIONS      PRICE
                                          ---------    --------    ---------    --------
Outstanding options beginning of year...  3,832,204     $0.02      3,832,204     $0.02
Granted.................................         --        --             --        --
Exercised...............................         --        --             --        --
Forfeited...............................         --        --      3,576,724     $0.02
Expired.................................         --        --             --        --
EOY.....................................  3,832,204     $0.02        255,480     $0.02


13. NET INCOME PER SHARE:

     The following is a reconciliation of the denominator of basic earnings per share (EPS) to diluted EPS, as shown on the face of the accompanying consolidated statements of operations for the years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999:


                                                            NUMBER OF SHARES
                                                  -------------------------------------
                                                     1997          1998         1999
                                                  ----------    ----------    ---------
Basic weighted average common shares............   6,387,005     6,387,005    6,859,644
Dilutive effect of options outstanding..........   3,832,204     3,832,204           --
                                                  ----------    ----------    ---------
Diluted weighted average common and common
  equivalent shares.............................  10,219,209    10,219,209    6,859,644
                                                  ==========    ==========    =========



     For the nine-month period ended September 30, 1999, the dilutive effect of options outstanding was 274,685. These shares are not included in the diluted weighted average common and common equivalent shares shown above as the effect of these options is anti-dilutive.


14. SEGMENT REPORTING:

     The Company operates through two business segments which offer distinct services. The Company's Information and Applied Technology (IAT) segment includes engineering and research services provided to government and commercial entities, primarily in the aerospace industry. The Company's Media and Entertainment segment, which began in 1996, is engaged in the colorization of film footage and other media.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Reportable business segment information is as follows:

                                          INFORMATION AND        MEDIA AND
                                         APPLIED TECHNOLOGY    ENTERTAINMENT    CONSOLIDATED
                                         ------------------    -------------    ------------
DECEMBER 31, 1997
Revenue................................     $26,068,005        $     892,834    $26,960,839
Depreciation and amortization..........          83,163              134,452        217,615
Net operating income (loss)............         774,400             (282,578)       491,822
Purchases of property and equipment....         177,411              681,564        858,975
Total assets...........................       4,399,665              911,634      5,311,299
DECEMBER 31, 1998
Revenue................................      59,615,270            1,331,416     60,946,686
Depreciation and amortization..........         316,386              413,292        729,678
Net operating income (loss)............         944,841             (667,336)       277,505
Purchases of property and equipment....         596,474              741,476      1,337,950
Total assets...........................       8,355,656            2,945,401     11,301,057
SEPTEMBER 30, 1999
Revenue................................      53,896,828            1,398,257     55,295,085
Depreciation and amortization..........         654,292              411,184      1,065,476
Net operating income (loss)............         957,772           (3,405,037)    (2,447,265)
Purchases of property and equipment....         400,337            2,151,464      2,551,801
Total assets...........................       9,708,061            4,563,444     14,271,505

     The Company operates in two geographical areas, domestic and international. As of December 31, 1998, and September 30, 1999, the domestic offices had long-lived assets of $1,556,510 and $2,895,117, respectively, located throughout the United States and the international offices had long-lived assets of $735,189 and of $1,076,120, respectively, located in India and Indonesia. For the years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999, all sales were to domestic customers.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company leases various office space under non-cancelable operating leases expiring in 2000 through 2004. Minimum future rental payments under operating leases as of September 30, 1999, for each of the next five years and in the aggregate are as follows:

                                                             AMOUNT
                                                           ----------
YEAR ENDING SEPTEMBER 30,
2000.....................................................  $1,117,284
2001.....................................................   1,129,097
2002.....................................................   1,110,393
2003.....................................................   1,045,212
2004.....................................................      71,993
Thereafter...............................................       3,618
                                                           ----------
                                                           $4,477,597
                                                           ==========

     Total rent expense for the years ended December 31, 1997 and 1998, and the nine-month period ended September 30, 1999, was $231,000, $1,322,661 and $1,195,408, respectively, of which approximately $18,807, $69,000 and $72,000, respectively, relates to rent paid to the Company's nonmajority-owned investment.

CONTINGENCIES

     The Company was in litigation involving the wrongful termination of a contract for colorization of a full-length feature film. The case was referred to arbitration. The final arbitration hearing was scheduled for February 2000, and a final determination was not expected before April 2000. The outcome of this arbitration was unknown as of September 30, 1999. The amount of the potential loss for the Company was estimated at $950,000. The amount of potential gain was estimated at $2,825,000 less any successful claims brought by the licensor of the colorization software. At that stage in the proceedings, management believed it was not possible to determine the probable outcome of this matter and no amounts were recorded in the Company's financial statements as of December 31, 1998, or September 30, 1999.

     In April 2000, a final determination was made requiring payment by the Company of $370,352. This amount was recorded in general and administrative expenses during the quarter ended March 31, 2000.

     The Company is also involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or results of operations.

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. SUBSEQUENT EVENTS:

NOTES PAYABLE


     In November 1999, the Company issued $500,000 of convertible debt with 109,492 (adjusted for the stock splits) detachable warrants. During January through March, the Company issued an additional $2,400,000 of convertible debt with 525,558 (adjusted for the stock splits) detachable warrants. The notes bear interest at 8 percent for the first 120 days after issuance, then increase to 15 percent. The notes are convertible 120 days after issuance into common stock at 60 percent of the price per share at the date of a liquidity event. A liquidity event is defined as the Company's registration statement being declared effective by the Securities and Exchange Commission or the sale of all or substantially all of the Company's assets. The notes are personally guaranteed by the Company's principal stockholder and mature 12 months after issuance. The warrants are exercisable one year after issuance at 70 percent of the price per share at the date of a liquidity event, as defined. One year after issuance but prior to a liquidity event, the warrants are exercisable at the fair market value of common stock, as determined by the Company's Board of Directors (the Board). The warrants expire five years from the date of issuance or four years from the date of a liquidity event.


     The Company allocated the proceeds from the issuance of the notes payable between long-term debt and warrants based on the relative fair values of the debt without the warrants and the warrants themselves at the time of issuance. The estimated fair value of the warrants was computed based on the application of the Black-Scholes option pricing model which incorporates current stock prices, expected stock price volatility, expected interest rates and the expected holding period of the stock. At the date of issuances, $2,001,000 and $899,000 were allocated to the long-term debt and warrants, respectively. The difference between the face amount of the notes payable and the amount allocated to them has been recorded as a discount on the notes payable. This discount is being amortized to interest expense over the 12-month term of the debt using the effective interest method. Interest expense of approximately $152,000 was recorded during the six-month period ended March 31, 2000.

     In addition, the Company has calculated an intrinsic value for the Beneficial Conversion Feature (BCF) related to these convertible notes payable of $1,933,333. The BCF was calculated based on the number of shares the notes payable are convertible into multiplied by the expected discount from fair market value on the date of conversion. The BCF has not been recognized as of December 31, 1999, as it is contingent on the occurrence of a liquidity event.

STOCK OPTIONS


     In February 2000, the Company committed to grant options to purchase common stock of the Company to certain nominated directors upon the effective date of an Initial Public Offering. The nominated directors and consultants will receive 82,727 options at an exercise price equal to the opening price per share upon the Company's registration statement being declared effective by the SEC. The options vest ratably over a one to two-year period.


CHANGE IN CORPORATE STRUCTURE


     In February 2000, the Board approved a merger of Dynacs Engineering Company, Inc. into Dynacs Inc., a Delaware Corporation. Dynacs Inc. of Delaware became the surviving corporation. In conjunction with the merger, the par value of the Company's preferred and common stock was changed from $.001 to $.01. In addition, in July 2000 the Company authorized an additional 10 million shares of common stock

                          DYNACS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


for a total authorized amount of 25 million shares. The changes in the Company's name, par values and authorized common stock have been reflected retroactively in these financial statements.


STOCK SPLITS


     On August 11, 1999, March 28, 2000, and July 14, 2000, the Company approved stock splits, whereby each outstanding share of the Company's common stock was converted into 1,750, 1.12299 and 1.3 shares of common stock, respectively. The accompanying consolidated financial statements have been retroactively adjusted as a result of the stock splits.


GRINBERG ACQUISITION


     In May 2000, the Company entered into a non-binding letter of intent to acquire all of the outstanding common stock of Sherman Grinberg Film Libraries, Inc. (Grinberg) in exchange for a maximum of 1,085,000 shares of Company common stock. Under the terms of the letter of intent, the Company and Grinberg will enter into a definitive stock purchase agreement upon the effective date of the Company's initial public offering (IPO). In addition, the Company has agreed to issue 15,000 shares to Film Archive Finance Company, Inc. (Grinberg's parent) and an executive officer of Film Archive Finance Company, Inc. in exchange for a covenant not to compete for a period of three years after the closing. The Company will issue to Grinberg shareholders up to 1,085,000 shares if the Company's IPO price is $10 or less. Should the Company's stock be priced greater than $10 at the IPO, the number of shares to be issued to Grinberg will be reduced on a proportionate basis such that the maximum number of shares issued to acquire the Grinberg common stock and the non-compete covenant shall not have a market value in excess of $11,000,000.


     The 1,085,000 shares shall be issued to Grinberg upon the occurrence of certain events. At closing, the Company will issue a maximum of 335,000 shares, which will be reduced should Grinberg's current liabilities exceed their current assets by more than $607,000. The Company will issue additional shares, up to a maximum of 300,000 based on the amount of commercially usable footage in the film library. The Company has 24 months from closing to complete its evaluation of the footage. An additional 50,000 shares will be issued for each calendar year 2001, 2002, 2003 if the Company's gross receipts from the sale of footage less the Company's colorization costs exceed $400,000, $750,000 and $1,000,000, respectively. If the Company's gross receipts from the sale of footage colorized, re-edited and compiled by the Company exceeds $2.0 million in 2001, $4.0 million in 2002 and $5.0 million in 2003 and 2004, the Company will issue an additional 75,000 shares each year.

     The Grinberg shareholders have agreed to indemnify the Company up to the value of 767,500 shares issued in the transaction. The initial 335,000 shares and the 15,000 shares issued for the covenant not to compete are subject to a twelve-month lock-up agreement. All other shares are subject to a six-month lock-up agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of Cerulean Colorization, LLC:

     We have audited the accompanying balance sheets of Cerulean Colorization, LLC (the Company) as of December 31, 1998 and 1997, and the related statements of income and members' interest and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly in all material respects, the financial position of Cerulean Colorization, LLC as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Los Angeles, California
November 30, 1999

                           CERULEAN COLORIZATION, LLC

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    ----------
ASSETS
CURRENT ASSETS:
  Cash......................................................  $      436    $    8,128
  Accounts receivable, net of allowance for doubtful
     accounts of $96,200 and $45,950, respectively..........      25,124        38,310
  Unbilled revenue..........................................     140,250            --
  Prepaid contracts.........................................     687,790       372,872
  Prepaid expenses..........................................       9,340            --
                                                              ----------    ----------
          Total current assets..............................     862,940       419,310
                                                              ----------    ----------
PROPERTY AND EQUIPMENT, net.................................     328,156       615,522
                                                              ----------    ----------
OTHER ASSETS:
  Film library..............................................     500,000        37,500
  Note receivable...........................................     605,000            --
  Goodwill, net.............................................      34,670        69,375
  Deposits..................................................      11,000        11,000
                                                              ----------    ----------
                                                               1,150,670       117,875
                                                              ----------    ----------
                                                              $2,341,766    $1,152,707
                                                              ==========    ==========
LIABILITIES AND MEMBERS' INTEREST
CURRENT LIABILITIES:
  Short-term borrowings.....................................  $       --    $  125,000
  Advance from member.......................................       4,000       130,000
  Bank overdraft............................................       1,091            --
  Accounts payable..........................................     211,346       104,916
  Payable to subcontractor..................................   1,054,283            --
  Other payable.............................................     178,500            --
  Accrued expenses..........................................      35,806        29,942
  Billings in excess of revenue earned......................     665,624       718,000
  Current portion of capital lease liability................       8,602        11,764
                                                              ----------    ----------
          Total current liabilities.........................   2,159,252     1,119,622
                                                              ----------    ----------
CAPITAL LEASE LIABILITY, net of current portion.............          --         8,602
OTHER LIABILITIES...........................................      79,289        68,004
COMMITMENTS AND CONTINGENCIES
MEMBERS' INTEREST...........................................     103,225       (43,521)
                                                              ----------    ----------
                                                              $2,341,766    $1,152,707
                                                              ==========    ==========

The accompanying notes are an integral part of these financial statements.

                           CERULEAN COLORIZATION, LLC

                   STATEMENTS OF INCOME AND MEMBERS' INTEREST
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              ----------    ----------
REVENUE.....................................................  $3,152,752    $  873,578
COST OF REVENUES............................................   2,095,089       616,307
                                                              ----------    ----------
GROSS PROFIT................................................   1,057,663       257,271
                                                              ----------    ----------
SELLING, GENERAL AND ADMINISTRATIVE.........................     995,767     1,228,357
                                                              ----------    ----------
INCOME (LOSS) FROM OPERATIONS...............................      61,896      (971,086)
OTHER INCOME (EXPENSES), net................................      84,850        (2,435)
                                                              ----------    ----------
NET INCOME (LOSS)...........................................     146,746      (973,521)
MEMBERS' INTEREST, beginning of period......................     (43,521)      930,000
                                                              ----------    ----------
MEMBERS' INTEREST, end of period............................  $  103,225    $  (43,521)
                                                              ==========    ==========

                           CERULEAN COLORIZATION, LLC

                   STATEMENTS OF INCOME AND MEMBERS' INTEREST
               FOR THE PERIOD JANUARY 1, 1999 TO AUGUST 13, 1999

REVENUE.....................................................    $2,810,086
COST OF REVENUE.............................................     1,258,514
                                                                ----------
GROSS PROFIT................................................     1,551,572
SELLING, GENERAL AND ADMINISTRATIVE.........................       515,028
                                                                ----------
INCOME (LOSS) FROM OPERATIONS...............................     1,036,544
OTHER INCOME (EXPENSES), net................................         1,375
                                                                ----------
NET INCOME (LOSS)...........................................     1,037,919
MEMBERS' INTEREST, beginning of period......................       103,225
                                                                ----------
MEMBERS' INTEREST, end of period............................    $1,141,144
                                                                ==========

The accompanying notes are an integral part of these financial statements.

                           CERULEAN COLORIZATION, LLC

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998         1997
                                                              ----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  146,746    $(973,521)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     323,423      316,394
    Loss on sale of property and equipment..................          --        5,285
    Changes in assets and liabilities:
       Accounts receivable, net.............................      13,186      (38,310)
       Unbilled revenue.....................................    (140,250)          --
       Prepaid contracts....................................    (314,918)    (372,872)
       Prepaid expenses.....................................      (9,340)          --
       Deposits.............................................          --      (11,000)
       Bank overdraft.......................................       1,091           --
       Accounts payable.....................................     106,430      104,916
       Payable to subcontractor.............................   1,054,283           --
       Accrued expenses.....................................       5,864       29,942
       Billings in excess of revenue earned.................     (52,376)     718,000
       Other liabilities....................................      11,285       68,004
                                                              ----------    ---------
    Net cash provided by (used in) operating activities.....   1,145,424     (153,162)
                                                              ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................      (1,352)     (57,076)
  Proceeds from sale of property and equipment..............          --        4,625
  Purchase of film library..................................    (284,000)     (37,500)
  Cash paid for note receivable.............................    (605,000)          --
                                                              ----------    ---------
    Net cash used in investing activities...................    (890,352)     (89,951)
                                                              ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings.......................          --      125,000
  Repayments of short-term borrowings.......................    (125,000)          --
  Proceeds from advance from member.........................     138,200      130,000
  Repayments of advance from member.........................    (264,200)          --
  Payments of capital lease obligation......................     (11,764)      (8,759)
                                                              ----------    ---------
    Net cash (used in) provided by financing activities.....    (262,764)     246,241
                                                              ----------    ---------
    Net (decrease) increase in cash.........................      (7,692)       3,128
CASH, beginning of period...................................       8,128        5,000
                                                              ----------    ---------
CASH, end of period.........................................  $      436    $   8,128
                                                              ==========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    5,957    $   3,759
  Cash paid for income taxes................................  $       --    $      --
                                                              ==========    =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
  Acquisition of equipment under a capital lease............  $       --    $  29,125
  Acquisition of film library in exchange for other
    payable.................................................  $  178,500    $      --
                                                              ==========    =========

The accompanying notes are an integral part of these financial statements.

                           CERULEAN COLORIZATION, LLC
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. THE COMPANY

     Cerulean Colorization, LLC, (the Company) is a limited liability company established in December 1996. The Company is engaged in colorization of motion picture films, television series, commercials, and other films. Many of the Company's customers are in the entertainment industry and are located primarily in Southern California.

     As discussed in Note 7, in August 1999, Dynacs Engineering Company, Inc. (Dynacs) of Palm Harbor, Florida acquired all of the membership interests in the Company through Dynacs' wholly-owned subsidiary, Cerulean FXs, Inc. Prior to the acquisition, the Company subcontracted colorization projects to Dynacs. After the acquisition, the Company's operations were absorbed into Dynacs as a part of Dynacs' colorization line of business and the Company ceased operations as a separate entity.

     The Company incurred a substantial loss in the year ended December 31, 1997 and has a negative working capital of $1,296,312 as of December 31, 1998. Dynacs and the Company believe that anticipated funds from future operations will be sufficient to satisfy the Company's projected working capital and capital expenditure needs. The accompanying financial statements have been presented on the basis that it is a going concern, which contemplates realization of assets and satisfaction of debt in the normal course of business. Through the date of acquisition in August 1999, the Company funded operations primarily with cash provided by operating activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following is an analysis of the activities in the allowance for doubtful accounts for the years ended December 31, 1998 and 1997:

                                                            1998       1997
                                                           -------    -------
Beginning of period......................................  $45,950    $    --
Provision................................................   50,250     45,950
Write-off's..............................................       --         --
                                                           -------    -------
End of period............................................  $96,200    $45,950
                                                           =======    =======

                           CERULEAN COLORIZATION, LLC

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated lives of the assets. Property and equipment consists of the following:

                                                       1998       1997     USEFUL LIVES
                                                     --------   --------   ------------
Machinery and equipment............................  $610,235   $608,883   3 to 5 years
Furniture and fixtures.............................    42,568     42,568     3 years
Software...........................................   245,760    245,760     3 years
                                                     --------   --------
                                                      898,563    897,211
Less -- Accumulated depreciation and
  amortization.....................................  (570,407)  (281,689)
                                                     --------   --------
Property and equipment, net........................  $328,156   $615,522
                                                     ========   ========

FILM LIBRARY

     In May 1997, the Company entered into an agreement with a producer of a television series and a distributor under which the distributor purchased exclusive rights throughout the world to exploit the television series, consisting of 65 episodes, in exchange for a right to the future revenue from the series. The Company purchased from the producer a right to 50 percent of such future revenue for $500,000. The Company paid $321,500 of this amount in cash in the years ended December 31, 1998 and 1997, and the remaining $178,500 was outstanding as of December 31, 1998. This amount bears no interest and is due on demand. The cost of the film library is to be amortized over the estimated period of exploitation based on the percentage of revenue received from the series to total estimated revenue. In the years ended December 31, 1998 and 1997, no revenue was received from the series, and accordingly no amortization of film library was recorded. Based on the estimated total revenue from the series, the Company believes that the cost of film library as of December 31, 1998 is fully realizable.

     In connection with the purchase of film library, the Company also loaned the producer $605,000 in exchange for a note for the purpose of clearing a lien that was on the series. The note bears interest at 8.50 percent and is payable to the Company out of the first $605,000 of the producer's 50 percent share of the future revenue from the series. The note is without recourse. Based on the estimated total revenue from the series, the Company believes that the balance of the note as of December 31, 1998 is fully realizable.

     The revenue to be received by the Company and the producer is gross receipts from the series less certain costs as specified in the agreement including costs of colorization and distribution. The agreement also states that such colorization of the series is to be performed by the Company for $40,000 per episode. In the year ended December 31, 1998, the Company earned $2,080,000 of the $2,600,000 to be earned in total from such colorization projects.

GOODWILL

     In December 1996, the Company acquired certain assets of CST Entertainment, Inc., CST Featurizations, Inc., and CST Computoons, Inc. (collectively CST) in exchange for a cash payment of $925,000. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the assets acquired based on their estimated fair market values at the closing date. The excess of purchase price over the estimated fair value of the assets acquired was recorded as goodwill, and is being amortized using the straight-line method over a period of three years. The Company recorded amortization

                           CERULEAN COLORIZATION, LLC
of goodwill of $34,705 in the years ended December 31, 1998 and 1997. The results of operations of the acquired business are included in the accompanying financial statements since the date of the acquisition.

REVENUE RECOGNITION

     The Company generates revenue from colorization of motion picture films, television series, commercials, and other films. Revenue from long-term colorization contracts is recognized based on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Costs of contracts primarily represent subcontracting expense to Dynacs. For short-term projects, revenue is recognized upon completion of the project.

     Unbilled revenue and billings in excess of revenue earned result from the difference between the amounts billed to the customer and the revenue recognized based on the percentage of completion of the contract, and are analyzed on a contract-by-contract basis.

     Prepaid contracts represent amounts paid or payable to Dynacs in excess of costs incurred by Dynacs.

SIGNIFICANT CUSTOMER

     In the year ended December 31, 1998, one customer accounted for 83 percent of total revenue.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and unbilled revenue. As of December 31, 1998 and 1997, approximately 81 percent and 85 percent of accounts receivable were concentrated with one and two customers, respectively. As of December 31, 1998, all of unbilled revenue was concentrated with one customer.

INCOME TAXES

     The Company is a limited liability company and is treated as a partnership for Federal and state income tax purposes. Accordingly, the Company's taxable income or losses are included in the income tax returns of the Company's members.

3. SHORT-TERM BORROWINGS

     In 1997 the Company had a line of credit agreement (the Agreement) with a bank, which expired in June 1998. Under the Agreement the Company could borrow up to $125,000. Interest was payable monthly at the rate of 1.75 percent per annum over the prime rate (8.50 percent at December 31, 1997). The balance outstanding under the Agreement at December 31, 1997 was $125,000, which was repaid in full in the year ended December 31, 1998. Borrowings under the Agreement were collateralized by substantially all of the Company's assets.

4. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and a phone system under non-cancelable operating leases, which expire in various years through 2002. Rental expense was approximately $84,000 and $100,000 for the

                           CERULEAN COLORIZATION, LLC
years ended December 31, 1998 and 1997, respectively. As of December 31, 1998, future minimum rental payments under the non-cancelable operating leases are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
1999.......................................................  $145,000
2000.......................................................   138,000
2001.......................................................   138,000
2002.......................................................    16,000
                                                             --------
                                                             $437,000
                                                             ========

LITIGATION

     In the normal course of business, the Company is involved in various legal proceedings. Based upon the information presently available, management believes that the ultimate resolution of any such proceedings will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

5. MEMBERS' INTEREST

     Pursuant to terms of the Company's operating agreement, no member is liable to creditors of the Company, or shall be required to make additional capital contributions to the Company or to restore all or any portion of a deficit balance in such member's capital account with the Company. The operating term of the Company expires in December 2025.

6. RELATED PARTY TRANSACTIONS

     The Company had an advance from member of $4,000 and $130,000 as of December 31, 1998 and 1997, respectively.

     The Company subleases office space to another company owned by a member and charges rent, utilities and phone expenses to the subleasee. Such expenses charged to the subleasee were $94,000 and $16,000 for the years ended December 31, 1998 and 1997, respectively, and were offset against the Company's expenses.

7. SUBSEQUENT EVENT


     In August 1999, the Company entered into an agreement with Cerulean FXs, Inc. pursuant to which Cerulean FXs, Inc. acquired all of the membership interests of the Company and issued to the Cerulean members (Cerulean Members) 20 percent of the shares of Cerulean FXs, Inc. The shares issued are exchangeable at the option of the Cerulean members into 912,064 shares of Dynacs common stock upon the occurrence of certain events or they will automatically convert upon an effective registration statement filing with the Securities and Exchange Commission by Dynacs. In addition, the Cerulean Members of the Company will receive stock options to purchase 255,480 of Dynacs' common stock when the first stock option is granted under Dynacs' 1999 Long-Term Incentive Plan, and will also receive stock options to purchase additional 51,097 shares if, within three years of the date of the agreement, certain performance goals, as defined in the agreement, are met. After the acquisition, the Company's operations were absorbed into Dynacs as a part of Dynacs' colorization line of business and the Company ceased operations as a separate entity.

                          INDEPENDENT AUDITOR'S REPORT

Shareholder
Sherman Grinberg Film Libraries, Inc.

     We have audited the accompanying balance sheets of Sherman Grinberg Film Libraries, Inc. as of June 30, 1997, 1998 and 1999 and the related statements of operations, changes in stockholder's equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sherman Grinberg Film Libraries, Inc. as of June 30, 1997, 1998 and 1999 and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital and has sustained significant operating losses in recent years that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

YOHALEM, GILLMAN & COMPANY, LLP

New York, New York
March 30, 2000

                     SHERMAN GRINBERG FILM LIBRARIES, INC.
                                 BALANCE SHEETS


                                                        JUNE 30,
                                        -----------------------------------------     MARCH 31,
                                           1997           1998           1999           2000
                                        -----------    -----------    -----------    -----------
                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash................................  $    36,706    $    25,130    $    41,994    $     7,992
  Accounts receivable -- net..........       94,366        149,604        101,161         41,973
  Prepaid expenses and other current
     assets...........................       40,361         36,193         42,815         39,099
                                        -----------    -----------    -----------    -----------
          Total current assets........      171,433        210,927        185,970         89,064
FILM LIBRARY, NET.....................    6,613,077      6,218,329      5,823,581      5,527,520
GOODWILL, NET.........................    1,247,942      1,172,185      1,096,428      1,039,611
OTHER ASSETS
  Property, equipment and
     improvements, net................      152,538        103,746         64,504         50,524
  Restricted cash -- escrow...........      200,000        200,000        200,000        200,000
                                        -----------    -----------    -----------    -----------
                                            352,538        303,746        264,504        250,524
                                        -----------    -----------    -----------    -----------
                                        $ 8,384,990    $ 7,905,187    $ 7,370,483    $ 6,906,719
                                        ===========    ===========    ===========    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable....................  $   223,384    $   212,508    $   202,546    $   241,721
  Royalties payable...................      628,834        606,676        606,676        606,676
  Due to Parent.......................      754,943        754,943             --             --
                                        -----------    -----------    -----------    -----------
          Total current liabilities...    1,607,161      1,574,127        809,222        848,397
                                        -----------    -----------    -----------    -----------
DEFERRED INCOME TAXES.................    1,716,736      1,479,421      1,174,868        904,995
STOCKHOLDER'S EQUITY
  Common stock, $100 par value, 2,000
     shares authorized; 53.59 shares
     issued and outstanding...........        5,359          5,359          5,359          5,359
  Additional paid-in capital..........    6,713,200      6,891,019      7,901,309      8,081,309
  Accumulated deficit.................   (1,657,466)    (2,044,739)    (2,520,275)    (2,933,341)
                                        -----------    -----------    -----------    -----------
          Total stockholder's
             equity...................    5,061,093      4,851,639      5,386,393      5,153,327
                                        -----------    -----------    -----------    -----------
                                        $ 8,384,990    $ 7,905,187    $ 7,370,483    $ 6,906,719
                                        ===========    ===========    ===========    ===========


See accompanying notes and independent auditor's report.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

                            STATEMENTS OF OPERATIONS


                                                                                     NINE MONTHS
                                                   YEARS ENDED JUNE 30,                 ENDED
                                          ---------------------------------------     MARCH 31,
                                             1997           1998          1999          2000
                                          -----------    ----------    ----------    -----------
                                                                                     (UNAUDITED)
REVENUES................................  $   999,259    $  861,195    $  337,983    $  318,937
DIRECT COSTS............................      256,562       156,270        75,960        40,870
OTHER OPERATING EXPENSES................    1,173,151       810,216       522,015       579,148
                                          -----------    ----------    ----------    ----------
                                            1,429,713       966,486       597,975       620,018
LOSS BEFORE ITEMS SHOWN BELOW...........     (430,454)     (105,291)     (259,992)     (301,081)
AMORTIZATION AND DEPRECIATION...........      525,553       519,297       520,097       381,858
                                          -----------    ----------    ----------    ----------
LOSS BEFORE INCOME TAXES................     (956,007)     (624,588)     (780,089)     (682,939)
INCOME TAX BENEFIT......................      380,620       237,315       304,553       269,873
                                          -----------    ----------    ----------    ----------
NET LOSS................................  $  (575,387)   $ (387,273)   $ (475,536)   $ (413,066)
                                          ===========    ==========    ==========    ==========
Basic and diluted loss per common
  share.................................  $(10,736.84)   $(7,226.59)   $(8,873.60)   $(7,707.89)
                                          ===========    ==========    ==========    ==========
Basic and diluted weighted average
  common shares.........................        53.59         53.59         53.59         53.59
                                          ===========    ==========    ==========    ==========


See accompanying notes and independent auditor's report.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                      COMMON STOCK      ADDITIONAL                       TOTAL
                                    ----------------     PAID-IN      ACCUMULATED    STOCKHOLDER'S
                                    SHARES    AMOUNT     CAPITAL        DEFICIT         EQUITY
                                    ------    ------    ----------    -----------    -------------
BALANCE, JULY 1, 1996.............  53.59     $5,359    $6,226,976    $(1,082,079)    $5,150,256
  Capital contributions...........                         486,224                       486,224
  Net loss........................                                       (575,387)      (575,387)
                                    -----     ------    ----------    -----------     ----------
BALANCE, JUNE 30, 1997............  53.59     5,359      6,713,200     (1,657,466)     5,061,093
  Capital contributions...........                         177,819                       177,819
  Net loss........................                                       (387,273)      (387,273)
                                    -----     ------    ----------    -----------     ----------
BALANCE, JUNE 30, 1998............  53.59     5,359      6,891,019     (2,044,739)     4,851,639
  Capital contributions...........                         255,347                       255,347
  Conversion of stockholder debt
     to equity....................                         754,943                       754,943
  Net loss........................                                       (475,536)      (475,536)
                                    -----     ------    ----------    -----------     ----------
BALANCE, JUNE 30, 1999............  53.59     5,359      7,901,309     (2,520,275)     5,386,393
  Capital contributions
     (unaudited)..................                          30,000                        30,000
  Expenses paid by Parent on
     behalf of the Company
     (unaudited)..................                         150,000                       150,000
  Net loss (unaudited)............                                       (413,066)      (413,066)
                                    -----     ------    ----------    -----------     ----------
BALANCE, MARCH 31, 2000
  (UNAUDITED).....................  53.59     $5,359    $8,081,309    $(2,933,341)    $5,153,327
                                    =====     ======    ==========    ===========     ==========

See accompanying notes and independent auditor's report.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    NINE MONTHS
                                                    YEARS ENDED JUNE 30,               ENDED
                                             -----------------------------------     MARCH 31,
                                               1997         1998         1999          2000
                                             ---------    ---------    ---------    -----------
                                                                                    (UNAUDITED)
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss.................................  $(575,387)   $(387,273)   $(475,536)    $(413,066)
  Adjustments to reconcile net loss to net
     cash used in operating activities
     Amortization and depreciation.........    525,553      519,297      520,097       381,858
     Expenses paid by Parent on behalf of
       the Company.........................         --           --           --       150,000
     Income tax benefit....................   (380,620)    (237,315)    (304,553)     (269,873)
     Provision for doubtful accounts.......     71,495      (24,000)      62,000        94,000
     Deferred income.......................   (119,249)          --           --            --
     Changes in operating assets and
       liabilities:
       Accounts receivable.................    226,387      (31,238)     (13,557)      (34,812)
       Prepaid expenses and other current
          assets...........................    (24,979)       4,168       (6,622)        3,716
       Accounts payable....................   (278,838)     (10,875)      (9,962)       39,175
       Royalties payable...................     69,843      (22,159)          --            --
                                             ---------    ---------    ---------     ---------
          Net cash used in operating
             activities....................   (485,795)    (189,395)    (228,133)      (49,002)
                                             ---------    ---------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.....................     (5,500)          --      (10,350)      (15,000)
                                             ---------    ---------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions....................    486,224      177,819      255,347        30,000
                                             ---------    ---------    ---------     ---------
NET INCREASE (DECREASE) IN CASH............     (5,071)     (11,576)      16,864       (34,002)
Cash -- beginning of year..................     41,777       36,706       25,130        41,994
                                             ---------    ---------    ---------     ---------
CASH -- END OF YEAR........................  $  36,706    $  25,130    $  41,994     $   7,992
                                             =========    =========    =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
     Income taxes..........................  $  16,429    $   9,868    $      --     $      --
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
  Loans from Parent converted to capital...         --           --      754,943            --

See accompanying notes and independent auditor's report.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          JUNE 30, 1997, 1998 AND 1999

1. OPERATION, ORGANIZATION AND BASIS OF PRESENTATION


     Sherman Grinberg Film Libraries, Inc. ("SGFL" or the "Company"), a wholly-owned subsidiary of Film Archive Finance Company, Inc. ("FAFC"), licenses the news and stock footage from its film library, primarily the Pathe and Paramount news libraries, to television networks, independent producers and other customers throughout the United States, Europe and Canada. The Company also licenses stock footage from other film libraries it represents.


     On April 15, 1994, the Company was acquired by Sequent Communications, Inc. ("Sequent"), which subsequently changed its name to Timespan Communications, Inc. ("Timespan"). That change in ownership resulted in a new basis of accounting for the purchased assets and liabilities (see Note 3). The collateralized loan that was obtained by Sequent for the acquisition was extinguished in 1999 upon transfer of ownership of the Company to FAFC, a corporation which was formed and funded by substantially all the shareholders of Timespan. (Sequent, Timespan and FAFC are also referred to herein as the "Parent".) The aforementioned debt and its extinguishment have not been "pushed-down" to the Company's financial statements.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. In 1996, the Company lost a major film library it represented, and from that point through June 30, 1999, the Company sustained significant operating losses resulting in negative working capital that raise substantial doubt about its ability to continue as a going concern. Management has taken measures to reduce operating costs and plans to sell the Company to an enterprise which intends to raise capital for the purpose of preserving, modernizing and marketing the film library. Furthermore, until such sale is consummated, FAFC (the current Parent) has committed to financially support the Company at least through June 30, 2000. The continued operation of the Company is dependent upon its ability to raise capital as described above and operate profitably in the future. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FILM LIBRARY AND GOODWILL

     The film library and goodwill are stated at the amounts assigned to them in 1994 (see Note 3) plus subsequent additions at cost, and are being amortized over 20 years on a straight-line basis.

REVENUE RECOGNITION

     Library revenue is recognized when the film footage is delivered to the customer.

INCOME TAXES

     The Company files consolidated tax returns with its Parent. Current and deferred income taxes in these financial statements are recorded as though the Company were a separate taxpayer.

     Deferred income taxes are computed under Statement of Financial Accounting Standards No. 109, (SFAS 109) "Accounting for Income Taxes". SFAS 109 requires use of the liability method for computing deferred income taxes. Under this method, deferred tax liabilities are recognized for taxable temporary differences and deferred tax assets are recognized for deductible temporary differences and net operating loss carryforwards. A valuation allowance reduces deferred tax assets if it is more likely than not that all, or some portion, will not be realized.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

     Because the Company will be included in a consolidated tax return, the amounts of any deferred taxes represent amounts due to the Parent.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. When assets are sold or retired, the cost and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is reflected in income for the year. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and replacements which substantially extend the lives of the assets are capitalized.

     Depreciation is computed on both the straight-line and accelerated methods over the following useful lives:

DESCRIPTION                                                   DEPRECIABLE LIFE
-----------                                                   ----------------
Leasehold and improvements..................................  Life of Lease
Machinery and equipment.....................................   3 - 7 years
Computer equipment..........................................     3 years

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. FILM LIBRARY AND GOODWILL

     On April 15, 1994, Sequent purchased the Company for $5,812,000 in a business combination accounted for under the purchase method. Accordingly under "push-down" accounting, the assets and liabilities of SGFL were restated and recorded at their estimated fair values at the date of acquisition, including $7,735,000, which was assigned as the fair value of the film library and $3,400,000 which was assigned to the deferred income taxes payable on the difference between the fair value of the film library and its tax basis to the Company. The total consideration paid exceeded the fair values of net assets acquired by approximately $1,500,000, which was allocated to goodwill.

     The Pathe Film Library was included in the acquisition. The Company owns a one-half interest and has the sole exclusive license, in perpetuity, to operate the Pathe News Library for $1,250 per month.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

     The carrying amounts of the film library and goodwill at June 30, 1997, 1998 and 1999 are as follows:

                                                    1997          1998          1999
                                                 ----------    ----------    ----------
Film library...................................  $7,894,903    $7,894,903    $7,894,903
Accumulated amortization.......................   1,281,826     1,676,574     2,071,322
                                                 ----------    ----------    ----------
                                                 $6,613,077    $6,218,329    $5,823,581
                                                 ==========    ==========    ==========
Goodwill.......................................  $1,498,197    $1,498,197    $1,498,197
Accumulated amortization.......................     250,255       326,012       401,769
                                                 ----------    ----------    ----------
                                                 $1,247,942    $1,172,185    $1,096,428
                                                 ==========    ==========    ==========

     Amortization of the film library and goodwill for the years ended June 30, 1997, 1998 and 1999 were as follows:

                                                        1997        1998        1999
                                                      --------    --------    --------
Film library........................................  $394,748    $394,748    $394,748
Goodwill............................................    75,757      75,757      75,757
                                                      --------    --------    --------
                                                      $470,505    $470,505    $470,505
                                                      ========    ========    ========

     Substantially all of the Company's film library consists of nitrate-based film which is extremely flammable and subject to chemical deterioration as it ages. Physical changes are not always apparent and are usually identified when footage is viewed. It is therefore reasonably possible that the Company's estimate of the useful life of the library (see Note 2) could change significantly within the ensuing year. Management estimates that the capital and maintenance costs to be incurred to preserve the library in its current condition are approximately $3 million.

     The consideration for the 1999 transfer of ownership of the Company to FAFC (see Note 1) was approximately $5.1 million. Management believes that such valuation does not reflect any impairment of the carrying amount of the film library and related goodwill.

4. PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property and equipment at June 30, 1997, 1998 and 1999 consists of the following:

                                                      1997        1998         1999
                                                    --------    --------    ----------
Furniture and fixtures............................  $ 94,039    $ 94,039    $   94,039
Library equipment.................................   199,638     199,638       209,988
Office and computer equipment.....................   378,026     378,026       378,026
Leasehold improvements............................   319,353     319,353       319,353
                                                    --------    --------    ----------
                                                     991,056     991,056     1,001,406
Less accumulated depreciation and amortization....   838,518     887,310       936,902
                                                    --------    --------    ----------
                                                    $152,538    $103,746    $   64,504
                                                    ========    ========    ==========

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

     Depreciation and amortization of property, equipment and improvements amounted to $55,048, $48,792 and $49,452 for the years ended June 30, 1997, 1998 and 1999, respectively.

5. INCOME TAXES

     The Company's income tax benefit for the years ended June 30, 1997, 1998 and 1999 consists of the following:

                                                        1997        1998        1999
                                                      --------    --------    --------
Current -- federal..................................  $     --    $     --    $     --
         -- state and local.........................        --          --          --
Deferred -- federal.................................   257,385     160,479     205,946
          -- state and local........................   123,235      76,836      98,607
                                                      --------    --------    --------
                                                      $380,620    $237,315    $304,553
                                                      ========    ========    ========

     The Company's effective income tax rate differs from the federal statutory rate as follows:


                                            1997                1998                1999
                                      ----------------    ----------------    ----------------
                                       AMOUNT       %      AMOUNT       %      AMOUNT       %
                                      ---------    ---    ---------    ---    ---------    ---
Pretax loss.........................  $ 956,007    100    $ 624,588    100    $ 780,089    100
Tax (benefit) at federal statutory
  rate..............................   (325,042)   (34)    (212,360)   (34)    (265,230)   (34)
State and local income tax, net of
  federal tax benefit...............    (88,335)    (9)     (57,712)    (9)     (72,080)    (9)
Goodwill............................     32,757      3       32,757      5       32,757      4
                                      ---------    ---    ---------    ---    ---------    ---
                                      $(380,620)   (40)   $(237,315)   (38)   $(304,553)   (39)
                                      =========    ===    =========    ===    =========    ===


     Deferred taxes reflect temporary timing differences in the recognition of certain assets and liabilities for financial accounting and income tax purposes. At June 30, 1997, 1998 and 1999, the components of net deferred tax liability are as follows:


                                                            1997          1998          1999
                                                         ----------    ----------    ----------
Deferred tax liability relating to the Film library....  $3,108,412    $2,922,767    $2,737,122
Deferred tax asset relating to:
  Net operating loss carryforwards.....................   1,122,289     1,198,519     1,306,827
  State taxes..........................................     188,984       162,860       129,333
  Accounts receivable, net.............................      71,040        59,520        89,280
  Property, equipment and improvements.................       9,363        22,447        36,814
                                                         ----------    ----------    ----------
                                                          1,391,676     1,443,346     1,562,254
                                                         ----------    ----------    ----------
Net deferred tax liability.............................  $1,716,736    $1,479,421    $1,174,868
                                                         ==========    ==========    ==========


     The Company has net operating loss carryforwards at June 30, 1999, totaling approximately $2,700,000, expiring through the year 2019.

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

     The parent has not filed consolidated tax returns for the years ended June 30, 1998 and 1999.

6. ROYALTIES PAYABLE

     Prior to July 1, 1997, the Company recorded royalties payable of approximately $629,000 in connection with certain film libraries it represented. Such royalties remain unpaid for several years.

7. MULTIEMPLOYER PENSION PLANS

     The Company participated in two multiemployer pension plans under collective bargaining agreements with the National Association of Broadcast Employees & Technicians and Communications Workers of America (NABET) and the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States and Canada (I.A.T.S.E.). Under the NABET agreement, which expired on January 18, 1998, and the I.A.T.S.E. agreement, which was terminated effective July 1, 1997, the Company was required to contribute based on hours worked by eligible employees. Pension and welfare contributions charged to operations under these plans approximated $16,000 and $10,000 for the years ended June 30, 1997 and 1998, respectively.

8. RELATED PARTY TRANSACTIONS

DUE TO PARENT

     Due to Parent represents amounts advanced to the Company by Timespan for working capital purposes in prior years. In 1999, these loans were converted to capital (see Note 9).

MANAGEMENT SERVICES PROVIDED BY PARENT

     Management of the Company during 1997 and 1998 was directed by certain officers and key employees of Timespan/Sequent. The compensation and benefits for such services were absorbed by the parent and not charged to the Company, and, accordingly, no amounts therefor are included in these financial statements.

9. ADDITIONAL PAID-IN CAPITAL

     During the years ended June 30, 1997, 1998 and 1999, Timespan and FAFC made advances to the Company amounting to $486,224, $177,819 and $255,347, respectively. Such advances were recorded as additional paid-in capital. In addition, during 1999, the Company converted loans from Timespan totaling $754,943 to additional paid-in capital.

10. COMMITMENTS AND CONTINGENCIES

RESTRICTED CASH

     Restricted cash consists of cash held in escrow to satisfy certain contingent obligations in connection with the purchase of the Company by Sequent.

LEASES

     The Company conducts its operations in New York and Los Angeles under noncancellable leases which expire in May and July 2000, respectively. The Company agreed to sublet a portion of the New York premises from May 1998 through May 2000 at $3,600 for the first year and $37,200 per year thereafter. Rental commitments (excluding subrentals) in the year 2000, the remaining terms of these

                     SHERMAN GRINBERG FILM LIBRARIES, INC.

leases, amount to $98,767. Rent expense charged to operations for the years ended June 30, 1997, 1998 and 1999 amounted to $144,396, $100,524 and $102,132, respectively. Subrental income in 1998 and 1999 amounted to $6,000 and $36,000, respectively.

11. OTHER FINANCIAL INFORMATION

     During 1998 and 1999, 28% and 31%, respectively, of the Company's revenues were derived from one customer.

     The Company's allowance for doubtful accounts at June 30, 1997, 1998 and 1999 amounted to $148,000, $124,000 and $186,000, respectively.

12. INTERIM FINANCIAL INFORMATION

     As is normal and customary, the interim financial statements as of March 31, 2000 and the nine months then ended, are unaudited and certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has not been included herein. In the opinion of management, all adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been property included. The results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements (the "Pro Forma Consolidated Financial Statements") are based on the historical financial statements of Dynacs Inc. as of and for the nine month period ended September 30, 1999, and as of and for the six month period ended March 31, 2000, adjusted to give effect to the transactions described below. The Pro Forma Consolidated Statement of Operations give effect to the following transactions as if they had occurred on January 1, 1999: (i) the acquisition of Cerulean Colorization LLC,(ii) the acquisition of Sherman Grinberg Film Libraries, Inc.,
(iii) the issuance of the "Mezzanine Notes", (iv) conversion of the Mezzanine Notes, (v) the exercise of warrants issued in connection with the Mezzanine Notes, and (vi) the use of certain proceeds from the Offering. The Pro Forma Consolidated Balance Sheet gives effect to the following transactions as if they had occurred on March 31, 2000: (i) the acquisition of Sherman Grinberg Film Libraries, Inc., (ii) the receipt of the proceeds of the offering, (iii) the use of certain proceeds from the Offering, (iv) the conversion of the Mezzanine Notes, (v) the exercise of warrants issued in connection with the Mezzanine Notes, and (vi) the exercise of options by the Company's President.


     The Pro Forma Consolidated Financial Statements do not purport to represent what Dynacs' results of operations or financial condition would have been had the events actually occurred on the dates indicated or to predict Dynacs' results of operations or financial condition in the future. These statements are qualified in their entirety by, and should be read in conjunction with, the historical financial statements of Dynacs and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Pro Forma Consolidated Financial Statements give effect only to the adjustments set forth in the accompanying notes and do not reflect any other benefits anticipated by management as a result of the Cerulean Colorization LLC acquisition, the Sherman Grinberg Film Libraries, Inc. acquisition and the implementation of its business strategy.

                                  DYNACS INC.
             PRO FORMA CONSOLIDATED BALANCE SHEET -- MARCH 31, 2000
                                  (UNAUDITED)


                                                DYNACS        GRINBERG       PRO FORMA               PRO FORMA
                                              HISTORICAL     HISTORICAL     ADJUSTMENTS             AS ADJUSTED
                                              -----------    -----------    -----------             -----------
                                                                 (a)
CURRENT ASSETS
  Cash and cash Equivalents.................  $        --    $     7,992    $25,355,110(c)(d)(h)    $25,363,102
  Accounts receivable.......................    5,745,964         41,973             --               5,787,937
  Unbilled revenue..........................    1,314,138             --             --               1,314,138
  Prepaid expenses..........................      365,975         39,099             --                 405,074
  Deferred tax assets.......................      787,000             --             --                 787,000
                                              -----------    -----------    -----------             -----------
         Total current assets...............    8,213,077         89,064     25,355,110              33,657,251
PROPERTY AND EQUIPMENT, net.................    2,988,324         50,524             --               3,038,848
FILM LIBRARY AND PRODUCTION COSTS, net......    1,045,905      5,527,520      2,272,480(a)            8,845,905
NOTES RECEIVABLE............................      765,558             --             --                 765,558
DEFERRED TAX ASSET..........................      636,000             --             --                 636,000
GOODWILL....................................                   1,039,611      2,519,198(a)            3,558,809
OTHER ASSETS................................      801,289        200,000        150,000(a)            1,151,289
                                              -----------    -----------    -----------             -----------
         Total assets.......................  $14,450,153    $ 6,906,719    $30,296,788             $51,653,660
                                              ===========    ===========    ===========             ===========
CURRENT LIABILITIES
  Accounts payable..........................  $ 2,151,579    $   241,721    $        --               2,393,300
  Accrued expenses..........................    4,149,865        606,676             --               4,756,541
  Line of credit borrowings.................    2,026,693             --             --               2,026,693
  Current portion of long-term debt.........    3,754,174             --     (3,389,060)(b)(d)          365,114
                                              -----------    -----------    -----------             -----------
         Total current liabilities..........   12,082,311        848,397     (3,389,060)              9,541,648
Long-term debt, net of current maturities...      111,940             --       (111,940)(b)(d)               --
MINORITY INTEREST...........................      393,452             --       (393,452)(e)                  --
Deferred tax liability......................           --        904,995       (904,995)(a)                  --
STOCKHOLDERS' EQUITY
  Common stock..............................       69,618          5,359         58,501(a)(c)(e)        133,478
                                                                                       (f)(g)(h)
  Additional paid-in capital................    3,858,136      8,081,309     32,104,393(a)(b)(c)(e)  44,043,838
                                                                                       (f)(g)(h)
  Note receivable for common stock..........   (1,125,700)            --                             (1,125,700)
  Accumulated other comprehensive loss......         (119)            --             --                    (119)
  Retained earnings.........................     (939,485)    (2,933,341)     2,933,341(a)             (939,485)
                                              -----------    -----------    -----------             -----------
         Total stockholders' equity.........    1,862,450      5,153,327     35,096,235              42,112,012
                                              -----------    -----------    -----------             -----------
         Total liabilities and stockholders'
           equity...........................  $14,450,153    $ 6,906,719    $30,296,788             $51,653,660
                                              ===========    ===========    ===========             ===========

                                  DYNACS INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                    DYNACS       GRINBERG      CERULEAN      PRO FORMA          PRO FORMA
                                  HISTORICAL    HISTORICAL    HISTORICAL    ADJUSTMENTS        AS ADJUSTED
                                  -----------   -----------   -----------   -----------        -----------
                                                    (b)           (a)
REVENUES:
  Information and applied
     technology.................  $53,896,828    $      --    $       --    $        --        $53,896,828
  Media and entertainment.......    1,398,257      311,170     2,810,086     (1,258,514)(a)      3,260,999
                                  -----------    ---------    ----------    -----------        -----------
          Total revenues........   55,295,085      311,170     2,810,086     (1,258,514)        57,157,827
COST OF REVENUES:
  Information and applied
     technology.................   51,233,756           --            --             --         51,233,756
  Media and entertainment.......    3,063,995       60,301     1,258,514     (1,258,514)(a)      3,124,296
                                  -----------    ---------    ----------    -----------        -----------
          Total cost of
             revenues...........   54,297,751       60,301     1,258,514     (1,258,514)        54,358,052
GROSS PROFIT....................      997,334      250,869     1,551,572             --          2,799,775
GENERAL AND ADMINISTRATIVE
  EXPENSES......................    3,444,599      766,554       515,028       (184,547)(b)      4,541,634
                                  -----------    ---------    ----------    -----------        -----------
OPERATING INCOME (LOSS).........   (2,447,265)    (515,685)    1,036,544        184,547         (1,741,859)
INTEREST EXPENSE (INCOME),
  net...........................      491,279           --        (1,375)     3,142,550(c)(d)    3,632,454
LOSS ON EQUITY METHOD
  INVESTMENT....................       27,867           --            --             --             27,867
                                  -----------    ---------    ----------    -----------        -----------
LOSS BEFORE INCOME TAX..........   (2,966,411)    (515,685)    1,037,919     (2,958,003)        (5,402,180)
INCOME TAX BENEFIT..............    1,360,000      242,234            --        882,769(e)       2,485,003
                                  -----------    ---------    ----------    -----------        -----------
NET (LOSS)......................  $(1,606,411)   $(273,451)   $1,037,919    $(2,075,234)       $(2,917,177)
                                  ===========    =========    ==========    ===========        ===========
PRO FORMA NET LOSS, PER COMMON
  SHARE -- BASIC................                                                               $     (0.29)
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES USED IN
  COMPUTING PRO FORMA NET LOSS
  PER SHARE -- BASIC............                                                                10,238,231
                                                                                               ===========

                                  DYNACS INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 2000


                                                                TOTAL
                                  DYNACS        GRINBERG      PRO FORMA
                                HISTORICAL     HISTORICAL    ADJUSTMENTS           PRO FORMA
                                -----------    ----------    -----------          -----------
                                                  (a)
REVENUES:
  Information and applied
     technology...............  $35,708,540    $      --      $      --           $35,708,540
  Media and entertainment.....      902,902      204,212             --             1,107,114
                                -----------    ---------      ---------           -----------
          Total revenues......   36,611,442      204,212             --            36,815,654
COST OF REVENUES:
  Information and applied
     technology...............   31,798,637           --             --            31,798,637
  Media and entertainment.....    1,722,728       25,991             --             1,748,719
                                -----------    ---------      ---------           -----------
          Total cost of
             revenues.........   33,521,365       25,991             --            33,547,356
GROSS PROFIT..................    3,090,077      178,221             --             3,268,298
GENERAL AND ADMINISTRATIVE
  EXPENSES....................    3,052,803      707,491       (119,489)(a)         3,640,805
                                -----------    ---------      ---------           -----------
OPERATING INCOME (LOSS).......       37,274     (529,270)       119,489              (372,507)
INTEREST EXPENSE, net.........      543,361           --         82,500(b)            625,861
LOSS ON EQUITY METHOD
  INVESTMENT..................       23,223           --             --                23,223
                                -----------    ---------      ---------           -----------
LOSS BEFORE INCOME TAX........     (529,310)    (529,270)        36,989            (1,021,591)
INCOME TAX BENEFIT............      186,000      179,915        (14,056)(c)           351,859
                                -----------    ---------      ---------           -----------
NET LOSS......................  $  (343,310)    (349,355)     $  22,933           $  (669,732)
                                ===========    =========      =========           ===========
PRO FORMA NET LOSS, PER COMMON
  SHARE BASIC.................                                                    $     (0.06)
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES USED IN
  COMPUTING PRO FORMA NET LOSS
  PER SHARE -- BASIC..........                                                     10,497,765
                                                                                  ===========

                          DYNACS INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL:

     The accompanying pro forma information presents the pro forma financial position of Dynacs Inc. and subsidiaries (the Company) as of March 31, 2000, and the pro forma results of operations for the nine-month period ended September 30, 1999, and the six-month period ended March 31, 2000.

     The historical financial statements of the Company were derived from the consolidated balance sheet as of March 31, 2000 and the consolidated statements of income for the nine-, and six-month periods ended September 30, and March 31, 2000. See the Consolidated Financial Statements and notes thereto for the Company included elsewhere in the Prospectus.

2. ACQUISITION OF CERULEAN COLORIZATION LLC:


     During 1999, the Company established Cerulean FXs, Inc., a wholly-owned subsidiary. On August 13, 1999, Cerulean FXs, Inc. acquired all of the membership interests in Cerulean Colorization LLC and issued to its members 20 percent of the shares of Cerulean FXs, Inc. (the Cerulean Members). The shares issued in the exchange were valued at $1,967,262 and are exchangeable at the option of the Cerulean Members into 912,064 shares of Dynacs common stock, upon certain events or automatically convert upon the Company's registration statement being declared effective by the Securities and Exchange Commission
(SEC). The acquisition has been accounted for under the purchased method of accounting.


3. PROPOSED ACQUISITION OF SHERMAN GRINBERG FILM LIBRARIES, INC.

     During May 2000, the company entered into a non-binding letter of intent to acquire Sherman Grinberg Film Libraries, Inc. (Grinberg) in exchange for a maximum of 1,100,000 shares of Company stock. Under the terms of the letter of intent, the Company and Grinberg will enter into a definitive stock purchase agreement upon the effective date of the Company's initial public offering. The acquisition has been accounted for under the purchased method of accounting.

4. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET:

     (a) Reflects the proposed acquisition of Grinberg and assumes the issuance of the maximum number of shares under the letter of intent. Under the proposed acquisition assets and liabilities were adjusted to their fair market value as follows:

     Film library......................................  $2,272,480
     Other assets......................................  $  150,000
     Goodwill..........................................  $2,519,198
     Deferred tax liabilities..........................  $ (904,955)

     In addition, Grinberg's existing common stock of $5,359, additional paid-in capital of $8,081,309 and accumulated deficit of ($2,933,341) were eliminated. The 1,100,000 shares issued by the Company to the sellers were valued at $11,000,000 and resulted in common stock of $11,000 and additional paid in capital of $10,989,000 being recorded.


     (b) Reflects the revaluation of the discount on the Mezzanine loans related to the detachable warrants (348,000) and the beneficial conversion feature ($1,653,000) which have been included as an increase in additional paid in capital.



     (c) Reflects the issuance of 3,000,000 shares of common stock related to the proposed offering based on an offering price of $10 per common share less offering costs of $3,150,000. The issuance

                          DYNACS INC. AND SUBSIDIARIES
results in an increase of $30,000 and $26,820,000 in common stock and additional paid-in capital, respectively.


     (d) Reflects the use of $1,500,000 proceeds of the proposed offering to repay certain long-term debt outstanding as of March 31, 2000.


     (e) Reflects the issuance of 912,064 shares of common stock to sellers of the equity interest in Cerulean Colorization, LLC upon closing of this offering and a reclassification of the $393,452 minority interest into $9,121 of common stock and $384,331 of additional paid in capital.



     (f) Reflects the conversion of the Mezzanine Notes into 483,334 shares of common stock resulting in an increase in common stock of $4,833 and a decrease in additional paid-in-capital of $4,833.



     (g) Reflects the exercise of warrants issued in connection with the Mezzanine Notes into 635,050 shares of common stock resulting in an increase in common stock of $6,351 and a decrease in additional paid-in-capital of $6,351.



     (h) Reflects the exercise of options to purchase 255,480 shares of common stock by the Company's President at $.02 per share. Results in an increase in cash of $5,110, an increase in common stock of $2,555 and an increase in additional paid in capital of $2,555.


5. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1999:

     (a) Reflects the inclusion of the operations of Cerulean FX, Inc. from January 1, 1999 to August 13, 1999, the date of acquisition. During the period from January 1, 1999 to August 13, 1999, Cerulean FX, Inc. outsourced all colorization work to the Company. The pro forma adjustments eliminate $1,258,514 of revenue and the associated cost of colorization revenue incurred by the Company for Cerulean FX, Inc.

     (b) Reflects the inclusion of the operations of Grinberg under the proposed acquisition from January 1, 1999 to September 30, 1999. The pro forma adjustments include the elimination of $348,009 of depreciation and amortization and the amortization of purchase goodwill of $125,962 and the non-compete agreement of $37,500.


     (c) Reflects the increase in interest expense related to the issuance of the Mezzanine Notes as of January 1, 1999 to the date of assumed conversion on April 30, 1999, 120 days after issuance. Interest expense includes interest of $76,300, amortization of discount of $1,247,000, amortization of beneficial conversion feature of $1,653,000 and amortization of debt issuance of cost $290,000.


     (d) Reflects a reduction in interest expense of $123,750 resulting from the use of certain proceeds of the offering to reduce long-term debt.

     (e) For the nine months ended September 30, 1999, reflects the provision for income taxes as if the Company's subsidiaries were C Corporations during the period presented.

6. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX-MONTHS ENDED MARCH 31, 2000:

     (a) Reflects the inclusion of the operations of Grinberg under the proposed acquisition from October 1, 1999, to March 31, 2000. The pro forma adjustments include the elimination of $228,464

                          DYNACS INC. AND SUBSIDIARIES
of depreciation and amortization and the amortization of purchase goodwill of $83,975 and the non-compete agreement of $25,000.

     (b) Reflects a reduction in interest expense of $82,500 resulting from the use of certain proceeds of the offering to reduce long-term debt.

     (c) For the six months ended March 31, 2000, reflects the provision for income taxes as if the Company's subsidiaries were C Corporations during the period presented.

7. PRO FORMA SHARES:

     The weighted average shares used in computing pro forma net income per share are as follows:


                                                          NINE MONTHS     SIX MONTHS
                                                             ENDED          ENDED
                                                         SEPTEMBER 30,    MARCH 31,
                                                             1999            2000
                                                         -------------    ----------
Weighted average outstanding shares of common stock....    6,859,644       6,961,837
Shares of common stock issued to purchase Cerulean.....      912,064         912,064
Conversion of mezzanine notes into shares of common
  stock................................................      325,993         483,334
Exercise of warrants issued in connection with
  mezzanine notes......................................      635,050         635,050
Shares of common stock issued to purchase Grinberg.....    1,100,000       1,100,000
Certain common stock issued in the offering............      150,000         150,000
Options exercised by the Company's President...........      255,480         255,480
                                                          ----------      ----------
  Pro forma, as adjusted shared........................   10,238,231      10,497,765
                                                          ==========      ==========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------


                                3,000,000 SHARES


                                  DYNACS INC.

                                  COMMON STOCK
                            ------------------------
                          H. C. WAINWRIGHT & CO., INC.
                          ROTH CAPITAL PARTNERS, INC.
                            ------------------------
     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     Estimated expenses (other than underwriting discounts and commissions and the underwriters' non-accountable expense allowance) payable in connection with the sale of the Common Stock offered hereby are as follows:



SEC registration fee........................................  $ 11,065
NASD filing fee.............................................     5,126
Nasdaq National Market listing fee..........................    78,875
Printing and engraving expenses.............................   175,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................   250,000
Blue Sky fees and expenses (including legal fees)...........    10,000
Transfer agent and registrar fees and expenses..............     5,000
Miscellaneous...............................................    14,934
          TOTAL.............................................   750,000
                                                              ========


     Dynacs will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and Dynacs' charter and by-laws provide for indemnification of Dynacs' directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Dynacs and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Dynacs' charter and by-laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

     The Underwriting Agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of Dynacs against some liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three fiscal years preceding the filing of this registration statement, Dynacs has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Act"):


     - On January 25, 1999, Dynacs issued options for the purchase of 459,866 shares of common stock to Ravi Venugopal which Mr. Venugopal immediately exercised for the aggregate consideration of $1,127,700. Of this amount, Mr. Venugopal paid $2,000 in cash and the balance of $1,125,700 by issuing to Dynacs a promissory note which is also secured by a pledge of these shares. This note bears interest at the prime rate per annum and matures on January 1, 2001. The options and shares were issued pursuant to Rule 701 under the

Securities Act because Dynacs was not a reporting company under the Securities Exchange Act of 1934 at the time of the grant, and the grant was to an employee pursuant to a compensatory plan.


     - In August 1999, Dynacs issued to Ramesh Venugopal, a brother of Ravi Venugopal, who is a senior Vice President and the Secretary of Dynacs, an aggregate of 114,966 shares of Dynacs' common stock as compensation for Mr. Venugopal's services in setting up the new Dynacs Digital Media Products facility in Batam, Indonesia and for the management of such facility through December 31, 1999. Those shares were issued pursuant to
       Section 4(2) of the Securities Act in that the issuance did not involve a public offering.



     - In August 1999, in connection with our acquisition of Cerulean FXs, Inc., we agreed to issue, upon the consummation of this offering, an aggregate of 912,064 shares of our common stock to Michael Burns, a director-nominee, William Dallas, John Feltheimer and Offense Group Associates, L.P. upon the automatic conversion of their equity interest in our subsidiary, Cerulean FXs, Inc. and options to purchase an aggregate of 255,480 shares of our common stock under our 1999 Long-Term Incentive Plan to Michael Burns, a director-nominee, Stephen Strick and Tracy Pearce. In addition, Michael Burns, a director-nominee, has the right to receive options to purchase 51,097 shares of common stock under the plan in the event we obtain contracts for colorization services in an aggregate amount of $10.0 million no later than August 12, 2002. These options and shares were issued pursuant to Section 4(2) of the Securities Act in that the issuance did not involve a public offering.



     - During the period November 1999 through March 2000, the Company issued to a group of accredited investors an aggregate of $2,900,000 in principal amount of Mezzanine Notes. Each investor received five year warrants to purchase 21,899 shares of our common stock for each $100,000 principal amount of Mezzanine Notes purchased. $1,000,000 principal amount of Mezzanine Notes were sold in "Mezzanine I" during November 1999 and January 2000, and warrants to purchase 218,985 shares of common stock were issued. $1,900,000 aggregate principal amount of Mezzanine Notes were sold in "Mezzanine II" during February and March 2000 and warrants to purchase 416,065 shares of common stock were issued in connection with Mezzanine II (collectively, the "Mezzanine Warrants"). In addition, in connection with the Mezzanine Financings, warrants to purchase an aggregate of 62,834 shares of common stock were issued to H.C. Wainwright & Co., Inc. in consideration for services rendered as placement agent. The Mezzanine Notes, the Mezzanine Warrants and the warrants issued to Wainwright were issued pursuant to Section 4(2) of the Act in that the issuance did not involve a public offering.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
  NO.                              EXHIBIT
-------                            -------
    1.1  Form of Underwriting Agreement.*
    3.1  Restated Certificate of Incorporation.*
    3.4  By-laws.*
    4.1  Form of Registrant's common stock certificate.*
    4.2  Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibit 3.1).*

EXHIBIT
  NO.                              EXHIBIT
-------                            -------
    4.3  Form of Representatives' Warrants, including form of warrant certificate.*
    5.1  Form of opinion of Frankfurt, Garbus, Kurnit, Klein & Selz,
         P.C., counsel to the Registrant.
   10.1  1999 Long-Term Incentive Plan of the Registrant.*
   10.2  Contract with The Boeing Company under Purchase Order No.
         HX3259 effective as of September 22, 1994, as amended.*
   10.3  Contract with NASA under Contract No. NAS10-98001 effective as of October 1, 1997, as amended.+
   10.4  Contract with NASA under Contract No. NAS3-98008 effective as of June 1, 1998, as amended.+
   10.5  Form of Employment Agreement between the Registrant and
         Ramendra Singh.
   10.6  Form of Employment Agreement between the Registrant and Ravi
         Venugopal.
   10.7  Form of Employment Agreement between the Registrant and
         Harry W. Schubele III.
   10.8  Form of Employment Agreement between the Registrant and
         Jayant Ramakrishnan.
   10.9  Form of Employment Agreement between the Registrant and
         Javier E. Benavente.
   10.10 Form of Employment Agreement between the Registrant and
         Robert Rodriguez.
   10.11 Warrant and Senior Subordinated Convertible Note Purchase
         Agreement dated as of November 4, 1999 among the Registrant and the Investors identified therein (including form of Note and Warrant).*
   10.12 Second Warrant and Senior Subordinated Convertible Note
         Purchase Agreement dated as of March 15, 2000 among the
         Registrant and the Investors identified therein (including form of Note and Warrant).*
   10.13 Shareholder Agreement dated as of August 13, 1999 among the
         Registrant, current shareholders of Registrant and former
         owners of Cerulean Colorization, L.L.C.*
   10.14 Registration Rights Agreement dated August 13, 1999 among the Registrant, current shareholders of Registrant and
         former owners of Cerulean Colorization, L.L.C.*
   10.15 Exchange Agreement dated August 13, 1999 among former owners of Cerulean and Registrant.*
   10.16 Contribution and Exchange Agreement dated as of August 12,
         1999 among Registrant, Cerulean FXs, Inc., and former owners of Cerulean FXs, Inc.*
   10.17 Demand Promissory Note and Loan Agreement dated February 20,
         1999 between First National Bank of Florida and the
         Registrant for $4,000,000.*
   10.18 Lease Agreement dated as of October 23, 1998 between
         TechPark Limited Partnership and the Registrant.*
   10.19 Lease Agreement dated as of January 1, 1999 between the
         Registrant and Dynacs Properties, Inc.*
   10.20 Factory Lease Agreement between PT Batamindo Investment
         Corporation and Dynacs Digital Studios PTE Ltd. dated
         November 3, 1998.*
   10.21 Promissory note, dated October 6, 1997, payable by the
         Registrant to Venugopal Srnivasan and Ranjini Srinivasan for
         the principal amount of $200,000.*
   10.22 Promissory note, dated February 15, 1999, payable by the
         Registrant to Venugopal Srinivasan for the principal amount of $110,000.*

EXHIBIT
  NO.                              EXHIBIT
-------                            -------
   10.23 Promissory note, dated March 30, 1999, payable by the
         Registrant to Ramendra P. Singh for the principal amount of
         $160,000.*
   10.24 Promissory note, dated June 10, 1999, payable by the
         Registrant to Peter Likins for the principal amount of
         $400,000.*
   10.25 Promissory note, dated June 10, 1999, payable by the
         Registrant to Robert Skelton for the principal amount of
         $200,000 and extension thereof.*
   10.26 Promissory note, dated February 23, 1999, payable by the
         Registrant to Ravi Venugopal for the principal amount of
         $248,000.*
   10.27 Promissory note, dated August 23, 1999, payable by the
         Registrant to April Singh for the principal amount of
         $89,301.*
   10.28 Form of Lock-up Agreement.*
   10.29 Business Loan Agreement, dated July 7, 2000, between the
         Registrant and First National Bank of Florida.
   10.30 Demand Promissory Note, dated July 7, 2000, payable by the
         Registrant to First National Bank of Florida in the amount of $4,000,000.
   10.31 Commercial Security Agreement, dated July 7, 2000, between the Registrant and First National Bank of Florida.
   10.32 Commercial Guaranty, dated July 7, 2000, from Ramendra P.
         Singh to First National Bank of Florida.
   16.1  Letter on change in certifying accountant.*
   21.1  Subsidiaries of the Registrant.*
   23.1  Consent of Arthur Andersen LLP (Dynacs).
   23.2  Consent of Hoyman, Dobson & Company P.A.
   23.3  Consent of Frankfurt, Garbus, Kurnit, Klein & Selz, P.C.
         (included in Exhibit 5.1).
   23.4  Consent of Yohalem Gillman & Company LLP.*
   23.5  Consent of Arthur Andersen LLP (Cerulean).
   24.1  Power of Attorney (included in the signature page to the registration statement).*
   27.1  Financial Data Schedule. (Dynacs Inc.)*
   27.2  Financial Data Schedule. (Cerulean Colorization, L.L.C.)*
   27.3  Financial Data Schedule (Sherman Grinberg Film Libraries,
         Inc.)*
   99.1  Consent of Michael G. Bolton, as Director-Nominee.*
   99.2  Consent of Michael R. Burns, as Director-Nominee.*
   99.3  Consent of Peter Likins, as Director-Nominee.*
   99.4  Consent of Robert E. Skelton, as Director-Nominee.*
   99.5  Waiver, dated August 20, 1999, from Small Business
         Administration.*


-------------------------

 * Previously filed.
 + Confidential information omitted and filed separately with the Commission.

     (b) Financial Statement Schedules.


     Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counselor the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palm Harbor, Florida, on July 17, 2000.


                                          DYNACS INC.

                                          By:                  *
                                            ------------------------------------
                                                     Ramendra P. Singh
                                                  Chief Executive Officer,
                                                   President and Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                   TITLE(S)                   DATE
                     ---------                                   --------                   ----

                         *                           Chief Executive Officer,           July 17, 2000
---------------------------------------------------  President and Director
                 Ramendra P. Singh                   (Principal Executive Officer)

               /s/ ROBERT RODRIGUEZ                  Chief Financial Officer            July 17, 2000
---------------------------------------------------  (Principal Financial and
                 Robert Rodriguez                    Accounting Officer)

             *By: /s/ ROBERT RODRIGUEZ
   ---------------------------------------------
                 Robert Rodriguez,
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              EXHIBIT
-------                            -------
    1.1  Form of Underwriting Agreement.*
    3.1  Restated Certificate of Incorporation.*
    3.4  By-laws.*
    4.1  Form of Registrant's common stock certificate.*
    4.2  Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibit 3.1).*
    4.3  Form of Representatives' Warrants, including form of warrant certificate.*
    5.1  Form of opinion of Frankfurt, Garbus, Kurnit, Klein & Selz,
         P.C., counsel to the Registrant.
   10.1  1999 Long-Term Incentive Plan of the Registrant.*
   10.2  Contract with The Boeing Company under Purchase Order No.
         HX3259 effective as of September 22, 1994, as amended.*
   10.3  Contract with NASA under Contract No. NAS10-98001 effective as of October 1, 1997, as amended.+
   10.4  Contract with NASA under Contract No. NAS3-98008 effective as of June 1, 1998, as amended.+
   10.5  Form of Employment Agreement between the Registrant and
         Ramendra Singh.
   10.6  Form of Employment Agreement between the Registrant and Ravi
         Venugopal.
   10.7  Form of Employment Agreement between the Registrant and
         Harry W. Schubele III.
   10.8  Form of Employment Agreement between the Registrant and
         Jayant Ramakrishnan.
   10.9  Form of Employment Agreement between the Registrant and
         Javier E. Benavente.
   10.10 Form of Employment Agreement between the Registrant and
         Robert Rodriguez.
   10.11 Warrant and Senior Subordinated Convertible Note Purchase
         Agreement dated as of November 4, 1999 among the Registrant and the Investors identified therein (including form of Note and Warrant).*
   10.12 Second Warrant and Senior Subordinated Convertible Note
         Purchase Agreement dated as of March 15, 2000 among the
         Registrant and the Investors identified therein (including form of Note and Warrant).*
   10.13 Shareholder Agreement dated as of August 13, 1999 among the
         Registrant, current shareholders of Registrant and former
         owners of Cerulean Colorization, L.L.C.*
   10.14 Registration Rights Agreement dated August 13, 1999 among the Registrant, current shareholders of Registrant and
         former owners of Cerulean Colorization, L.L.C.*
   10.15 Exchange Agreement dated August 13, 1999 among former owners of Cerulean and Registrant.*
   10.16 Contribution and Exchange Agreement dated as of August 12,
         1999 among Registrant, Cerulean FXs, Inc., and former owners of Cerulean FXs, Inc.*
   10.17 Demand Promissory Note and Loan Agreement dated February 20,
         1999 between First National Bank of Florida and Registrant for $4,000,000.*
   10.18 Lease Agreement dated as of October 23, 1998 between
         TechPark Limited Partnership and the Registrant.*
   10.19 Lease Agreement dated as of January 1, 1999 between the
         Registrant and Dynacs Properties, Inc.*
   10.20 Factory Lease Agreement between PT Batamindo Investment
         Corporation and Dynacs Digital Studios PTE Ltd. dated
         November 3, 1998.*

EXHIBIT
  NO.                              EXHIBIT
-------                            -------
   10.21 Promissory note, dated October 6, 1997, payable by the
         Registrant to Venugopal Srinivasan and Ranjini Srinivasan
         for the principal amount of $200,000.*
   10.22 Promissory note, dated February 15, 1999, payable by the
         Registrant to Venugopal Srinivasan for the principal amount of $110,000, and extension thereof.*
   10.23 Promissory note, dated March 30, 1999, payable by the
         Registrant to Ramendra P. Singh for the principal amount of
         $160,000, and extension thereof.*
   10.24 Promissory note, dated June 10, 1999, payable by the
         Registrant to Peter Likins for the principal amount of
         $400,000, and extension thereof.*
   10.25 Promissory note, dated June 10, 1999, payable by the
         Registrant to Robert Skelton for the principal amount of
         $200,000, and extension thereof.*
   10.26 Promissory note, dated February 23, 1999, payable by the
         Registrant to Ravi Venugopal for the principal amount of
         $248,000.*
   10.27 Promissory note, dated August 23, 1999, payable by the
         Registrant to Anil Singh for the principal amount of $89,301 and extension thereof.*
   10.28 Form of Lock-up Agreement.*
   10.29 Business Loan Agreement, dated July 7, 2000, between the
         Registrant and First National Bank of Florida.
   10.30 Demand Promissory Note, dated July 7, 2000, payable by the
         Registrant to First National Bank of Florida in the amount of $4,000,000.
   10.31 Commercial Security Agreement, dated July 7, 2000, between the Registrant and First National Bank of Florida.
   10.32 Commercial Guaranty, dated July 7, 2000, from Ramendra P.
         Singh to First National Bank of Florida.
   16.1  Letter on change in certifying accountant.*
   21.1  Subsidiaries of the Registrant.*
   23.1  Consent of Arthur Andersen LLP (Dynacs).
   23.2  Consent of Hoyman, Dobson & Company P.A.
   23.3  Consent of Frankfurt, Garbus, Kurnit, Klein & Selz, P.C.
         (included in Exhibit 5.1).
   23.4  Consent of Yohalem Gillman & Company LLP.*
   23.5  Consent of Arthur Andersen LLP (Cerulean).
   24.1  Power of Attorney (included in the signature page to the registration statement).*
   27.1  Financial Data Schedule. (Dynacs Inc.)*
   27.2  Financial Data Schedule. (Cerulean Colorization, L.L.C.)*
   27.3  Financial Data Schedule (Sherman Grinberg Film Libraries,
         Inc.)*
   99.1  Consent of Michael G. Bolton, as Director-Nominee.*
   99.2  Consent of Michael R. Burns, as Director-Nominee.*
   99.3  Consent of Peter Likins, as Director-Nominee.*
   99.4  Consent of Robert E. Skelton, as Director-Nominee*
   99.5  Waiver, dated August 20, 1999, from U.S. Small Business
         Administration.*


-------------------------


 * Previously filed.

 + Confidential information omitted and filed separately with the Commission.